 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997

                                                     REGISTRATION NO. 333-37597
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                      TELEPORT COMMUNICATIONS GROUP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                13-3173139
  (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                                437 RIDGE ROAD
                             EXECUTIVE BUILDING 3
                           DAYTON, NEW JERSEY 08810
                                (732) 392-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                             JOHN W. THOMSON, ESQ.
                         VICE PRESIDENT AND SECRETARY
                      TELEPORT COMMUNICATIONS GROUP INC.
                              ONE TELEPORT DRIVE
                         STATEN ISLAND, NEW YORK 10311
                                (718) 355-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

      TIMOTHY J. KELLEY, ESQ.                  ROBERT EVANS III, ESQ.
   DOW, LOHNES & ALBERTSON, PLLC                 SHEARMAN & STERLING
   1200 NEW HAMPSHIRE AVENUE, NW                599 LEXINGTON AVENUE
    WASHINGTON, D.C. 20036-6802               NEW YORK, NEW YORK 10022
          (202) 776-2000                           (212) 848-4000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                               EXPLANATORY NOTE

  This Registration Statement contains a preliminary prospectus relating to a public offering of Class A Common Stock of Teleport Communications Group Inc. in the United States and Canada (the "U.S. Offering"), together with separate preliminary prospectus pages relating to a concurrent public offering of Class A Common Stock outside the United States and Canada (the "International Offering"). The complete preliminary prospectus for the U.S. Offering follows immediately after this Explanatory Note. After such preliminary prospectus are the following alternate pages for the preliminary prospectus for the International Offering: a front cover page, an "Underwriting" section and a back cover page. Each such page has been labeled "Alternate Page for International Prospectus." All other pages of the preliminary prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PROSPECTUS    PRELIMINARY PROSPECTUS, DATED NOVEMBER 3, 1997

                                                [LOGO OF TELEPORT COMMUNICATIONS
                                                GROUP(R) INC. APPEARS HERE]

                               15,000,000 SHARES
                       TELEPORT COMMUNICATIONS GROUP INC.
                              CLASS A COMMON STOCK

                                  ----------

  Of the 15,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") of Teleport Communications Group Inc., a Delaware corporation (the "Company" or "TCG"), offered hereby, 9,945,592 shares are being sold by the Selling Stockholder (as defined herein) and the balance of 5,054,408 shares is being sold by the Company. Of the 15,000,000 shares of Class A Common Stock offered hereby, 11,250,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein) and 3,750,000 shares are being offered in a concurrent offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offering") by the International Managers (as defined herein), subject to transfers between the U.S. Underwriters and the International Managers (collectively, the "Underwriters"). The price to public and the aggregate underwriting discount per share are identical for the U.S. Offering and the International Offering. See "Underwriting." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder.

  The Company has two classes of common stock: Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The shares of Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders and except that only the holders of Class B Common Stock, voting separately as a class, are entitled to vote on certain matters relating to the scope of the business of the Company. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. See "Description of Capital Stock." The Class A Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol "TCGI." On October 15, 1997, the last reported sale price of the Class A Common Stock on Nasdaq was $50 5/16 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                           PRICE TO UNDERWRITING PROCEEDS TO SELLING PROCEEDS TO
                            PUBLIC  DISCOUNT(1)    STOCKHOLDER(2)    COMPANY (3)
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Per Share................    $          $               $               $
--------------------------------------------------------------------------------
Total(4).................   $          $               $               $

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(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $994,559 payable by the Selling Stockholder.

(3) Before deducting estimated expenses of $505,441 payable by the Company.

(4) The Company has granted the U.S. Underwriters and the International Managers options exercisable within 30 days after the date hereof to purchase up to 1,687,500 and 562,500 additional shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
 Proceeds to Company will be $   , $    and $   , respectively. See
 "Underwriting."

                                  ----------

  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued or delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will
be made in New York, New York on or about      , 1997.

                                  ----------
MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
                      DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                       BEAR, STEARNS & CO. INC.
                                                       DEUTSCHE MORGAN GRENFELL

                                  ----------

                  The date of this Prospectus is      , 1997.

    [MAP OF UNITED STATES SHOWING TCG'S OPERATIONAL CITIES AND CITIES UNDER
       DEVELOPMENT, AS WELL AS BIZTEL'S 38 GHz LICENSED COVERAGE AREAS.]

                                  [TCG LOGO]

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING PURCHASES OF THE CLASS A COMMON STOCK TO STABILIZE THEIR MARKET PRICE, PURCHASES OF THE CLASS A COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE CLASS A COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the information and financial statements, including notes thereto, incorporated by reference herein. References in this Prospectus to "TCG" or the "Company" refer to Teleport Communications Group Inc. and its consolidated subsidiaries, unless the context otherwise requires. Unless otherwise indicated, as used herein, the terms "pro forma" or "on a pro forma basis" assume that the reorganization of the Company undertaken in June 1996 in connection with the Company's initial public offering (the "Reorganization") had occurred at the beginning of the year presented. Unless otherwise indicated, the information set forth in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment options.

                                  THE COMPANY

  Teleport Communications Group Inc. is the first and largest competitive local exchange carrier ("CLEC") in the United States and offers comprehensive all-distance telecommunications services in major metropolitan markets nationwide. The Company competes with incumbent local exchange carriers ("ILECs") as "The Other Local Phone Company(R)" by providing high quality, integrated telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, healthcare and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers, wireless communications and financial services companies. TCG offers these customers technologically advanced telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. As of September 30, 1997, the Company's high capacity state-of-the-art digital networks were operational in 57 metropolitan markets, including 18 of the 20 largest metropolitan areas. Company networks are located primarily in metropolitan areas including New York/New Jersey, Los Angeles, Chicago, San Francisco, Philadelphia, Boston, Detroit, Baltimore, Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford, Omaha, Providence, Cleveland, Portland (Oregon), Salt Lake City, Nashville, Chattanooga, Knoxville and Birmingham. Additional TCG networks are in various stages of development for the metropolitan areas of Cincinnati, Columbus
(Ohio), Charlotte, Tampa Bay, Sacramento, Minneapolis-St. Paul, Atlanta and Orlando. Upon completion of these networks, the Company will operate networks in 65 metropolitan markets including 28 of the 30 largest metropolitan areas. As of June 30, 1997, the Company's fiber optic networks spanned over 7,870 route miles, contained over 398,774 fiber miles and served approximately 10,900 buildings.

  TCG has grown rapidly over the last several years, expanding its existing networks, developing new networks and increasing its service offerings. On a pro forma basis, the Company's revenues would have increased to $283.4 million for 1996 from $184.9 million for 1995, an increase of $98.5 million, or 53%. For the six month period ended June 30, 1997, the Company's revenues were $212.5 million, an increase of 72% over its revenues on a pro forma basis for the comparable period in 1996. Substantially all of this growth was derived from the provision of local telecommunications services.

  Total revenues from the local telecommunications market in the United States were estimated to have been approximately $100 billion in 1996. In the past, competitive access providers, including the Company, were limited to serving only the dedicated services portion of this market, which was estimated to have been approximately $5.5 billion in 1996, whereas the local switched services portion of this market for business customers was estimated to have been approximately $60 billion. The Company has been expanding into the switched services market over the last six years by constructing switched networks and obtaining the necessary regulatory authorizations and interconnection arrangements to become a CLEC.

  The Company believes that it is well positioned with the passage and initial implementation of the Telecommunications Act of 1996 (the "1996 Act") to address a significantly larger portion of the telecommunications market and to improve its operating margins in the switched and dedicated services markets by expanding its networks, installing additional high capacity digital switches (as well as increasing the switching capacity of existing switches) and offering new products and services. Also, in 1996, the Company introduced a new service offering consisting of basic Internet access for business customers, and in February 1997 TCG acquired CERFnet Services, Inc. ("CERFnet"), a leading regional Tier I Internet service provider ("ISP") for business customers. As of June 30, 1997, the Company offered a variety of Internet services in 22 metropolitan areas.

  In September 1997 the Company introduced a general long distance service offering packaged with its existing local services in 22 metropolitan areas. The service is being provided primarily through the resale of other carriers' services, although the Company provides long distance services over its own facilities wherever possible.

  TCG has historically benefited from its relationships with the parents of its Class B stockholders, TCI Communications, Inc. (together with its consolidated subsidiaries, "TCI"), Cox Communications, Inc. (together with its consolidated subsidiaries, "Cox"), Comcast Corporation (together with its consolidated subsidiaries, "Comcast") and MediaOne of Delaware, Inc., formerly Continental Cablevision, Inc. (together with its consolidated subsidiaries, "Continental") (collectively, the "Cable Stockholders"), which are among the largest cable television companies in the United States. Through such relationships, the Company has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its networks in a rapid, efficient and cost-effective manner.

  The Company believes that it has several advantages that enable it to compete successfully in the new competitive telecommunications marketplace, including
(i) extensive, technologically advanced networks located or under development in major metropolitan markets nationwide, (ii) state-of-the-art information systems, (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in the telecommunications industry, (iv) positive relationships with its broad array of commercial customers, (v) TCG's reputation for high quality service, and (vi) established relationships with cable television operators.

                               BUSINESS STRATEGY

  As a premier competitive local telecommunications carrier, the key elements of the Company's business strategy are to:

 . PROVIDE A WIDE RANGE OF LOCAL TELECOMMUNICATIONS SERVICES. The Company provides a broad array of telecommunications services to meet the voice, data and video transmission needs of its customers, including basic local exchange telephone services, enhanced switched services, dedicated services, high speed switched data services, Internet services, disaster avoidance services and video channel transmission services. Switched services revenue increased 87% for the six months ended June 30, 1997 from the switched services revenue for the six months ended June 30, 1996 on a pro forma basis. In the first six months of 1997, approximately 43% of the Company's revenues were generated from switched services. The Company expects a growing portion of its revenue to be derived from basic local exchange telephone services, enhanced switched services, Internet services and high speed switched data services as it continues to deploy digital switches in its markets.

 . FOCUS ON BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS. The Company's networks serve large metropolitan markets, which have significant concentrations of telecommunications-intensive businesses. The Company's customers in these markets include financial services companies, media and insurance companies, long distance carriers and resellers, healthcare and educational institutions, governmental agencies, Internet service providers, disaster recovery service providers, wireless communications companies, residential multiple dwelling units and an increasing number of small and medium-sized business customers. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant services providers, cable television companies and long distance carriers, to resell TCG's services. For the six months ended June 30, 1997, approximately 63% of the Company's revenues were generated from business customers (including resellers) and approximately 37% were generated from long distance and local carrier customers.

 . OFFER ALL-DISTANCE SERVICES. The Company believes there is a growing demand, especially from small to medium-sized businesses, for telecommunications carriers to offer comprehensive packages of services so that a customer may obtain most or all of its telecommunications needs from a single provider. In September 1997 TCG broadened its existing long distance products into a general offering of long distance services in 22 metropolitan areas. These services have enhanced features and are available packaged with the Company's already comprehensive offerings of local services. TCG leverages its existing network investment by routing and switching as great a portion of long distance services as possible over its existing local and regional facilities, with the balance of such services being provided by the resale of the services of other carriers. For example, the Company has substantially completed a reconfiguration of the many adjacent local networks it operates between Boston and Washington, D.C. into a regional network covering a geographic area extending from southern New Hampshire to northern Virginia.

 .  EXPAND GEOGRAPHIC REACH AND DENSITY OF EXISTING NETWORKS AND ENTER NEW
   MARKETS. In response to customer demand, the Company continues to increase the geographic reach and density of its existing networks by deploying additional fiber optic rings and connecting additional customers to its networks. The Company anticipates that making significant capital expenditures over the next several years to expand its existing networks and to develop new networks will lead to significant increases in revenue opportunities. The Company may also make selected acquisitions. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, ILECs, railways, subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. In the course of expanding its networks, the Company also has the ability to reach TCG customers by reselling all or a portion of the telecommunications services offered by ILECs. However, the Company believes that the extensive geographic reach and density of its networks make it less reliant than other CLECs on the networks of the ILECs. In addition, where appropriate, the Company has the ability to link its customers to its networks through a variety of technologies including the use of microwave services, including 38 GHz milliwave. The Company plans to expand into additional metropolitan markets, which the Company believes will further broaden its customer base and enhance its ability to attract national business accounts for its services.

 . OFFER HIGH QUALITY NETWORKS AND SUPERIOR CUSTOMER SERVICE. TCG believes that it offers cost and service quality advantages over ILECs as a result of its integrated operations, customer support, network monitoring and management systems and state-of-the-art technology deployed in the Company's digital networks. TCG consults closely with its customers to develop competitively priced telecommunications services that are tailored to their particular needs. The Company's centrally managed customer care and support operations are also designed to facilitate the processing of orders for changes and upgrades in services. TCG believes that it provides greater attention and responsiveness to its customers than do the ILECs.

 . BENEFIT FROM WORKING RELATIONSHIPS WITH CABLE TELEVISION OPERATORS. Through its relationships with cable television operators, including the Cable Stockholders, the Company has historically been able to utilize existing rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. The Company is currently working with certain Cable Stockholders for the provisioning of residential or multiple dwelling unit telephony services over the cable television operators' hybrid fiber-coaxial networks with TCG providing switching, call processing, calling features and ancillary services. Beginning as technical trials, these efforts have expanded into limited commercial offerings in certain locations in Connecticut, Michigan, California, Illinois, Maryland and Florida.

 . SPEARHEAD REGULATORY REFORM. As the first and largest CLEC, TCG has been at the forefront of industry efforts for over a decade to introduce competition to the local telecommunications market. The Company has aggressively pursued the goal of making competitive local exchange services economically, technically and operationally feasible by working for legislative and regulatory reform and through negotiations with ILECs. The Company has continued its regulatory reform activities in an effort to ensure that the 1996 Act is implemented and interpreted in a manner that promotes fair competition for telecommunications services.

 . CAPITALIZE ON MANAGEMENT TEAM EXPERIENCE. TCG's management team is comprised of executives who are recognized as leaders in the development of the competitive local telecommunications industry. This management team has extensive operational, technical, financial and regulatory expertise as well as a proven track record in a rapidly changing marketplace.

                              THE REORGANIZATION

  Prior to its initial public offering in 1996, the Company was owned by subsidiaries of the Cable Stockholders. The business was operated through TCG and, beginning in 1992, TCG Partners, which is a New York general partnership which was initially owned by the Cable Stockholders in the same percentages as TCG. TCG Partners was formed to invest, with TCG, the Cable Stockholders and other cable operators, in 14 local market partnerships (the "Local Market Partnerships") to develop and operate local telecommunications networks. The Local Market Partnerships were owned by TCG, and/or TCG Partners and certain of the Cable Stockholders which had cable operations in the particular markets addressed by the Local Market Partnerships and, in some cases, other cable operators in such markets. To simplify this complex ownership structure, the Company and the Cable Stockholders agreed to consolidate the ownership of TCG Partners and of the Local Market Partnerships as wholly-owned subsidiaries of TCG (the "Reorganization"). As part of this process, certain of the other cable operators agreed to sell their interests in the Local Market Partnerships to TCG directly or through a Cable Stockholder. See "Certain Relationships and Related Transactions--The Reorganization". The financial statements for one of the Local Market Partnerships were previously consolidated with those of TCG. Therefore, as a result of the Reorganization, TCG consolidated the financial statements of only 13 of the 14 Local Market Partnerships.

                            THE SELLING STOCKHOLDER

  Continental Holding Company, a Massachusetts business trust the shares of which are owned by MediaOne of Delaware, Inc. ("MediaOne"), is the Selling Stockholder. MediaOne, which is wholly owned by U S WEST, Inc. ("U S WEST"), was formerly known as Continental Cablevision, Inc. Continental acquired its interest in TCG in May 1993. Prior to the consummation of the Reorganization in June 1996, Continental had designated two individuals to serve on the Board of Directors of the Company. Upon consummation of the Offering, the Selling Stockholder will not hold any shares of Class B Common Stock or Class A Common Stock and, for purposes of this Prospectus, will no longer be deemed to be a "Cable Stockholder."

  On November 15, 1996, Continental was acquired by U S WEST. In connection with such acquisition, on November 5, 1996, the U.S. Department of Justice announced, and on February 28, 1997, a final judgment was entered (the "Final Judgment") with respect to, a settlement with U S WEST and Continental pursuant to which U S WEST was required to reduce its ownership in TCG below 10% by June 30, 1997, and is required to eliminate such ownership entirely by December 31, 1998. On February 19, 1997, pursuant to the Amended and Restated Stockholders' Agreement dated June 26, 1996, between TCG and the Cable Stockholders (the "Amended Stockholders' Agreement"), the Selling Stockholder converted 4,000,000 shares of Class B Common

Stock into 4,000,000 shares of Class A Common Stock and in accordance with the provisions of Rule 144, promulgated by the Commission under the Securities Act, transferred these shares to one or more third parties. Thereafter, Continental converted an additional 4,500,000 shares of Class B Common Stock, pursuant to the Amended Stockholders' Agreement, and in accordance with the provisions of said Rule 144 transferred 3,840,000 of such shares to one or more third parties. On September 30, 1997, Continental owned 9,285,592 shares of Class B Common Stock and 660,000 shares of Class A Common Stock representing 7.4% of the combined voting power of the Class A Common Stock and Class B Common Stock.

  On July 2, 1997, Continental delivered to the Company a request, pursuant to the Amended Stockholders' Agreement, that the Company effect the registration of 10,285,592 shares of Class A Common Stock. As required by the Amended Stockholders' Agreement, Continental gave notice to the remaining Cable Stockholders of its intention to convert 10,285,592 shares of Class B Common Stock into a like number of shares of Class A Common Stock, and gave the remaining Cable Stockholders the right, pursuant to the Amended Stockholders' Agreement, to purchase these shares in lieu of conversion. The remaining Cable Stockholders declined to accept this offer. The Company will not be required, pursuant to the Amended Stockholders' Agreement, to effect a registration of shares of Class A Common Stock of the remaining Cable Stockholders for twelve months from the effective date of the Registration Statement of which this Prospectus is a part.

                              RECENT DEVELOPMENTS

  Third Quarter 1997 Results. On October 29, 1997, the Company reported its third quarter financial and operating data. The Company reported third quarter revenues of $131.4 million. TCG's switched services revenue at the end of the third quarter represented 46% of total revenues and Internet and enhanced data services revenues were 4.7% of total revenues. Operating expenses for the Company were 57.2% of revenues and selling, general and administrative expenses for the Company were 33.9% of revenues for the third quarter. EBITDA for the third quarter was $11.8 million and EBITDA margin was 9.0% of revenues. Net loss for the third quarter was $53.8 million or $0.32 per share of Common Stock. At September 30, 1997, total access lines for switched services were 249,504, voice grade equivalents were 6.28 million and high speed data circuits in service totaled 669. TCG's capital expenditures during the quarter totaled $118.0 million. Total fiber optic route miles at the end of the third quarter were 8,680. Total buildings served were 12,328. Total sales and marketing employees at the end of the third quarter were 643 out of total employees of 2,899.

  BizTel Communications, Inc. On October 29, 1997, the Company acquired the remaining 50.1% equity interest in BizTel Communications, Inc. ("BizTel") not owned by the Company in exchange for the issuance of 1,667,631 shares of the Company's Class A Common Stock. The Company had previously acquired a 49.9% interest in BizTel in February 1996. BizTel holds Federal Communications Commission ("FCC") licenses to provide telecommunications services utilizing 38 GHz digital milliwave transmission in over 200 geographic areas, which include more than 95 of the 100 largest metropolitan markets and all markets where TCG operates. BizTel's 38 GHz milliwave services can be used by TCG to economically connect customers to the Company's fiber optic networks, to provide network redundancy, diverse routing or quick temporary installations and to provide stand-alone facilities where the Company does not have fiber optic networks.

  CERFnet Services, Inc. On February 4, 1997, the Company acquired from General Atomic Technologies Corporation and General Atomics all the outstanding capital stock of CERFnet, a leading regional provider of Internet-related services to businesses, including dial-up and dedicated Internet access, World Wide Web hosting, and colocation services and Internet training. TCG issued to General Atomics, CERFnet's former controlling stockholder, 2,100,000 shares of its Class A Common Stock and granted to General Atomics and certain of its stockholders certain registration rights with respect to such shares. After the acquisition, the name of CERFnet was changed to TCG CERFnet, Inc.

  Eastern TeleLogic Corporation. Effective as of March 1, 1997, the Company completed its acquisition of Eastern TeleLogic Corporation ("ETC") for 2,757,083 shares of TCG's Class A Common Stock. The Company also assumed $53 million in ETC debt and loaned $115 million to ETC, the proceeds of which were used by ETC to redeem the stock held by certain minority shareholders. The acquisition of ETC provides TCG with access to the Philadelphia market, the nation's fifth largest market, and allows TCG to establish a contiguous network between Boston and Washington, D.C. ETC operates a Class 5 digital telephone switch on its 525-mile fiber optic network which connects to more than 360 buildings. After the acquisition, the name of ETC was changed to TCG Delaware Valley, Inc. See "Certain Relationships and Related Transactions."

  Potential Acquisition. The Company is negotiating with a CLEC, a majority of the equity of which is owned by a Cable Stockholder, to purchase substantially all of its assets used in connection with its fiber optic communications system. If the parties sign a definitive purchase agreement relating to this acquisition and pending the closing of such transaction, the Company would provide certain services in connection with the operations of such communications system. The proposed purchase price is approximately $55 million in cash and the Company would be required to assume certain obligations of the seller.

  Management believes that the telecommunications industry, including the CLEC industry, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of companies or their assets, and other joint venture and investment transactions of various structures and sizes involving telecommunications companies. Management also believes that the Company is well positioned to participate in this consolidation trend. The Company, like other telecommunications companies, participates from time to time in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other telecommunications companies. However, the Company has not reached any agreements, in principle or otherwise, with respect to any material transaction and no assurances can be given as to whether any such transaction may be consummated or, if so, when.

  The Company's principal executive offices are located at 437 Ridge Road, Executive Building 3, Dayton, New Jersey 08810, and its telephone number is 732-392-2000.

                               RISK FACTORS

  Prospective purchasers of the Class A Common Stock should consider all of the information contained in this Prospectus before making an investment in the Class A Common Stock. In particular, prospective purchasers should consider the factors set forth herein under "Risk Factors."

                                  THE OFFERING

Class A Common Stock
 Offered:

 U.S. Offering.............    11,250,000 shares

 International Offering....     3,750,000 shares

  Total....................    15,000,000 shares

Class A Common Stock
 Offered by the Selling
 Stockholder................    9,945,592 shares

Class A Common Stock
 Offered by the Company.....    5,054,408 shares

  Total.....................   15,000,000 shares

Common Stock to be
 outstanding after the
 Offering:

 Class A Common Stock.......   58,825,012 shares(1)


 Class B Common Stock.......  113,489,040 shares

  Total.....................  172,314,052 shares(1)


Use of Proceeds.............  The net proceeds to the Company are estimated to be $245.5 million. The Company intends to use such net proceeds to expand and develop existing and new networks, which may include acquisitions, and for other general corporate purposes and working capital. See "Use of Proceeds." The Company will not receive any proceeds from the sale of the shares offered by the Selling Stockholder.

Voting Rights...............  Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. The holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law and except that only the holders of the Class B Common Stock, voting separately as a class, are entitled to vote on certain matters relating to the scope of the business of the Company. Immediately following the completion of the Offering, the Cable Stockholders will have approximately 95.2% of the combined voting power of the Company's outstanding Common Stock and generally will have the collective ability to control all matters requiring stockholder approval, including the election of directors. See "Security Ownership of Management, Principal Stockholders and Selling Stockholder" and "Description of Capital Stock."

Nasdaq National Market
 Symbol.....................  "TCGI"
--------
(1) Excludes (i) 10,688,977 shares of Class A Common Stock reserved for issuance under the TCG 1993 Stock Option Plan (under which options to purchase approximately 4,222,076 shares had been granted and were outstanding as of September 30, 1997, at a weighted average exercise price per share of $13.66, (ii) 1,500,000 shares of Class A Common Stock reserved for issuance under the TCG 1997 Employee Stock Purchase Plan, (iii) 409,983 shares of Class A Common Stock reserved for issuance under the TCG 1996 Equity Incentive Plan, (iv) 990,335 shares of Class A Common Stock reserved for issuance under the TCG Restricted Stock and Bonus Plan, under which 283,592 shares have been distributed in the form of restricted stock awards, and (v) 49,094 shares of Class A Common Stock reserved for issuance under the TCG Directors Stock Plan. Of the approximately 4,222,076 shares of Class A Common Stock underlying the options granted under the Stock Option Plan, options representing 1,388,664 shares are exercisable as of September 30, 1997.

      SUMMARY CONSOLIDATED AND COMBINED FINANCIAL AND OTHER OPERATING DATA

  The following tables present summary combined financial data derived from the audited historical financial statements of TCG and TCG Partners for 1992. Historical summary combined financial data for the years 1993, 1994 and 1995 have been derived from the combined audited historical financial statements of TCG and TCG Partners, and the historical summary consolidated financial data set forth below for 1996 have been derived from the consolidated audited historical financial statements of TCG. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated Financial Statements of TCG and the combined Financial Statements of TCG and TCG Partners and the notes thereto incorporated by reference in this Prospectus. The financial statements for the years 1994 through 1996 have been audited by Deloitte & Touche llp, independent auditors, whose report, included in TCG's Annual Report on Form 10-K for the year ended December 31, 1996, as amended (the "1996 Form 10-K"), has been incorporated by reference herein. The following tables also present historical summary combined unaudited financial data for the six months ended June 30, 1996 and historical summary consolidated unaudited financial data for the six months ended June 30, 1997 and selected unaudited pro forma financial data for the six months ended June 30, 1996, as if the Reorganization consummated in June 1996 had occurred at the beginning of each period. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The summary unaudited pro forma financial information does not purport to represent what TCG's and TCG Partners' results of operations would actually have been if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed, nor are they indicative of the Company's future results.

                                       YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                     ----------------------------------------------------------------- ---------------------------------
                                                                         PRO FORMA (1)
                                                                            FOR THE              PRO FORMA (1)
                                                                           REORGANI-                FOR THE
                                                                            ZATION               REORGANIZATION
                       1992      1993      1994       1995      1996         1996        1996         1996        1997
                     --------  --------  ---------  --------  ---------  ------------- --------  -------------- --------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 Telecommunications
  services........   $ 57,256  $ 82,374  $  99,983  $134,652  $ 244,864    $ 283,383   $ 84,717    $ 123,236    $212,508
 Management and
  royalty fee from
  local market
  partnerships(2)..       --      1,555     20,691    31,517     22,805          --      22,805          --          --
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
 Total revenues...     57,256    83,929    120,674   166,169    267,669      283,383    107,522      123,236     212,508
Operating
 expenses.........     28,820    54,218     76,572    93,118    157,591      172,374     62,336       77,117     124,964
Selling, general
 and
 administrative(3)..   19,625    34,281     39,989    50,475     85,025       98,436     29,380       42,792      72,734
Depreciation and
 amortization.....     12,035    16,197     19,933    37,837     78,416       96,260     26,959       44,154      67,011
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Operating (loss)..     (3,224)  (20,767)   (15,820)  (15,261)   (53,363)     (83,687)   (11,153)     (40,827)    (52,201)
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Interest:
 Interest income..        446     1,072      1,711     4,067     30,219       29,163      2,670        1,614      18,041
 Interest
  expense.........     (1,508)   (1,407)    (5,079)  (23,331)   (73,633)     (66,946)   (17,622)     (10,935)    (58,251)
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Net interest
 expense..........     (1,062)     (335)    (3,368)  (19,264)   (43,414)     (37,783)   (14,952)      (9,321)    (40,210)
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Minority
 interest(4)......       (142)      796      1,395       663      3,520        4,713        856        2,049         --
Equity in losses
 of unconsolidated
 affiliates.......        --     (2,114)   (11,763)  (19,541)   (19,400)      (7,650)   (12,394)        (645)     (2,833)
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Loss before income
 taxes............     (4,428)  (22,420)   (29,556)  (53,403)  (112,657)    (124,407)   (37,643)     (48,744)    (95,244)
Income tax benefit
 (provision)......        --      4,149       (433)     (401)    (2,193)      (2,193)      (792)        (792)     (1,116)
                     --------  --------  ---------  --------  ---------    ---------   --------    ---------    --------
Net (loss)........   $ (4,428) $(18,271) $ (29,989) $(53,804) $(114,850)   $(126,600)  $(38,435)   $ (49,536)   $(96,360)
                     ========  ========  =========  ========  =========    =========   ========    =========    ========
Net (loss) per
 share............   $  (0.06) $  (0.26) $   (0.43) $  (0.77) $   (1.00)   $   (0.86)  $  (0.54)   $   (0.37)   $  (0.59)
OTHER DATA:
EBITDA(5).........   $  8,811  $ (4,570) $   4,113  $ 22,576  $  25,053    $  12,573   $ 15,806    $   3,327    $ 14,810
Cash flow from
 operating
 activities.......      6,541    47,438     87,753    36,141     93,618          --      10,077          --      (21,596)
Cash flow from
 investing
 activities.......    (41,253) (149,107)  (265,026) (207,967)  (913,513)         --    (136,583)         --     (143,324)
Cash flow from
 financing
 activities.......     34,067   129,822    171,557   157,688  1,085,573          --     160,704          --       (4,870)
Capital
 expenditures.....     47,505   155,184    143,276   154,807    308,112      358,204     75,496      126,590     217,871
Ratio of earnings
 to fixed
 charges(6).......        --        --         --        --         --           --         --           --          --

                                        AS OF DECEMBER 31,                       AS OF JUNE 30,
                          -------------------------------------------------- ---------------------
                            1992      1993      1994      1995       1996       1996       1997
                          --------  --------  --------  --------  ---------- ---------- ----------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities.............  $  3,563  $ 31,716  $ 26,000  $ 11,862  $  718,346 $   46,060 $  469,680
Working capital.........   (12,507)  (15,278)  (32,719)  (47,083)    545,325    880,310    311,298
Fixed assets--at cost...   193,650   329,686   422,964   545,653   1,304,229  1,072,616  1,586,060
Total assets............   171,583   365,202   486,983   614,793   2,050,097  2,420,416  2,160,157
Long-term debt
 (including capital
 lease obligations).....    49,679    29,689   200,462   368,464   1,021,063    990,540  1,104,214
Minority interest.......     6,201    12,661     2,903     4,409         --      18,099        --
Stockholders' equity and
 partners' capital
 (deficit)..............    77,371   209,141   179,152   125,348     796,870    845,155    804,196

                                       AS OF DECEMBER 31,
                         ----------------------------------------------- AS OF JUNE 30,
                          1992     1993      1994      1995      1996         1997
                         ------- --------- --------- --------- --------- --------------
OPERATING DATA(7):
Metropolitan markets
 served.................      10        18        33        48        51          57
Route miles.............     891     1,952     3,902     5,428     6,744       7,870
Fiber miles.............  42,902    90,700   167,314   253,285   346,039     398,774
Voice grade circuits.... 659,810 1,101,317 1,759,058 2,870,837 4,428,770   5,621,953
Digital telephone
 switches...............       2         4         6        21        25          30
Employees...............     316       725     1,125     1,499     2,050       2,673

--------
(1) Pro forma adjustments include the reversal of TCG's equity in the losses of 13 Local Market Partnerships for 1996, as well as amortization of the goodwill which was recorded upon the Reorganization and related transactions and the conversion of subordinated debt to parent to equity. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the transactions occurred at the beginning of the periods presented or of the results to be achieved in the future.
(2) Under the terms of various management services arrangements among TCG and its unconsolidated Local Market Partnerships and certain other affiliates, TCG provided operating and administrative support services to such entities, for which it earned management fees. Upon consummation of the Reorganization, these fees were no longer reflected as revenues.
(3) Included in selling, general and administrative expenses are expenses incurred for services provided to the Local Market Partnerships, in the amounts of $1.4 million, $19.4 million, $29.6 million, $21.4 million and $21.4 million for the years 1993, 1994, 1995 and 1996 and the six months ended June 30, 1996, respectively.
(4) Minority interest reflects Fidelity Communications Inc.'s equity interest in Teleport Communications Boston for 1992, 1993 and 1994; a Cox affiliate's interest in TCG San Diego for 1993 and 1994; and TCI and Continental affiliates' interests in TCG St. Louis for 1994 and 1995 and the six months ended June 30, 1996. In 1996, after giving effect to the Reorganization and the 1996 Offerings (as defined herein), the minority interest reflects Viacom Telecom, Inc.'s equity interests of 22.2% and 22.9% in TCG Seattle and TCG San Francisco, respectively, and InterMedia Partners' equity interest of 4.2% in TCG San Francisco. In 1997, TCG no longer records minority interest for the Local Market Partnerships due to the completion of the Reorganization.
(5) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization, minority interest and equity in losses of unconsolidated affiliates. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flows or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA.
(6) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the years 1992, 1993, 1994, 1995 and 1996 and the six months ended June 30, 1996 and June 30, 1997, earnings were insufficient to cover fixed charges by $4.4 million, $23.2 million, $31.0 million, $54.1 million, $116.2 million, $38.5 million and $95.2 million, respectively. On a pro forma basis, earnings would have been insufficient to cover fixed charges by $129.1 million for the year ended December 31, 1996.
(7) Operating data in all periods reflect operations of TCG, TCG Partners and the Local Market Partnerships and are derived from unaudited non-financial records which were prepared by the Company.

                                 RISK FACTORS

  Prior to purchasing any of the shares of Class A Common Stock offered hereby, prospective investors should consider carefully the following factors in addition to the other information contained or incorporated by reference in this Prospectus.

NEGATIVE CASH FLOW AND OPERATING LOSSES

  The capital expenditures of TCG associated with the installation, development, expansion and acquisition of its existing and new telecommunications networks are substantial, and a significant portion of these expenditures generally are incurred before any revenues are realized. These expenditures, together with associated initial operating expenses, generally result in negative cash flow and operating losses until an adequate customer base and revenue stream for these networks have been established. The Company expects to incur net losses for the foreseeable future as it continues to install, develop, expand and acquire its existing and new telecommunications networks and as it expands its long distance and Internet services. There can be no assurance that an adequate revenue base will be established in each of the Company's networks or that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

SIGNIFICANT CAPITAL REQUIREMENTS

  The development and expansion of the Company's existing and new networks and services, including long distance services, will require significant additional capital expenditures. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as additional opportunities develop, the Company plans to make additional capital investments in its networks that are required to pursue such opportunities.

  The Company expects to meet its capital needs with the proceeds of the 1996 Offerings, the proceeds of the Offering, internally generated cash flow, together with the proceeds from existing and future credit facilities and other borrowings, and the proceeds from sales of additional debt and equity securities. TCG New York, Inc., a wholly owned subsidiary of the Company ("TCGNY"), has entered into an Amended and Restated Loan Agreement (the "Revolving Credit Agreement"), pursuant to which certain financial institutions have agreed to lend TCGNY up to $400 million to be used in part to fund the Company's expansion and development of its networks, of which $380.2 million was available as of August 31, 1997. The ability of TCGNY to make distributions to the Company and to borrow the undrawn portion of the commitment under the Revolving Credit Agreement is subject to the compliance by TCGNY with the covenants contained therein.

  The incurrence of long-term indebtedness by TCG in an amount in excess of $4 billion is subject to certain state regulatory approval in New York and in New Jersey.

  There can be no assurance that TCG will be successful in generating sufficient cash flow or raising debt or equity capital in sufficient amounts on terms acceptable to it. The failure to generate sufficient cash flow or to raise sufficient funds may require the Company to delay or abandon some or all of its development and expansion plans, which could have a material adverse effect on TCG's growth, its ability to compete in the telecommunications services industry and its ability to service its debt. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

  The Company is highly leveraged. As of June 30, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, TCG would have had approximately $1.1 billion of consolidated total debt and $1.0 billion of consolidated stockholders' equity. See "Use of Proceeds." The degree to which the Company is leveraged could have a material adverse effect upon the Company. For example: (i) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, working capital or general corporate or other purposes may be limited, (ii) a substantial portion of TCG's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its debt and (iii) TCG's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, a failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

  Although TCG believes that it will be able to generate sufficient cash flow from operations to meet its debt service obligations as they become due, if it is unable to do so, it could face liquidity problems. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion of its long-term debt. There can be no assurance, however, that TCG will be able to successfully renegotiate such terms or refinance its indebtedness on terms acceptable to it. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, TCG would have to consider various other options such as the sale of certain assets to meet its required debt service, the sale of additional equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under law.

RISKS OF EXPANSION

  The Company's continued expansion and development of its networks will depend on, among other things, the Company's ability to assess markets, design fiber network backbone routes, install facilities, acquire rights-of-way and building access, including roof rights, obtain any required governmental authorizations and permits and implement interconnection with ILECs, all in a timely manner, at reasonable costs and on terms and conditions acceptable to TCG. The Company's ability to manage this expansion effectively will require it to continue to implement and improve its operational, billing and financial systems and to expand, train and manage its employee base. TCG's inability to expand its existing networks or install new networks or manage effectively such expansion and installation could have a material adverse effect upon the Company's business strategy, financial condition and results of operations. In addition, to the extent that the Company's expansion is carried out through acquisitions, there can be no assurance that any desired acquisition could be made in a timely manner on terms and conditions acceptable to the Company or that any such acquisition could be successfully integrated into the Company's operations.

  Currently, TCG's services are predominantly local. However, TCG is rapidly expanding into other related telecommunications services, such as Internet services and long distance. As the Company expands into new categories of telecommunications services it will incur certain additional risks in connection with such expansion, including technological compatibility risks, increased risk of losses from unauthorized use of long distance services, increased risk of liability from Internet services, legal and regulatory risks, increased customer credit risks and possible adverse reaction by some of its current customers.

DEPENDENCE UPON INTERCONNECTION WITH ILECS; SUBSTANTIAL COMPETITION

  The Company faces substantial and increasing competition in each of the metropolitan areas it serves or plans to serve from entities that offer services similar to those offered by TCG, including ILECs such as Ameritech, Bell Atlantic (including NYNEX), BellSouth, SBC Communications (including Pacific Telesis Group), U S WEST, Southern New England Telecommunications, Cincinnati Bell and GTE. The Company believes that ILECs generally benefit from their long-standing relations with customers, substantial technical and financial resources, established ubiquitous networks and federal and state regulations that could provide them with increased pricing flexibility as competition increases. In addition, in most of the metropolitan areas in which the Company currently operates, at least one, and sometimes several, other CLECs offer substantially similar services at prices competitive with those of the Company. Other CLECs, ILECs entering new geographic markets, cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end users may offer services similar to those offered by the

Company. In addition, the current trend of actual and proposed business combinations, strategic investments and alliances in the telecommunications, cable television and related industries, which include mergers between participants in the telecommunication industry, may create significant new competitors for the Company.

  The 1996 Act is intended to increase competition in the local telecommunications business. The 1996 Act requires all local exchange providers, including the Company and new entrants, to offer their services for resale and requires ILECs to offer their substantial network facilities on a discounted wholesale basis and on an unbundled basis. These requirements may facilitate entry by new competitors without substantial capital risk or investment. However, there can be no assurance that any rates or facilities offered by ILECs to TCG or other CLECs will be economically attractive or technically viable.

  The Company believes that the 1996 Act will provide it with increased business opportunities and potentially better margins by opening all local markets to competition and by requiring ILECs to provide improved direct interconnection at lower cost. However, under the 1996 Act, the FCC and some state regulatory authorities may provide ILECs with increased flexibility to reprice their service as competition develops and as ILECs allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to a particular customer or for a particular route below the prices charged by the Company for services to that customer or for that route, just as the Company may itself underprice those new entrants. If ILECs and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenues and margins of TCG. If regulatory decisions permit the ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on the Company.

FEDERAL AND STATE REGULATION

  TCG is subject to extensive federal and state regulation, much of which is governed by the 1996 Act. The Company cannot predict the manner in which all aspects of the 1996 Act will be implemented by the FCC and by state regulators or the impact that such implementation and regulation will have on its business. The terms of TCG's interconnection agreements with ILECs pursuant to the 1996 Act and the costs of the negotiations, arbitrations, and regulatory and judicial proceedings associated with obtaining such agreements remain uncertain and depend on the outcome of pending and future litigation, legislation and administrative proceedings. The extent to which the Company will be required to contribute a portion of its gross revenues to support universal service programs under the 1996 Act, and the extent to which TCG will be eligible to receive payments from the universal service fund remain uncertain. See "Business--Regulatory and Governmental Matters."

  The manner in which the FCC implements the standards and procedures in the 1996 Act for determining whether certain ILECs (Ameritech, Bell Atlantic, BellSouth, SBC Communications and U S WEST) are permitted to provide long distance services within their telephone service areas may affect TCG's ability to compete with those ILECs and may affect the market share of the major long distance carriers, which are among TCG's largest customers. In addition, while the Company cannot predict the final outcome of the FCC's proceeding to modify the interstate access charge system, TCG believes that it is likely that the rules ultimately implemented by the FCC will result in a significant restructuring of rates for ILEC interstate switched access services and a significant increase in pricing flexibility for ILECs, which could have a material adverse effect on TCG. See "Business--Regulatory and Governmental Matters." Furthermore, various ILECs have argued that certain enhanced service providers, including ISPs, should no longer be exempt from access charges, and certain ILECs have taken the position that they will not pay reciprocal compensation with respect to telephone services from the ILEC's customer to an ISP. TCG believes these positions are contrary to the 1996 Act, and the FCC and state commissions that have considered this issue have rejected the argument that ISPs should be subject to access charges. Nevertheless, the Company cannot predict whether the ILECs will ultimately be successful in asserting their positions, which could have a material adverse effect on TCG, both as an ISP and as a provider of TCG local exchange services to other ISPs.

  The 1996 Act contains other provisions that, depending upon the manner in which they are implemented by the FCC and interpreted by courts, could potentially affect TCG's business, including a provision that limits the ability of a cable television operator and its affiliates to acquire more than a 10% financial interest or any management interest in a LEC that provides local exchange service in such cable operator's franchise area.

  The United States Court of Appeals for the District of Columbia decided on July 1, 1997 to reject the system adopted by the FCC for the compensation of providers of pay telephone services by long distance companies. The Court remanded the matter to the FCC for further proceedings. The Company, as a provider of pay telephone services in a number of metropolitan areas, is a recipient of such pay telephone compensation payments. On October 9, 1997, the FCC adopted new rules which reduce the compensation to providers of pay telephone services.

  In most states, TCG is subject to certification and tariff filing requirements with respect to intrastate services. Some states may, in addition to requiring the filing of tariffs for intrastate services, impose additional regulatory burdens that may materially affect TCG. See "Business--Regulatory and Governmental Matters." TCG now provides interstate services under tariffs filed with the FCC. The Company may in the future be required to cancel its federal tariff filings at the FCC and implement replacement contractual arrangements, which could result in substantial legal and administrative expenses. See "Business--Regulatory and Governmental Matters."

GOVERNMENTAL AND OTHER AUTHORIZATIONS

  The development, expansion and maintenance of the Company's networks will depend on, among other things, its ability to obtain rights-of-way and other required governmental authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In some of the cities or municipalities where TCG provides network services, it may pay license or franchise fees, usually based on a percentage of gross revenues or a per foot right-of-way fee. The 1996 Act permits municipalities to charge such fees only if they are nondiscriminatory, but there can be no assurance that municipalities that presently favor a particular carrier, typically the ILEC, will conform their practices to the requirements of the 1996 Act in a timely manner or without a legal challenge. Furthermore, there can be no assurance that certain cities or municipalities that do not now impose fees will not seek to impose fees, nor can there be any assurance that, following the expiration of existing franchises, fees will remain at their current levels or that the franchises will be renewed. Some of the Company's franchise agreements also provide for increases or renegotiation of fees at intervals prior to the expiration thereof. TCG has recently initiated litigation with several municipalities asserting violations of the requirements of the 1996 Act. The need for such litigation may cause TCG to incur substantial administrative and legal costs. In addition, TCG has experienced substantial delays in obtaining certain municipal and other authorizations required for TCG's network expansion plans. Such delays could have a material adverse effect on TCG and could also compel the Company to enter into materially unfavorable long-term agreements with municipalities and others in an effort to shorten such delays.

  In addition, TCG currently leases, and plans in the future to enter into facility arrangements on an arm's length basis for, significant numbers of optical fibers from cable television operators. There can be no assurance that municipalities which regulate such cable television operators will not seek to impose additional franchise fees on TCG in connection with such leases. There can also be no assurance that such cable television systems or the Company will be able to obtain all necessary permits, licenses, conduit agreements or pole attachment agreements from governmental authorities or private rights-of-way providers necessary to effectuate such lease transactions. As a result, there can be no assurance that TCG will be able to expand its existing networks or develop new networks successfully, which would have a material adverse effect on the Company's growth and financial condition.

  If any of the Company's existing franchises, licenses or similar agreements for a particular metropolitan area were terminated prior to its expiration date or not renewed and TCG were forced to remove its fiber or abandon its network in place, such termination would have a material adverse effect on the Company's operations in that metropolitan area and could have a material adverse effect on TCG.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company has substantial business relations with a few large customers, including the major long distance carriers. For the six months ended June 30, 1997, the Company's 10 largest customers accounted for approximately 43% of TCG's total revenues. During such period, no customer accounted for more than 10% of such revenues. A significant reduction in the level of services TCG performs for any of these customers could have a material adverse effect on the Company's results of operations or financial condition. Most of the Company's customer arrangements are subject to termination on short notice and do not provide TCG with guarantees that service quantities will be maintained at current levels, and there can be no assurance that such arrangements will be continued at the same service quantity levels. TCG believes that most or all of the major long distance carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including expanded use of wireless technologies and construction of their own facilities. This type of activity has accelerated as a result of the 1996 Act, which limits the authority of states to impose legal restrictions that have the effect of prohibiting a company, including an interexchange carrier ("IXC"), from providing any telecommunications services. In addition, the 1996 Act required ILECs to unbundle their network facilities and to offer their services for resale by other companies at wholesale discounts. Accordingly, long distance carriers are able to provide local service by reselling the facilities or services of an ILEC, which may be more cost-effective for an IXC than using the services of the Company or another CLEC.

RISKS ASSOCIATED WITH THE PROVISION OF INTERNET SERVICES

  The rapid evolution of the Internet has created a highly competitive and fragmented market for Internet access and services, which is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. TCG's Internet products and services must compete on the basis of transmission speed, quality, cost, ease-of-use and customer support. Demand and market acceptance for TCG's products and services are subject to a high level of uncertainty. In addition, crucial issues concerning the commercial use of the Internet remain unresolved and may impact the growth of the Internet markets targeted by the Company. The Federal Trade Commission is considering whether to recommend the adoption of laws or regulations to protect consumer privacy on the Internet, which could require the Company to change the way it collects or uses customer information. Market acceptance of the Company's Internet products and services is substantially dependent upon its customers' understanding and adopting the Internet as a new way of conducting business and exchanging information. If the market develops more slowly than expected, or remains highly competitive, the Company's Internet products may be materially adversely affected.

  The law relating to liability of ISPs for information transmitted over their networks is unsettled. There is a potential that the use of the Company's Internet products and services could give rise to claims against the Company under both United States and foreign law for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of materials distributed over its networks. There is uncertainty concerning how evolving copyright and trademark laws will be applied to online environments. Patent claims could also be asserted against the Company in the future based upon its services or technology. A number of lawsuits have sought, sometimes successfully, to impose liability on ISPs for defamatory speech and infringement of copyrighted materials. The 1996 Act prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications. Although the anti-indecency provisions of the 1996 Act were declared unconstitutional by the U.S. Supreme Court on June 26, 1997, a number of states and foreign countries have adopted or are currently considering similar legislation. Litigation challenging the constitutionality of such statutes is pending. The imposition upon ISPs or Web server hosts of liability for materials transmitted over their systems could require the Company to implement measures to reduce or discontinue certain product or service offerings. Furthermore, the manner and extent to which Internet services and facilities may be subject to regulation by the FCC or by state and local governments is uncertain. The cost of underlying telecommunications circuits for ISPs may increase in the near future as a result of FCC regulatory actions implementing the 1996 Act. In addition, the Company's general liability insurance may not cover potential claims of the foregoing types and may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse impact on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry has experienced and is expected to continue to experience rapid and significant changes in technology. While TCG believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable or digital switches and transmission equipment nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's business and operations cannot be predicted. Also, alternative technologies may develop for the provision of services to customers, such as the possible increased use of wireless technologies to provide basic telephone service to residences or businesses. TCG may be required to select in advance one technology over another; but the Company cannot predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

CONTROL BY PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST; POSSIBLE COMPETITION

  The Cable Stockholders hold all the Company's Class B Common Stock, representing approximately, after giving effect to the sale of the Selling Stockholder's shares in the Offering, 95.2% of the combined voting power of the Company's outstanding Class A Common Stock and Class B Common Stock, and will have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock may make TCG a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such action were favored by a majority of the holders of the Class A Common Stock.

  All of the Cable Stockholders are in the telecommunications business and may, now or in the future, provide services which are the same or similar to those provided by TCG. Affiliates of TCI, Cox and Comcast, which collectively have designated, and will for the foreseeable future have the right to designate, a majority of the directors of the Company, together with an affiliate of Sprint, have formed Sprint PCS, a provider of wireless telecommunications services. Furthermore, affiliates of TCI, Cox and Comcast are principal owners of At Home Corporation ("At Home"), a provider of Internet related services over the @Home (TM) network. TCG believes that the Internet services offered or to be offered by At Home may compete with services offered or to be offered by the Company. In addition, no assurance can be given that the Cable Stockholders will not otherwise compete with TCG in certain markets or in the provision of certain telecommunications services. Although directors of TCG who are also directors, officers or employees of the Cable Stockholders or any of their respective affiliates have certain fiduciary obligations to TCG under Delaware law, such directors and the Cable Stockholders, as the controlling stockholders of TCG, are in positions that may create conflicts of interest with respect to certain business opportunities available to and certain transactions involving the Company. The Cable Stockholders have not adopted any special voting procedures to deal with such conflicts of interest, and there can be no assurance that any such conflict will be resolved in favor of TCG. In this regard, TCG's Amended and Restated Certificate of Incorporation provides that TCG may not provide certain (i) wireless communications services (other than products and services delivered via point-to-point microwave and milliwave transmissions) or (ii) telecommunications services to residences until, in each case, the earlier of June 26, 2001, or the date on which the holders of Class B Common Stock no longer represent at least 50% of the voting power of the outstanding Common Stock of the Company, without the affirmative vote of the holders of a majority of the Class B Common Stock, subject to certain exceptions.

POTENTIAL ISSUANCE OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS

  The Company's Board of Directors has the authority, without any further vote or action by the Company's stockholders, to issue up to 150,000,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

DEPENDENCE ON KEY PERSONNEL

  The loss of the services of any of Robert Annunziata, John A. Scarpati, Robert C. Atkinson, Joel Gross or Stuart A. Mencher could have an adverse impact on the Company. The Company has employment agreements with each of Messrs. Annunziata, Scarpati, Atkinson, Gross and Mencher. The Company does not carry key man life insurance on any such personnel. The Company believes that the future success of TCG will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "Management."

ENVIRONMENTAL MATTERS

  In connection with its management of the Teleport satellite earth station complex in Staten Island, New York, TCG monitors electromagnetic radiation levels in the vicinity of the Teleport facility on a quarterly basis. The quarterly monitoring reports provided to TCG indicate that the type and level of electromagnetic radiation being emitted into publicly accessible areas do not violate any laws, rules or regulations of which TCG is aware. In addition, the Company and its contractors are subject to various laws and regulations governing hazardous or environmentally sensitive materials or conditions which may occur in connection with the construction, installation, operation or maintenance of the Company's facilities. There can be no assurance that hazardous materials or conditions, including electromagnetic radiation emitted from the Teleport satellite earth station complex or any of TCG's other facilities, might not expose the Company to tort or other claims that could have a material adverse effect on TCG.

SHARES ELIGIBLE FOR FUTURE SALE; DIVESTITURE BY CABLE STOCKHOLDERS; EFFECT OF DIVESTITURE OF CONTINENTAL SHARES

  Upon completion of the Offering, there will be 58,825,012 shares of Class A Common Stock outstanding (172,314,052 shares assuming the conversion of all outstanding shares of Class B Common Stock), of which 50,702,843 shares are tradeable without restriction by persons other than "affiliates" of TCG. The remaining shares of Class A Common Stock (including any Class A Common Stock issued upon conversion of Class B Common Stock) are deemed "restricted" securities within the meaning of the Securities Act, and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act.

  The Company, certain of its officers and the holders of the Class B Common Stock have agreed not to offer, sell, contract to sell, file a registration statement pursuant to the Securities Act (except for certain registration statements relating to the issuance of stock and stock options to employees) or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock (except for the shares of Class A Common Stock held by the Selling Stockholder offered hereby, and except for private transactions by the holders of Class B Common Stock where the transferee agrees to be bound by such restrictions), without the prior written consent of Merrill Lynch on behalf of the U.S. Representatives and the International Representatives (as defined herein), for a period of ninety days after the date of this Prospectus.

  No assurance can be given that holders of the Class B Common Stock will not decide, based upon then prevailing market and other conditions, to convert their Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act or pursuant to the demand registration rights contained in the Amended Stockholders' Agreement or otherwise. In addition to the demand registration rights of the holders of the Class B Common Stock under the Amended Stockholders' Agreement, certain holders of Class A Common Stock that acquired such Class A Common Stock in the Reorganization or in connection with the Company's acquisition of CERFnet and BizTel have "piggy-back" registration rights. No assurance can be given that holders of the "restricted" shares of Class A Common Stock will not decide to dispose of them pursuant to the provisions of Rule 144 or otherwise. See "Shares Eligible for Future Sale."

  No predictions can be made about the effect, if any, that market sales of shares of Class A Common Stock or the availability of such shares for sale would have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, may have an adverse impact on the market price for the shares of Class A Common Stock offered hereby or on the ability of the Company to raise capital through a public offering of its equity securities. See "Shares Eligible for Future Sale."

SUBSTANTIAL DILUTION

  Purchasers of the Class A Common Stock offered hereby will incur immediate and substantial dilution in pro forma net tangible book value per share. See "Dilution."

ABSENCE OF DIVIDENDS ON COMMON STOCK

  TCG has never paid or declared dividends on its capital stock and intends to retain future earnings, if any, to finance the development and expansion of its networks and operations. In addition, the Company's debt instruments contain covenants that may limit the ability of TCG to pay dividends on the Common Stock. Therefore, TCG does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholder pursuant to the Offering. The net proceeds to the Company from its sale of shares pursuant to the Offering are estimated to be approximately $245.5 million (approximately $355.0 million if the Underwriters' over-allotment options are exercised in full) based upon an assumed offering price of $50 5/16, the last reported sale price of the Class A Common Stock on October 15, 1997 after deducting underwriting discount and estimated expenses of the Offering.

  TCG intends to use the net proceeds from the sale of its shares pursuant to the Offering to expand and develop existing and new networks and for general corporate and working capital purposes, which may include acquisitions. A significant portion of such proceeds will be contributed or advanced to the Company's subsidiaries which own and operate the networks in the local markets. Expected capital expenditures for the expansion, development and acquisition of networks and other telecommunications assets include (i) the purchase and installation of switches, electronics, fiber and other additional technologies in existing networks and in networks to be constructed in new markets and (ii) the acquisition and expansion of networks and other telecommunications assets currently owned and operated by other companies. Expected expenditures for general corporate and working capital purposes include (i) expenditures with respect to the Company's management information system and corporate service support infrastructure and (ii) operating and administrative expenses with respect to new networks and debt service.

  The Company's expansion into additional markets is expected to be accomplished primarily by the development of new networks and also by the acquisition of existing networks. Many factors will influence the Company's determination as to the use of the net proceeds from the sale of its shares pursuant to the Offering. The Company has no specific plans for a significant portion of the net proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pending the foregoing uses, the net proceeds to the Company from its sale of shares pursuant to the Offering will be invested in short-term, interest bearing investment-grade securities.

                                   DILUTION

  As of June 30, 1997, the net tangible book value of TCG was $537.8 million, or $3.10 per share of Common Stock. Net tangible book value per share represents the Company's net worth less intangible assets of $266.4 million divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by TCG of 5,054,408 shares of Class A Common Stock pursuant to the Offering and deducting the estimated underwriting discount and expenses to the Company of the Offering, the pro forma net tangible book value of TCG as of June 30, 1997 would have been $783.3 million, or $4.39 per share of Common Stock. Such amount represents an immediate increase in pro forma net tangible book value of $1.29 to the Company's existing stockholders and immediate dilution to new investors of $45.92 per share of Common Stock. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

Public Offering price per share..................................        $50.31
  Net tangible book value per share before the Offering..........  $3.10
  Increase in net tangible book value per share attributable to
   net proceeds to the Company of the Offering...................   1.29
                                                                  ------
Pro forma net tangible book value per share after the Offering...          4.39
                                                                         ------
Dilution of net tangible book value per share to new investors...        $45.92
                                                                         ======

                      PRICE RANGE OF CLASS A COMMON STOCK

  The Company's Class A Common Stock commenced trading on The Nasdaq National Market on June 27, 1996 under the symbol "TCGI". As of October 15, 1997, the last reported sale price of the Class A Common Stock was $50 5/16. As of October 15, 1997, there were approximately 14,511 holders of record of the Class A Common Stock. The following table sets forth the high and low sale prices of the Class A Common Stock as reported by The Nasdaq National Market for each of the quarters in the period commencing June 27, 1996 through October 15, 1997.

                                                                 HIGH     LOW
                                                                ------- -------
1996
Second Quarter................................................. $19 1/8 $16
Third Quarter..................................................  27 3/8  14 1/8
Fourth Quarter.................................................  35 3/8  22
1997
First Quarter..................................................  35 1/4  22 5/8
Second Quarter.................................................  34 1/8  21

Third Quarter..................................................  46 1/8  33 1/2
Fourth Quarter (through October 15)............................  53 3/4  45 1/2

                                DIVIDEND POLICY

  The Company has never paid or declared dividends on its Common Stock and intends to retain future earnings to finance the development and expansion of its networks and operations. The Company does not anticipate paying any cash dividends in the foreseeable future on its Common Stock. Any decision whether to pay cash dividends will be made by the Company's Board of Directors in light of the conditions then existing, including the Company's results of operations, financial condition and requirements, business conditions and other factors. In addition, as a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries, and the Indentures governing the Company's 9 7/8% Senior Notes due 2006 and 11 1/8% Senior Discount Notes due 2007 contain covenants which may limit the ability of the Company to pay dividends on the Class A Common Stock. Under the most restrictive of these covenants, the Company currently is not permitted to pay dividends on the Common Stock.

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated cash and cash equivalents, marketable securities, and capitalization of the Company at June 30, 1997, and as adjusted to give effect to the Offering. The table should be read in conjunction with the historical consolidated financial statements of the Company and related notes included in the 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. See "Incorporation of Certain Documents by Reference."

                                                         AS OF JUNE 30, 1997
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------  -----------
                                                        (DOLLARS IN THOUSANDS)
Cash, cash equivalents and marketable
 securities(1)(2)...................................... $  469,680  $  715,210
                                                        ==========  ==========
Current portion of capital lease obligations........... $   29,069  $   29,069
                                                        ==========  ==========
Long-term debt:
  Senior Discount Notes due 2007....................... $  696,255  $  696,255
  Senior Notes due 2006................................    300,000     300,000
  Unamortized debt issuance costs......................    (24,410)    (24,410)
  Long-term bank debt..................................     52,575      52,575
  Long-term capital lease obligations..................     27,355      27,355
  TCI Note.............................................     28,029      28,029
                                                        ----------  ----------
    Total long-term debt...............................  1,079,804   1,079,804
                                                        ----------  ----------
Stockholders' equity:
  Preferred Stock, $.01 par value; 150,000,000 shares
   authorized and no shares outstanding as of June 30,
   1997 ...............................................        --          --
  Class A Common Stock, $.01 par value; 450,000,000
   shares authorized, 40,188,368 and 57,028,368 shares
   issued and outstanding as of June 30, 1997 and as
   adjusted, respectively(2)(3)........................        402         571
  Class B Common Stock, $.01 par value; 300,000,000
   shares authorized, 133,250,370 and 121,464,778
   shares issued and outstanding as of June 30, 1997
   and as adjusted, respectively(2)(3).................      1,333       1,215
  Additional paid-in-capital(2)(3).....................  1,300,563   1,546,042
  Accumulated deficit..................................   (377,372)   (377,372)
  Unrealized gain on marketable securities.............        295         295
                                                        ----------  ----------
                                                           925,221   1,170,751
Treasury stock, 7,975,738 shares of Class B Common
 Stock, at cost........................................   (121,025)   (121,025)
                                                        ----------  ----------
    Total stockholders' equity.........................    804,196   1,049,726
                                                        ----------  ----------
    Total capitalization............................... $1,884,000  $2,129,530
                                                        ==========  ==========

--------
(1) The as adjusted amounts include the net proceeds to the Company from the sale of shares in the Offering. See "Use of Proceeds."
(2) As adjusted to reflect the net proceeds from the sale of 5.1 million shares of Class A Common Stock in the Offering.
(3) As adjusted to reflect the conversion of 11.8 million shares of Class B Common Stock to Class A Common Stock, of which 9.9 million shares are being offered by the Selling Stockholder.

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

  The following tables present selected combined financial data derived from the audited historical financial statements of TCG and TCG Partners for 1992. Historical selected combined financial data set forth below for the years 1993, 1994 and 1995, have been derived from the combined audited historical financial statements of TCG and TCG Partners, and the selected consolidated financial data set forth below for 1996 have been derived from the consolidated audited financial statements of TCG. The financial statements for the years 1994 through 1996 have been audited by Deloitte & Touche llp, independent auditors, whose report, included in TCG's 1996 Form 10-K, has been incorporated by reference herein. The following tables also present selected financial data for the six months ended June 30, 1996 and June 30, 1997 derived from the unaudited combined financial statements of TCG and TCG Partners and the consolidated financial statements of TCG, respectively. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

  The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of TCG and the combined financial statements of TCG and TCG Partners and the notes thereto incorporated by reference in this Prospectus.

                                                                                SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      JUNE 30,
                            --------------------------------------------------  ------------------
                              1992      1993       1994      1995      1996       1996      1997
                            --------  ---------  --------  --------  ---------  --------  --------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Telecommunications
  services................. $ 57,256  $  82,374  $ 99,983  $134,652  $ 244,864  $ 84,717  $212,508
 Management and royalty
  fees from local market
  partnerships(1)..........      --       1,555    20,691    31,517     22,805    22,805       --
                            --------  ---------  --------  --------  ---------  --------  --------
 Total revenues............   57,256     83,929   120,674   166,169    267,669   107,522   212,508
Operating expenses.........   28,820     54,218    76,572    93,118    157,591    62,336   124,964
Selling, general and
 administrative(2).........   19,625     34,281    39,989    50,475     85,025    29,380    72,734
Depreciation and
 amortization..............   12,035     16,197    19,933    37,837     78,416    26,959    67,011
                            --------  ---------  --------  --------  ---------  --------  --------
 Operating (loss)..........   (3,224)   (20,767)  (15,820)  (15,261)   (53,363)  (11,153)  (52,201)
                            --------  ---------  --------  --------  ---------  --------  --------
Interest:
 Interest income...........      446      1,072     1,711     4,067     30,219     2,670    18,041
 Interest expense..........   (1,508)    (1,407)   (5,079)  (23,331)   (73,633)  (17,622)  (58,251)
                            --------  ---------  --------  --------  ---------  --------  --------
Net interest expense.......   (1,062)      (335)   (3,368)  (19,264)   (43,414)  (14,952)  (40,210)
                            --------  ---------  --------  --------  ---------  --------  --------
Minority interest(3).......     (142)       796     1,395       663      3,520       856       --
Equity in losses of
 unconsolidated
 affiliates................      --      (2,114)  (11,763)  (19,541)   (19,400)  (12,394)   (2,833)
                            --------  ---------  --------  --------  ---------  --------  --------
Loss before income taxes...   (4,428)   (22,420)  (29,556)  (53,403)  (112,657)  (37,643)  (95,244)
Income tax benefit
 (provision)...............      --       4,149      (433)     (401)    (2,193)     (792)   (1,116)
                            --------  ---------  --------  --------  ---------  --------  --------
 Net (loss)................ $ (4,428) $ (18,271) $(29,989) $(53,804) $(114,850) $(38,435) $(96,360)
                            ========  =========  ========  ========  =========  ========  ========
Net (loss) per share....... $  (0.06) $   (0.26) $  (0.43) $  (0.77) $   (1.00) $  (0.54) $  (0.59)
OTHER DATA:
EBITDA (4)................. $  8,811  $  (4,570) $  4,113  $ 22,576  $  25,053  $ 15,806  $ 14,810
Cash flows from operating
 activities................    6,541     47,438    87,753    36,141     93,618    10,077   (21,596)
Cash flows from investing
 activities................  (41,253)  (149,107) (265,026) (207,967)  (913,513) (136,583) (143,324)
Cash flows from financing
 activities................   34,067    129,822   171,557   157,688  1,085,573   160,704    (4,870)
Capital expenditures.......   47,505    155,184   143,276   154,807    308,112    75,496   217,871
Ratio of earnings to fixed
 charges(5)...................   --         --        --        --         --        --        --

                                        AS OF DECEMBER 31,                      AS OF JUNE 30,
                          -------------------------------------------------- ---------------------
                            1992      1993      1994      1995       1996       1996       1997
                          --------  --------  --------  --------  ---------- ---------- ----------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities.............  $  3,563  $ 31,716  $ 26,000  $ 11,862  $  718,346 $   46,060 $  469,680
Working capital.........   (12,507)  (15,278)  (32,719)  (47,083)    545,325    880,310    311,298
Fixed assets--at cost...   193,650   329,686   422,964   545,653   1,304,229  1,072,616  1,586,060
Total assets............   171,583   365,202   486,983   614,793   2,050,097  2,420,416  2,160,157
Long-term debt
 (including capital
 lease obligations).....    49,679    29,689   200,462   368,464   1,021,063    990,540  1,104,214
Minority interest.......     6,201    12,661     2,903     4,409         --      18,099        --
Stockholders' equity and
 partners' capital
 (deficit)..............    77,371   209,141   179,152   125,348     796,870    845,155    804,196

--------
(1) Under the terms of various management services arrangements among TCG and its unconsolidated Local Market Partnerships and certain other affiliates, TCG provided operating and administrative support services to such entities, for which it earned management fees. Upon consummation of the Reorganization, these fees were no longer reflected as revenues.
(2) Included in selling, general and administrative expenses are expenses incurred for services provided to the Local Market Partnerships, in the amounts of $1.4 million, $19.4 million, $29.6 million, $21.4 million and $21.4 million for the years 1993, 1994, 1995 and 1996 and the six months ended June 30, 1996, respectively.
(3) Minority interest reflects Fidelity Communications Inc.'s equity interest in Teleport Communications Boston for 1992, 1993 and 1994; a Cox affiliate's interest in TCG San Diego for 1993 and 1994; and TCI and Continental affiliates' interests in TCG St. Louis for 1994 and 1995 and the six months ended June 30, 1996. In 1996, after giving effect to the Reorganization and the debt and equity offerings consummated in June 1996, the minority interest reflects Viacom Telecom, Inc.'s equity interests of 22.2% and 22.9% in TCG Seattle and TCG San Francisco, respectively, and InterMedia Partners' equity interest of 4.2% in TCG San Francisco. In 1997, TCG no longer records minority interest for the Local Market Partnerships due to the completion of the Reorganization.
(4) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization, minority interest and equity in losses of unconsolidated affiliates. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flows or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA.
(5) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the years 1992, 1993, 1994, 1995 and 1996 and the six months ended June 30, 1996 and June 30, 1997, earnings were insufficient to cover fixed charges by $4.4 million, $23.2 million, $31.0 million, $54.1 million, $116.2 million, $38.5 million and $95.2 million, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  TCG, the first and largest CLEC in the United States, offers a wide range of local telecommunications services in major metropolitan markets nationwide. The Company competes with ILECs as "The Other Local Phone Company"(R) by providing high quality, integrated telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, healthcare and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers and wireless communications and financial services companies. TCG offers these customers technologically advanced telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. As of September 30, 1997, the Company's high capacity state-of-the-art digital networks were operational in 57 metropolitan markets, including 18 of the 20 largest metropolitan areas. Company networks are located primarily in metropolitan areas including New York/New Jersey, Los Angeles, Chicago, San Francisco, Philadelphia, Boston, Detroit, Baltimore, Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford, Omaha, Providence, Cleveland, Portland (Oregon), Salt Lake City, Nashville, Chattanooga, Knoxville and Birmingham. Additional TCG networks are under development for the metropolitan areas of Cincinnati, Columbus (Ohio), Charlotte, Tampa Bay, Sacramento, Minneapolis-St. Paul, Atlanta and Orlando. Upon completion of these networks, the Company will operate networks in 65 metropolitan markets including 28 of the 30 largest metropolitan areas. As of June 30, 1997, the Company's fiber optic networks spanned over 7,870 route miles, contained over 398,774 fiber miles and served approximately 10,900 buildings.

  TCG has historically benefited from its relationships with the parents of the Cable Stockholders, which are among the largest cable television companies in the United States. Through such relationships, the Company has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its networks in a rapid, efficient and cost-effective manner.

  The Company believes that it has several advantages that enable it to compete successfully in the new competitive telecommunications marketplace, including (i) extensive, technologically advanced networks located or under development in major metropolitan markets nationwide, (ii) state-of-the-art information systems, (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in the telecommunications industry, (iv) positive relationships with its broad array of commercial customers, (v) TCG's reputation for high quality service, and
(vi) established relationships with cable television operators.

  On July 2, 1996, TCG issued 27,025,000 shares of Class A Common Stock which resulted in gross proceeds of approximately $432.4 million as part of an initial public offering, and $300 million of 9 7/8% Senior Notes due 2006 and $1,073 million aggregate principal amount at maturity of 11 1/8% Senior Discount Notes due 2007 (collectively, the "1996 Offerings"). Prior to the 1996 Offerings, the Company was owned by subsidiaries of the Cable Stockholders. The business was operated through TCG and, beginning in 1992, TCG Partners, which is a New York general partnership owned prior to the Reorganization by the Cable Stockholders in the same percentages as TCG. TCG Partners was formed to invest, with TCG, the Cable Stockholders and other cable operators, in 14 Local Market Partnerships to develop and operate local telecommunications networks. The Local Market Partnerships were owned by TCG, and/or TCG Partners and certain of the Cable Stockholders which had cable operations in the particular markets addressed by the Local Market Partnerships and, in some cases, other cable operators in such markets. To simplify this complex ownership structure, the Company and the Cable Stockholders completed the Reorganization whereby they agreed to consolidate the ownership of TCG Partners and of the Local Market Partnerships as wholly-owned subsidiaries of TCG. As part of this process, certain of the other cable operators agreed to sell their interests in the Local Market Partnerships to TCG directly or through a Cable Stockholder. See "Certain Relationships and Related Transactions--The Reorganization". The financial statements for one of the Local Market Partnerships were previously consolidated with those of TCG. Therefore, as a result of the Reorganization, TCG consolidated the financial statements of only 13 of the 14 Local Market Partnerships.

  In response to customer demand, the Company plans to increase the geographic reach and density of its existing networks by deploying additional fiber optic rings and connecting additional customers to its networks. The costs associated with the initial installation and expansion of each network, including development, installation, certain organizational costs and early operating expenses, are significant and result in negative cash flow for that market until an adequate customer base and revenue stream have been established. In addition to capital expenditures, TCG begins to incur direct operating costs upon commencement of the installation phase of a network for such items as salaries and office rent. The exact amounts and timing of these expenditures and costs are subject to a variety of factors which may vary greatly by geographic market. As network installation progresses, TCG incurs rights-of-way costs, increased sales and marketing expenses (including sales commissions) and, in certain markets, franchise fees and taxes paid to local governments typically based on revenue. Although the Company's revenues have increased substantially, the Company's expenses associated with the expansion and development of its local telecommunications networks have exceeded such revenues. The Company expects its net losses to grow as it continues to expand its networks. However, generally, after the network infrastructure is established, the Company can add customers and revenues with less additional expense. After a customer is added and the volume of such customer's communications traffic handled by TCG grows, incremental revenues can be added with minimal additional expense, providing significant contributions to EBITDA (earnings (loss) before interest, income taxes, depreciation, amortization, minority interest and equity in losses of unconsolidated affiliates).

  As of December 31, 1996, the Company's consolidated financial statements reflect the results of the Company's wholly owned subsidiaries located in Baltimore, Boston, Cleveland, Denver, Houston, Indianapolis, Milwaukee, metropolitan New York/New Jersey, Portland (Oregon), Providence, Salt Lake City, Washington D.C., St. Louis and 13 of the 14 former Local Market Partnerships. Additionally, the consolidated financial statements as of December 31, 1996 reflect the Company's equity in the losses of ETC and BizTel in which the Company retained an approximate 49% indirect interest and an approximate 49.9% direct interest, respectively. See "Business--Recent Developments--Eastern TeleLogic Acquisition" and "Business--Recent Developments--BizTel Communications, Inc." Commencing July 1, 1996, the statements of operations and cash flows consolidate the operations of 13 of the former Local Market Partnerships as a result of the Reorganization. Management fees and royalty fees charged to the Local Market Partnerships by TCG were recorded as revenue in the consolidated financial statements through June 30, 1996.

  As of December 31, 1995, the combined financial statements of TCG and TCG Partners reflect the financial results of the Company's wholly owned subsidiaries located in Baltimore, Boston, Cleveland, Denver, Houston, Indianapolis, Milwaukee, metropolitan New York/New Jersey, Portland (Oregon), Providence, Salt Lake City, Washington D.C., and the Local Market Partnership in St. Louis in which TCG and TCG Partners owned 60.8% of the partnership interests. Additionally, the combined financial statements of TCG and TCG Partners for 1995 reflect the Company's equity in the losses of the 13 unconsolidated Local Market Partnerships, as well as the Company's equity in losses of ETC, in which the Company retained an approximate 25% indirect interest. Management fees and royalty fees charged to the Local Market Partnerships by TCG prior to the Reorganization were recorded as revenue in the combined financial statements.

  For the year ended December 31, 1996, TCG's capital expenditures, its acquisitions and working capital were funded by the 1996 Offerings, which raised approximately $1.3 billion of aggregate gross proceeds, as well as borrowings under the Revolving Credit Agreement, pursuant to which certain financial institutions agreed to loan the Company's wholly-owned subsidiary TCG New York, Inc. up to $250 million. Such Revolving Credit Agreement has been amended and restated and the maximum amount that may be borrowed thereunder has been increased to $400 million. See "Description of Certain Indebtedness--Revolving Credit Agreement."

  The development of TCG's business, the construction and expansion of its telecommunications networks and its operating expenses require significant expenditures, often resulting in negative cash flow. Although TCG generated positive EBITDA on a consolidated basis for 1996, several of its subsidiaries did not and will not generate positive EBITDA until such time as adequate customer bases are established.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

 Revenues

  Total revenues increased to $212.5 million for the six months ended June 30, 1997 from $107.5 million for the similar period in 1996, representing an increase of $105.0 million, or 98%. Pursuant to the Reorganization, TCG consolidated the financial statements of the Local Market Partnerships, which accounted for 38% of total revenue for the six months ended June 30, 1997. Telecommunications services revenue increased to $212.5 million for the six months ended June 30, 1997, from $84.7 million for the six months ended June 30, 1996, representing an increase of $127.8 million, or 151%. The increase in revenues occurred in every revenue category, most significantly switched services. This increase in revenues is also a result of increased market penetration primarily in TCG's existing markets as well as expansion into new markets. Total revenues for the six months ended June 30, 1997 include $17.0 million attributable to ETC and CERFnet, which were acquired by TCG during the first quarter of 1997 and were consolidated with TCG from their respective dates of acquisition.

  On a pro forma basis, had telecommunications services revenue generated by unconsolidated Local Market Partnerships been included in the prior period's financial statements, total revenues would have increased to $212.5 million for the six months ended June 30, 1997 from $123.2 million for the six months ended June 30, 1996, reflecting an increase of $89.3 million, or 72%. This revenue growth is a direct result of increased market penetration of all telecommunications service offerings in existing markets and the addition of new markets. Annualized monthly recurring revenue increased to approximately $444.8 million for the month of June 30, 1997, from $245.9 million on a pro forma basis for the comparable period in 1996, an increase of $198.9 million, or 81%. Monthly recurring revenue represents monthly service charges billable to telecommunications services customers for the month indicated, but excludes non-recurring revenues for certain one-time services, such as installation fees or equipment charges.

  Switched services revenue increased 87%, for the six months ended June 30, 1997 from pro forma switched services revenue for the similar period in 1996. Switched services revenue represented 43% and 40% (on a pro forma basis) of total revenue for the six months ended June 30, 1997 and 1996, respectively. Increased monthly dedicated services revenue, as well as sales growth in enhanced switched services products to new customers, also contributed to overall revenue growth. Dedicated services revenue increased 56% for the six months ended June 30, 1997, from pro forma dedicated services revenue for the similar period in 1996.

  Management fees were directly related to operating and administrative support services provided by TCG to the Local Market Partnerships. Royalty fees were charged to the Local Market Partnerships based on revenue. As a result of the Reorganization, management and royalty fees from the Local Market Partnerships are no longer reflected as revenue for the six months ended June 30, 1997, due to the consolidation of the Local Market Partnerships.

 Operating Expenses

  Operating expenses increased to $125.0 million for the six months ended June 30, 1997, from $62.3 million for the six months ended June 30, 1996, an increase of $62.7 million, or 101%. Pursuant to the Reorganization, TCG has consolidated the financial statements of the Local Market Partnerships, the operating expenses of which accounted for 38% of the total operating expenses for the six months ended June 30, 1997. The remaining increase is directly related to the costs associated with the expansion of TCG's networks. These expenses include costs specifically associated with network operations including compensation costs for technical personnel and access, rights-of-way, node, rent and maintenance expenses. Offsetting these expense increases are reductions in expenses due to renegotiation of interconnection agreements with ILECs. Operating expenses increased to $125.0 million for the six months ended June 30, 1997, from $77.1 million on a pro forma basis for the six months ended June 30, 1996, an increase of $47.9 million, or 62%.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $72.7 million for the six months ended June 30, 1997, from $29.4 million for the six months ended June 30, 1996, an increase of $43.3 million, or 147%. Pursuant to the Reorganization, TCG has consolidated the financial statements of the Local Market Partnerships, the selling, general and administrative expenses of which accounted for 52% of the total selling, general and administrative expenses for the six months ended June 30, 1997. The remaining increase is attributable to the costs required to maintain an infrastructure which supports the continued expansion of the Company's networks and the introduction of new services. These costs include compensation, occupancy, insurance, professional fees, and sales and marketing expenses. Selling, general and administrative expenses increased to $72.7 million for the six months ended June 30, 1997, from $42.8 million on a pro forma basis for the six months ended June 30, 1996, an increase of $29.9 million, or 70%.

 EBITDA

  EBITDA decreased to $14.8 million for the six months ended June 30, 1997, from $15.8 million for the six months ended June 30, 1996, a decrease of $1.0 million. Pursuant to the Reorganization, TCG has consolidated the financial statements of the Local Market Partnerships, the EBITDA of which accounted for 22% of total EBITDA for the six months ended June 30, 1997. EBITDA increased to $14.8 million for the six months ended June 30, 1997, from $3.3 million on a pro forma basis for the six months ended June 30, 1996, an increase of $11.5 million. The Local Market Partnerships, which are included in the pro forma financial data to reflect the Reorganization, had negative EBITDA due to the start-up or rapid expansion of the networks of such Local Market Partnerships.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $67.0 million for the six months ended June 30, 1997, from $27.0 million for the six months ended June 30, 1996, an increase of $40.0 million, or 148%. This increase is primarily attributable to increased depreciation related to the expansion of the Company's local telecommunications networks throughout the country and increased amortization of goodwill related to various 1996 and 1997 acquisitions. Depreciation and amortization expense increased to $67.0 million for the six months ended June 30, 1997, from $44.2 million on a pro forma basis for the six months ended June 30, 1996, an increase of $22.8 million, or 52%.

 Interest Income

  Interest income increased to $18.0 million for the six months ended June 30, 1997, from $2.7 million for the six months ended June 30, 1996, an increase of $15.3 million. This increase is attributable to interest earned on the cash and cash equivalents and marketable securities in which net proceeds from the 1996 Offerings were invested pending the use of such proceeds.

 Interest Expense

  Interest expense increased to $58.3 million for the six months ended June 30, 1997, from $17.6 million for the six months ended June 30, 1996, an increase of $40.7 million. This increase resulted from interest on the Company's Senior Notes, Senior Discount Notes, the subordinated note to TCI issued on June 26, 1996, and interest on the long-term bank debt which TCG assumed in the acquisition of ETC, partially offset by the absence of interest for the six months ended June 30, 1997 on the Revolving Credit Agreement and borrowings under a loan agreement from the Cable Stockholders (the "Stockholders' Loan Agreement").

 Equity in Losses of Unconsolidated Affiliates

  Equity in losses of unconsolidated affiliates decreased to $2.8 million for the six months ended June 30, 1997 from $12.4 million for the six months ended June 30, 1996, a decrease of $9.6 million. This decrease resulted from the consolidation of the Local Market Partnerships and ETC.

 Net Loss

  The Company's results for the six months ended June 30, 1997, reflected a net loss of $96.4 million, compared to a net loss of $38.4 million for the six months ended June 30, 1996, an increase in net loss of $58.0 million. This increase in net loss is attributable to the factors discussed above. Net loss increased to $96.4 million for the six months ended June 30, 1997 from $49.5 million on a pro forma basis for the six months ended June 30, 1996, an increase of $46.9 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 Revenues

  Total revenues increased to $267.7 million for 1996 from $166.2 million for 1995, representing an increase of $101.5 million, or 61%. Telecommunications services revenue increased to $244.9 million for 1996 from $134.7 million for 1995, an increase of $110.2 million, or 82%. Revenue increased in every category, most significantly in switched services. These increases reflect increased sales of services in existing and new markets and the growth of TCG's customer base.

  During 1996, TCG expanded its dedicated services markets to Salt Lake City, Portland (Oregon), Cleveland and Washington D.C. It also expanded its switched services markets to Indianapolis, Denver, and New Jersey and installed a second switch in its Boston metropolitan serving area. TCG significantly increased revenue from the Company's data services line of business in 1996 by $3.0 million, an increase of 290% from 1995.

  On a pro forma basis, had telecommunications services revenue generated by unconsolidated Local Market Partnerships been included in the consolidated financial statements of the Company in 1996 and the combined financial statements of TCG and TCG Partners in 1995, total revenues would have increased to $283.4 million for 1996 from $184.9 million for 1995, an increase of $98.5 million, or 53%. This growth in revenues is a direct result of increased market penetration of all telecommunications services offered in existing markets and the addition of new markets. On a pro forma basis, annualized monthly recurring revenue increased to approximately $329.0 million for December 1996 from $211.1 million for December 1995, an increase of $117.9 million, or 56%. Monthly recurring revenue represents monthly service charges billable to telecommunications services customers for the month indicated, but excludes non- recurring revenues for certain one-time services, such as installation fees or equipment charges.

  On a pro forma basis, switched services revenue increased to $113.0 million for 1996 from $63.9 million for 1995, an increase of $49.1 million, or 77%. The increase is due primarily to increases in switched, local and toll services revenue, long distance carrier access usage volumes and sales of additional enhanced switched services products to customers in existing and new markets. On a pro forma basis, dedicated services revenue increased to $161.7 million for 1996 from $116.5 million, which included $1.7 million in data services products for 1995, an increase of $45.2 million, or 39%.

  Management and royalty fees from Local Market Partnerships decreased to $22.8 million for 1996, a decrease of $8.7 million, or 28%, from $31.5 million for 1995. Management fees are directly related to operating and administrative support services provided by TCG to the former Local Market Partnerships. The royalty fees were charged to the Local Market Partnerships based on revenue. As a result of the Reorganization, management and royalty fees from the Local Market Partnerships are no longer reflected as revenue beginning July 1, 1996, due to the consolidation of the Local Market Partnerships.

 Operating Expenses

  Operating expenses increased to $157.6 million for 1996 from $93.1 million for 1995, an increase of $64.5 million, or 69%. This increase is primarily attributable to costs associated with the expansion of networks throughout the country, including compensation costs for technical personnel and access, rights-of-way, node, rent and maintenance expenses. The increase in operating expenses is also attributable to the access and maintenance expenses associated with the growth of switched services in existing markets and the expansion into new markets. On a pro forma basis, operating expenses, which included expenses generated by the Local Market Partnerships, increased to $172.4 million for 1996 from $112.6 million for 1995, an increase of $59.8 million, or 53%.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $85.0 million for 1996 from $50.5 million for 1995, an increase of $34.5 million, or 68%. This increase is a result of the continued expansion of network infrastructure to support continued expansion of the Company's networks, including costs associated with servicing the increased number of both dedicated and switched services customers. These costs include expenses related to compensation, occupancy, insurance and professional fees. On a pro forma basis, selling, general and administrative expenses which included expenses generated by the Local Market Partnerships, increased to $98.4 million for 1996 from $71.7 million for 1995, an increase of $26.7 million, or 37%.

 EBITDA

  EBITDA increased to $25.1 million for 1996 from $22.6 million for 1995, an increase of $2.5 million. This increase is primarily attributable to increases in dedicated and switched revenues. Additionally, on a pro forma basis, TCG has reduced its operating and administrative expenses, as a percentage of revenues, primarily by obtaining lower unit access costs through negotiation of, and participation in, regulatory proceedings relating to various interconnection and reciprocal agreements with ILECs across the country, and by obtaining greater efficiencies through automation. On a pro forma basis, EBITDA increased to $12.6 million for 1996 from $0.6 million for 1995, an increase of $12.0 million. The Local Market Partnerships, which are included in the pro forma financial data to reflect the Reorganization, had negative EBITDA due to the start-up or rapid expansion of the networks of such Local Market Partnerships.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $78.4 million for 1996 from $37.8 million for 1995, an increase of $40.6 million, or 107%. This increase is primarily attributable to increased depreciation associated with the expansion of the local telecommunications networks throughout the country and increased amortization of goodwill related to various 1996 acquisitions. On a pro forma basis, depreciation and amortization expense, which included depreciation and amortization of the Local Market Partnerships, increased to $96.3 million for 1996 from $62.8 million for 1995, an increase of $33.5 million, or 53%.

 Interest Income

  Interest income increased to $30.2 million for 1996 from $4.1 million for 1995, an increase of $26.1 million. This increase is attributable to interest earned on the cash and cash equivalents and marketable securities in which net proceeds from the 1996 Offerings were invested pending the use of such proceeds.

 Interest Expense

  Interest expense increased to $73.6 million for 1996 from $23.3 million for 1995, an increase of $50.3 million. This increase resulted from interest on the Company's Senior Notes, Senior Discount Notes, and a subordinated note to TCI, issued on June 26, 1996, offset by the absence of approximately six months of interest associated with the Revolving Credit Agreement and borrowings under the Stockholders' Loan Agreement.

 Equity in Losses of Unconsolidated Affiliates

  Equity in losses of unconsolidated affiliates decreased to $19.4 million for 1996 from $19.5 million for 1995, a decrease of $0.1 million. This decrease resulted from the consolidation of the Local Market Partnerships in June 1996, offset by greater losses from unconsolidated affiliates in 1996 compared to 1995.

 Income Taxes

  In 1996 and 1995, TCG generated net operating losses and, accordingly, incurred a net tax benefit. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," such tax benefit was fully offset, each year, by a valuation allowance. Both the 1996 and 1995 provisions for income taxes resulted from state income taxes where TCG is required to file separate state income tax returns.

  At December 31, 1996, TCG had operating loss carry-forwards for tax purposes of approximately $170.5 million, expiring principally in 2009 through 2012.

 Net Loss

  The Company's results for 1996 reflected a net loss of $114.9 million, compared to a net loss of $53.8 million for 1995, an increase of $61.1 million. This increase in net loss is attributable to the factors discussed above. On a pro forma basis, net loss increased to $126.6 million for 1996 from $67.6 million for 1995, an increase of $59.0 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Revenues

  Total revenues increased to $166.2 million for 1995 from $120.7 million for 1994, an increase of $45.5 million, or 38%. Telecommunications services revenues increased to $134.7 million for 1995 from $100.0 million for 1994, an increase of $34.7 million, or 35%. The increase in revenue occurred in every revenue category, most significantly in switched services. This increase in revenue also is a result of increased market penetration primarily in TCG's existing markets as well as expansion into new markets.

  Management and royalty fees from Local Market Partnerships increased to $31.5 million for 1995, an increase of $10.8 million, or 52%, from $20.7 million for 1994. These fees are directly related to operating and administrative support services provided by TCG to unconsolidated Local Market Partnerships. The increase in management fees revenue in 1995 over 1994 is due to the increased support that was provided to these unconsolidated Local Market Partnerships, specifically in developing existing dedicated services business as well as in building new switched businesses.

 Operating Expenses

  Operating expenses increased to $93.1 million for 1995 from $76.6 million for 1994, an increase of $16.5 million, or 22%. This increase is primarily attributable to costs associated with network operations including compensation costs for technical personnel and access, rights-of-way, node, rent and maintenance expenses.

 Selling, General and Administrative Expenses

  Selling, general and administrative expense increased to $50.5 million for 1995 from $40.0 million for 1994, an increase of $10.5 million, or 26%. This increase is attributable to the costs required to maintain an infrastructure which supports the continued expansion of the Company's networks, the introduction of new services and the delivery of high levels of customer service. These costs include compensation, occupancy, insurance, professional fees, and sales and marketing expenses.

 EBITDA

  EBITDA increased to $22.6 million for 1995 from $4.1 million for 1994, an increase of $18.5 million. This increase is primarily attributable to increases in dedicated and switched services revenue. Furthermore, TCG has obtained increases through greater automation and through lower access costs.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $37.8 million for 1995 from $19.9 million for 1994, an increase of $17.9 million, or 90%. This increase is primarily attributable to an increase in deprecation related to the expansion of the Company's local telecommunications network nationally and to changes in the estimated useful lives of certain electronics equipment, which were made during 1995 in order to conform with industry standards.

 Interest Income

  Interest income increased to $4.1 million in 1995 from $1.7 million in 1994, an increase of $2.4 million due to a greater average balance in cash and cash equivalents.

 Interest Expense

  Interest expense increased to $23.3 million for 1995 from $5.1 million in 1994, an increase of $18.2 million. This increase is primarily attributable to the interest due Cable Stockholders under the Stockholders' Loan Agreement as well as interest under the Revolving Credit Agreement, which was entered into in May 1995 and amended and restated in 1997. Also, contributing to the increased interest expense is an increase of $15.2 million in capital lease obligations under agreements entered into with various Cable Stockholders.

 Equity in Losses of Unconsolidated Affiliates

  Equity in losses of unconsolidated affiliates increased to $19.5 million for 1995 from $11.8 million for 1994, an increase of $7.7 million. This increase is directly attributable to the development and operation of twelve unconsolidated Local Market Partnerships for 1993 and 1994 as well as the recording of TCG's equity in losses of TCG San Diego during a portion of 1994 and TCG's equity share in the losses of ETC.

 Income Taxes

  In 1995 and 1994, TCG generated net operating losses and, accordingly, incurred a net tax benefit. In accordance with SFAS No. 109, "Accounting for Income Taxes," such tax benefit was fully offset, each year, by a valuation allowance. Both the 1995 and 1994 provisions for income taxes, which do not fluctuate substantially year to year, resulted from state income taxes where TCG is required to file separate state income tax returns.

  At December 31, 1995, TCG had operating loss carry-forwards for tax purposes of approximately $105.3 million, expiring principally in 2009 through 2011.

  TCG Partners is not subject to federal, state or local income taxes. The distributive share of each partner in a Local Market Partnership of partnership revenues, expenses and other items is computed on the basis of the respective partner's capital interest in the partnership and is reported by the partners in their respective federal or state income tax returns.

 Net Loss

  The combined results for TCG and TCG Partners reflected a net loss of $53.8 million for 1995, from a net loss of $30.0 million for 1994, an increase of $23.8 million. This increase in net loss is attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  TCG had total assets of approximately $2.2 billion and $2.1 billion as of June 30, 1997 and December 31, 1996, respectively. At June 30, 1997, the Company's current assets of approximately $572.2 million exceeded current liabilities of $260.9 million, providing working capital of approximately $311.3 million. Network and equipment, net of depreciation, as of June 30, 1997, aggregated approximately $1.3 billion.

  The 1996 Offerings resulted in aggregate gross proceeds of approximately $1.3 billion, which were received by TCG on July 2, 1996. In July 1996, TCG utilized a portion of the net proceeds of the 1996 Offerings (i) to repay $250 million of bank indebtedness plus accrued interest, and (ii) to purchase 7,975,738 shares of Class B Common Stock owned by Continental for $16.00 per share, less related expenses, for a net cost of $121 million. In addition, a portion of the net proceeds was used in connection with the acquisition of ETC. TCG has invested the remaining net proceeds from the 1996 Offerings in cash equivalents and marketable securities such as Treasury bills and commercial paper. TCG will utilize the remaining proceeds to expand its networks, for acquisitions and to provide funds for working capital.

  On July 28, 1997, TCG New York, Inc., TCG's wholly owned subsidiary, increased the maximum amount available under the Revolving Credit Agreement to $400 million. Approximately $380.2 million was available as of August 31, 1997.

  Effective as of March 1, 1997, TCG completed its acquisition of Eastern TeleLogic Corporation (now known as TCG Delaware Valley, Inc.) ("ETC") for 2,757,083 shares of its Class A Common Stock. The Company also assumed $53 million in ETC debt and loaned $115 million to ETC, the proceeds of which were used by ETC to redeem the stock held by certain minority stockholders. In addition, as part of the acquisition, TCG assumed ETC's credit facility. This facility, which ETC entered into in October 1995, is a $60 million credit facility (the "ETC Facility") with certain banks. Initial borrowings under the ETC Facility of $37 million were principally used to repay existing long-term debt, leases and certain subordinated convertible demand promissory notes. The ETC Facility provides for interest based upon either the base rate, or London Interbank Offered Rate ("LIBOR"), adjusted as defined in the Facility (7.4375% at June 30, 1997), which is payable quarterly. The balance outstanding is due on September 30, 1998. Borrowings under the ETC Facility are collateralized by substantially all of the assets and outstanding common stock of ETC. In addition, the ETC Facility contains certain restrictive covenants which, among other things, require ETC to maintain certain debt service coverage ratios and limit the payment of dividends and capital expenditures. In addition, ETC is required to pay 3/8% per year on the available portion of the ETC Facility. The total outstanding balance at June 30, 1997, was $52.6 million.

  On February 4, 1997, the Company acquired all the outstanding capital stock of CERFnet, a leading regional provider of Internet-related services to businesses, including dial-up and dedicated Internet access, World Wide Web hosting, and colocation services and Internet training. TCG issued to CERFnet's former controlling stockholder 2,100,000 shares of its Class A Common Stock and granted to such stockholder certain registration rights with respect to such shares of Class A Common Stock.

  On October 29, 1997, the Company acquired the remaining 50.1% equity interest in BizTel not owned by it in exchange for the issuance of 1,667,631 shares of the Company's Class A Common Stock. The Company had previously acquired a 49.9% interest in BizTel in February 1996.

  The Company is negotiating with a CLEC, a majority of the equity of which is owned by a Cable Stockholder, to purchase substantially all of its assets used in connection with its fiber optic communications system. If the parties sign a definitive purchase agreement relating to this acquisition and pending the closing of such transaction, the Company would provide certain services in connection with the operations of such communications system. The proposed purchase price is approximately $55 million in cash and the Company would be required to assume certain obligations of the seller.

  The Company has incurred significant net operating losses resulting from the development and operation of new networks which TCG expects will continue as it expands its networks. Persistent demands from TCG's customers for capital intensive local services drives the development, construction and expansion of its networks. While cash provided by operations may be sufficient to fund modest incremental growth, it is not expected to be sufficient to fund the extensive expansion and development of networks as currently planned. See "Risk Factors--Negative Cash Flows and Operating Losses."

  Net cash (used for) provided by financing activities for the six months ended June 30, 1997 and 1996, was ($4.9) million and $160.7 million, respectively, comprised primarily of principal payments on capital leases, partially offset by proceeds from the exercise of employee stock options, for the six months ended June 30, 1997 and borrowings under the Revolving Credit Agreement for the six months ended June 30, 1996. Net cash (used for) provided by operating activities was ($21.6) million and $10.1 million for the six months ended June 30, 1997 and 1996, respectively. Net cash used for investing activities was $143.3 million and $136.6 million for the six months ended June 30, 1997 and 1996, respectively. As of June 30, 1997, cash and cash equivalents were $107.8 million and marketable securities were $361.9 million.

  TCG made capital expenditures (excluding acquisitions) of $217.9 million and $126.6 million for the six months ended June 30, 1997 and 1996, respectively, on a pro forma basis. The Company anticipates that capital expenditures (excluding acquisitions) will be approximately $500 million in the aggregate in 1997, primarily for the expansion, development and construction of its networks, the acquisition and deployment of switches and the expansion of operating support systems.

  The Company believes that the net proceeds from the 1996 Offerings and the Offering and the amount of credit available under the Revolving Credit Agreement and the ETC Facility will be adequate for its funding requirements through 1998. The Company intends to preserve financial flexibility in order to respond to the rapidly evolving telecommunications marketplace. TCG will continue to take advantage of favorable financing arrangements, including the sale of debt or equity securities in the public markets, private placements, increasing the amount available under the existing credit facilities or adding additional lines of credit.

  The Company from time to time evaluates acquisitions and investments in light of the Company's long range plans. Such acquisitions and investments if realized, could use a material portion of the Company's financial resources and may accelerate the need for raising additional capital in the future.

  Earnings before fixed charges were insufficient to cover fixed charges for the six months ended June 30, 1997 and 1996, by $95.2 million and $38.5 million, respectively. On a pro forma basis the Company's earnings would have been insufficient to cover fixed charges by $50.5 million for the six months ended June 30, 1996.

  The Company's business, financial condition and results of operations may be adversely affected by regulation. See "Business--Regulatory and Governmental Matters".

  The matters discussed or incorporated by reference in this Prospectus contain forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are inherently uncertain. Actual results and events may differ significantly from those discussed in such forward-looking statements. In addition to other information discussed herein, factors that might cause or contribute to such differences include the risks and uncertainties set forth under the caption "Risk Factors" in this Prospectus and the matters set forth in the Company's 1996 Form 10-K.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and does not believe it to be significant.

  In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Information about Capital Structure". This statement is effective for financial statements issued for periods ending after December 15 1997. Management has evaluated the effect on its financial reporting and as it contains no change in disclosure requirements for entities that were previously subject to the requirements of Opinions 10 and 15 and Statement 47, no further disclosures are needed.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.

EFFECTS OF INFLATION

  Inflation has not had a significant effect on the Company's operations. However, there can be no assurance that inflation will not have a material effect on the Company's operations in the future.

                                   BUSINESS

THE COMPANY

  Teleport Communications Group Inc. is the first and largest CLEC in the United States and offers comprehensive all-distance telecommunications services in major metropolitan markets nationwide. The Company competes with incumbent local exchange carriers as "The Other Local Phone Company"(R) by providing high quality, integrated telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, healthcare and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers, wireless communications and financial services companies. TCG offers these customers technologically advanced telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. As of September 30, 1997, the Company's high capacity state-of-the-art digital networks were operational in 57 metropolitan markets, including 18 of the 20 largest metropolitan areas. Company networks are located primarily in metropolitan areas including New York/New Jersey, Los Angeles, Chicago, San Francisco, Philadelphia, Boston, Detroit, Baltimore, Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford, Omaha, Providence, Cleveland, Portland (Oregon), Salt Lake City, Nashville, Chattanooga, Knoxville and Birmingham. Additional TCG networks are in various stages of development for the metropolitan areas of Cincinnati, Columbus
(Ohio), Charlotte, Tampa Bay, Sacramento, Minneapolis-St. Paul, Atlanta and Orlando. Upon completion of these networks, the Company will operate networks in 65 metropolitan markets including 28 of the 30 largest metropolitan areas. As of June 30, 1997, the Company's fiber optic networks spanned over 7,870 route miles, contained over 398,774 fiber miles and served approximately 10,900 buildings.

  TCG has grown rapidly over the last several years, expanding its existing networks, developing new networks and increasing its service offerings. On a pro forma basis, the Company's revenues would have increased to $283.4 million for 1996 from $184.9 million for 1995, an increase of $98.5 million, or 53%. For the six month period ended June 30, 1997, the Company's revenues were $212.5 million, an increase of 72% over its revenues on a pro forma basis for the comparable period in 1996. Substantially all of this growth was derived from the provision of local telecommunications services.

  Total revenues from the local telecommunications market in the United States were estimated to have been approximately $100 billion in 1996. In the past, competitive access providers, including the Company, were limited to serving only the dedicated services portion of this market, which was estimated to have been approximately $5.5 billion in 1996, whereas the local switched services portion of this market for business customers was estimated to have been approximately $60 billion. The Company has been expanding into the switched services market over the last six years by constructing switched networks and obtaining the necessary regulatory authorizations and interconnection arrangements to become a CLEC.

  The Company believes that it is well positioned with the passage and initial implementation of the 1996 Act to address a significantly larger portion of the telecommunications market and to improve its operating margins in the switched and dedicated services markets by expanding its networks, installing additional high capacity digital switches (as well as increasing the switching capacity of existing switches) and offering new products and services. Also, in 1996, the Company introduced a new service offering consisting of basic Internet access for business customers, and in February 1997 TCG acquired CERFnet, a leading regional Tier I ISP for business customers. As of June 30, 1997, the Company offered a variety of Internet services in 22 metropolitan areas.

  In September 1997 the Company introduced a general long distance service offering packaged with its existing local services in 22 metropolitan areas. The service is being provided primarily through the resale of other carriers' services, although the Company provides long distance services over its own facilities wherever possible.

  TCG has historically benefited from its relationships with the Cable Stockholders, which are among the largest cable television companies in the United States. Through such relationships, the Company has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its networks in a rapid, efficient and cost-effective manner.

  The Company believes that it has several advantages that enable it to compete successfully in the new competitive telecommunications marketplace, including (i) extensive, technologically advanced networks located or under development in major metropolitan markets nationwide, (ii) state-of-the-art information systems, (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in the telecommunications industry, (iv) positive relationships with its broad array of commercial customers, (v) TCG's reputation for high quality service, and
(vi) established relationships with cable television operators.

BUSINESS STRATEGY

  As a premier competitive local telecommunications carrier, the key elements of the Company's business strategy are to:

 . PROVIDE A WIDE RANGE OF LOCAL TELECOMMUNICATIONS SERVICES. The Company provides a broad array of telecommunications services to meet the voice, data and video transmission needs of its customers, including basic local exchange telephone services, enhanced switched services, long distance services, dedicated services, high speed switched data services, Internet services, disaster avoidance services and video channel transmission services. Switched services revenue increased 87% for the six months ended June 30, 1997 from the switched services revenue for the six months ended June 30, 1996 on a pro forma basis. In the first six months of 1997, approximately 43% of the Company's revenues were generated from switched services. The Company expects a growing portion of its revenue to be derived from basic local exchange telephone services, enhanced switched services, Internet services and high speed switched data services as it continues to deploy digital switches in its markets.

 . FOCUS ON BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS. The Company's networks serve large metropolitan markets, which have significant concentrations of telecommunications-intensive businesses. The Company's customers in these markets include financial services companies, media and insurance companies, long distance carriers and resellers, healthcare and educational institutions, governmental agencies, Internet service providers, disaster recovery service providers, wireless communications companies, residential multiple dwelling units and an increasing number of small and medium-sized business customers. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant services providers, cable television companies and long distance carriers, to resell TCG's services. For the six months ended June 30, 1997, approximately 63% of the Company's revenues were generated from business customers (including resellers) and approximately 37% were generated from long distance carrier customers.

 . OFFER ALL-DISTANCE SERVICES. The Company believes there is a growing demand, especially from small to medium-sized businesses, for telecommunications carriers to offer comprehensive packages of services so that a customer may obtain most or all of its telecommunications needs from a single provider. In September 1997 TCG broadened its existing long distance products into a general offering of long distance services in 22 metropolitan areas. These services have enhanced features and are available packaged with the

   Company's already comprehensive offerings of local services. TCG leverages its existing network investment by routing and switching as great a portion of long distance services as possible over its existing local and regional facilities, with the balance of such services being provided by the resale of the services of other carriers. For example, the Company has substantially completed a reconfiguration of the many adjacent local networks it operates between Boston and Washington, D.C. into a regional network covering a geographic area extending from southern New Hampshire to northern Virginia.

 .  EXPAND GEOGRAPHIC REACH AND DENSITY OF EXISTING NETWORKS AND ENTER NEW
   MARKETS. In response to customer demand, the Company continues to increase the geographic reach and density of its existing networks by deploying additional fiber optic rings and connecting additional customers to its networks. The Company anticipates that making significant capital expenditures over the next several years to expand its existing networks and to develop new networks will lead to significant increases in revenue opportunities. The Company may also make selected acquisitions. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, ILECs, railways, subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. In the course of expanding its networks, the Company also has the ability to reach TCG customers by reselling all or a portion of the telecommunications services offered by ILECs. However, the Company believes that the extensive geographic reach and density of its networks make it less reliant than other CLECs on the networks of the ILECs. In addition, where appropriate, the Company has the ability to link its customers to its networks through a variety of technologies including the use of microwave services, including 38 GHz milliwave. The Company plans to expand into additional metropolitan markets, which the Company believes will further broaden its customer base and enhance its ability to attract national business accounts for its services.

 . OFFER HIGH QUALITY NETWORKS AND SUPERIOR CUSTOMER SERVICE. TCG believes that it offers cost and service quality advantages over ILECs as a result of its integrated operations, customer support, network monitoring and management systems and state-of-the-art technology deployed in the Company's digital networks. TCG consults closely with its customers to develop competitively priced telecommunications services that are tailored to their particular needs. The Company's centrally managed customer care and support operations are also designed to facilitate the processing of orders for changes and upgrades in services. TCG believes that it provides greater attention and responsiveness to its customers than do the ILECs.

 . BENEFIT FROM WORKING RELATIONSHIPS WITH CABLE TELEVISION OPERATORS. Through its relationships with cable television operators, including the Cable Stockholders, the Company has historically been able to utilize existing rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. The Company is currently working with certain Cable Stockholders for the provisioning of residential or multiple dwelling unit telephony services over the cable television operators' hybrid fiber-coaxial networks with TCG providing switching, call processing, calling features and ancillary services. Beginning as technical trials, these efforts have expanded into limited commercial offerings in certain locations in Connecticut, Michigan, California, Illinois, Maryland and Florida.

 . SPEARHEAD REGULATORY REFORM. As the first and largest CLEC, TCG has been at the forefront of industry efforts for over a decade to introduce competition to the local telecommunications market. The Company has aggressively pursued the goal of making competitive local exchange services economically, technically and operationally feasible by working for legislative and regulatory reform and through negotiations with ILECs. The Company has continued its regulatory reform activities in an effort to ensure that the 1996 Act is implemented and interpreted in a manner that promotes fair competition for telecommunications services.

 . CAPITALIZE ON MANAGEMENT TEAM EXPERIENCE. TCG's management team is comprised of executives who are recognized as leaders in the development of the competitive local telecommunications industry. This management team has extensive operational, technical, financial and regulatory expertise as well as a proven track record in a rapidly changing marketplace.

RECENT DEVELOPMENTS

  Third Quarter 1997 Results. On October 29, 1997, the Company reported its third quarter financial and operating data. The Company reported third quarter revenues of $131.4 million. TCG's switched services revenue at the end of the third quarter represented 46% of total revenues and Internet and enhanced data services revenues were 4.7% of total revenues. Operating expenses for the Company were 57.2% of revenues and selling, general and administrative expenses for the Company were 33.9% of revenues for the third quarter. EBITDA for the third quarter was $11.8 million and EBITDA margin was 9.0% of revenues. Net loss for the third quarter was $53.8 million or $0.32 per share of Common Stock. At September 30, 1997, total access lines for switched services were 249,504, voice grade equivalents were 6.28 million and high speed data circuits in service totaled 669. TCG's capital expenditures during the quarter totaled $118.0 million. Total fiber optic route miles at the end of the third quarter were 8,680. Total buildings served were 12,328. Total sales and marketing employees at the end of the third quarter were 643 out of total employees of 2,899.

  BizTel Communications, Inc. On October 29, 1997, the Company acquired the remaining 50.1% equity interest in BizTel not owned by the Company in exchange for the issuance of 1,667,631 shares of the Company's Class A Common Stock. The Company had previously acquired a 49.9% interest in BizTel in February 1996. BizTel holds FCC licenses to provide telecommunications services utilizing 38 GHz digital milliwave transmission in over 200 geographic areas, which include more than 95 of the 100 largest metropolitan markets and all markets were TCG operates. BizTel's 38 GHz milliwave services can be used by TCG to economically connect customers to the Company's fiberoptic networks, to provide network redundancy, diverse routing or quick temporary installations and to provide stand-alone facilities where the Company does not have fiber optic networks.

  CERFnet Acquisition. On February 4, 1997, the Company acquired from General Atomic Technologies Corporation and General Atomics all the outstanding capital stock of CERFnet, a leading regional provider of Internet-related services to businesses, including dial-up and dedicated Internet access, World Wide Web hosting and colocation services and Internet training. TCG issued to General Atomics 2,100,000 shares of its Class A Common Stock and granted to General Atomics certain registration rights with respect to such shares of Class A Common Stock. CERFnet operates an advanced nationwide backbone network, maintains state-of-the-art Internet server facilities, has established and maintains direct peering relationships with other ISPs, and served over 6,000 customers located primarily in California and Arizona. TCG expects to upgrade CERFnet's backbone, to accelerate the expansion of CERFnet's services nationwide and to achieve marketing synergies by packaging CERFnet's Internet services with TCG's complementary telecommunications services. After the acquisition, the name of CERFnet was changed to TCG CERFnet, Inc.

  Eastern TeleLogic Acquisition. Effective March 1, 1997, TCG completed its acquisition of ETC for 2,757,083 shares of TCG's Class A Common Stock. The Company also assumed $53 million in ETC debt and loaned $115 million to ETC, the proceeds of which were used to redeem the stock held by certain minority stockholders. ETC is the leading competitive local exchange carrier in Philadelphia, Pennsylvania and in the neighboring cities of Camden, New Jersey and Wilmington, Delaware. In the first of two steps, on October 25, 1996, ETC redeemed shares of its stock and employee stock options (approximately 47%) not held by Comcast CAP of Philadelphia, Inc. ("Comcast CAP"), a corporation owned 51% by Comcast Corporation and 49% by TCG. Comcast CAP borrowed at a market interest rate approximately $115 million from TCG as a short-term loan and, in turn, loaned this amount to ETC to effect the redemption. In the second step, TCG acquired Comcast's 51% stock interest in Comcast CAP in exchange for 2,757,083 shares of the Company's Class A Common Stock, resulting in ETC becoming a wholly-owned subsidiary of TCG. Comcast subsequently sold these shares of Class A Common Stock to a third party. The acquisition of ETC provides TCG with access to the Philadelphia market, the nation's fifth largest market, and allows TCG to establish a contiguous network between Boston and Washington, D.C. ETC operates a Class 5 digital telephone switch on its 525-mile fiber optic network which connects to more than 360 buildings. After the acquisition, the name of Eastern TeleLogic Corporation was changed to TCG Delaware Valley, Inc.

  As part of the acquisition, the Company assumed the ETC Facility. This facility, which ETC entered into in October 1995, is a $60 million credit facility with certain banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Potential Acquisition. The Company is negotiating with a CLEC, a majority of the equity of which is owned by a Cable Stockholder, to purchase substantially all of its assets used in connection with its fiber optic communications system. If the parties sign a definitive purchase agreement relating to this acquisition and pending the closing of such transaction, the Company would provide certain services in connection with the operations of such communications system. The proposed purchase price is approximately $55 million in cash and the Company would be required to assume certain obligations of the seller.

  The Company has had discussions with a number of other telecommunications companies regarding acquisitions, possible strategic partnerships and other investment arrangements. The Company has no present agreement regarding the terms of any such transaction. If and when attractive opportunities become available, the Company contemplates pursuing such opportunities to effect such a transaction. Nonetheless, there can be no assurance that any such strategic business arrangement will be entered into or the timing thereof. Specifically, any future decision by the Company as to whether or not to pursue any such strategic partnership or similar business arrangement will be based upon, among other things, the relative attractiveness of available alternative business and investment opportunities, the regulatory environment for telecommunications properties, future developments relating to the Company, the CLEC industry, general economic conditions and other future developments.

THE COMPANY'S SERVICES

  The Company provides its customers with a comprehensive array of local and long distance telecommunications services, including basic local exchange telephone services, enhanced switched services, Internet services, national and international toll services, 800 services, dedicated services, high-speed switched data services, disaster avoidance services and video channel transmission services. Switched voice services offered by the Company primarily use high-capacity digital switches to route voice transmission anywhere on the public switched telephone network. TCG's dedicated services, which include private line and special access services, use high-capacity digital circuits to carry voice, data and video transmission from point-to-point in multiple configurations. The Company provides its media industry customers with point-to-point, broadcast-quality video channels for video transmission between two or more locations, including video link services to all the major television networks as well as to other programmers. The Company also provides private network management and systems integration services for businesses that require combinations of various dedicated and switched telecommunications services.

  Switched Services. The Company's switched services provide customers with local dial tone and local and regional calling capabilities and connection to their IXCs. The Company's switched services are branded under the "Prime" name and include the following:

    PrimeDistance SM This service is a long distance service which is offered as a package to the Company's customers for local services. It is a broad service including national and international toll services, 800 services, directory assistance, operator services and fraud detection features.

    PrimeNBX SM This service gives voice and data customers a choice for analog, digital voice-only and ISDN Centrex telephone lines to customers' desktops. With PrimeNBX, TCG owns, houses, manages and maintains the switch. PrimeNBX allows customers to retain control over network configurations. Lines can be added, deleted and moved as needed. Business customers can utilize TCG as their primary Centrex provider, as a supplement to the ILEC's Centrex service, or as an addition to a fully-utilized customer owned private branch exchange ("PBX").

    PrimeXpress SM This service is utilized by PBX users to provide access to the local, regional and long distance telephone networks. PBX customers may use either the Company's telephone numbers or their ILEC-assigned telephone numbers. Customer access to the Company's network is accomplished by a DS-1 digital connection or analog trunks between the customer's PBX port and the Company's switching centers.

    PrimePath SM This service enables customers to connect to the TCG network using Prime Business Lines or Prime Business PBX Trunks. PrimePath is available in a variety of feature packages which have been developed to serve TCG customers, with features such as Call-Waiting, Call-Forwarding, Conference Calling and PrimeMail voice mail.

    PrimePlus SM This service provides customers with a competitive alternative to ILEC service for intraLATA toll calls. It is a customized, high quality calling plan available to PrimeNBX, PrimePath and PrimeXpress customers. TCG works with customers to devise cost-saving intraLATA calling programs based on actual usage and calling patterns.

    PrimeOne SM This service is basic local exchange service which can be tailored to a customer's particular calling requirements. Local telephone service includes operator and directory assistance services, as well as an intraLATA toll plan.

    TCG Pay Phone Services These services provide full public pay telephone service to public customers and dial tone services and access lines to other public pay telephone providers, including pay telephone services at several major airports.

    Switched Access Services These services provide IXCs with switched connections to their customers for the origination and termination of long distance telephone calls.

    Integrated Services Digital Network ("ISDN") PrimePlex SM Services These services provide TCG's customers with multiple voice and data communications services over a single telecommunications line. The Company's ISDN services allow customers to perform multiple functions such as simultaneous voice and computer links, and enable the Company to offer customers value-added features. High speed ISDN applications include desk top video conferencing, interconnection of local area networks ("LANs") and Internet access.

    Advanced Intelligent Network ("AIN") Services Utilizing the Bellcore ISCP/tm format, these services offer customers advanced, customized switching features which may include local number portability.

  Dedicated Services. The Company's dedicated services, which include special access and digital private line services, use high-capacity digital circuits to carry voice, data and video transmission from point-to-point in flexible configurations involving different standardized transmission speeds and circuit capacities, including:

    DS-0 This is a dedicated service that accommodates business communications with digital data transmission through a voice grade equivalent circuit with a capacity of up to 64 kilobits per second ("kbps"). This service offers a private line digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment. Multiple DS-0 services are offered in a variety of combinations, depending on the particular application and can also provide voice grade analog connections.

    DS-1 This is a high speed digital channel that typically links customer locations to long distance carriers or other customer locations. Used for multiple voice or data transmission, access to the Internet and interconnection of LANs, DS-1 services accommodate digital data transmission capacity of up to 1.544 megabits per second ("mbps"), the equivalent of 24 voice grade circuits.

    European-Standard DS-1(E-1) The Company was the first U.S.-based local carrier to offer this dedicated high capacity service, which allows customers to accommodate their international traffic with a digital data transmission capacity of up to 2.048 mpbs, which is equivalent to 30 voice grade equivalent circuits. This dedicated service offers international business customers the flexibility to connect their United States locations to international circuits that operate at the high capacity European standard transmission speed.

    DS-3 With digital data transmission capacity of up to 44.736 mbps, this dedicated service provides a very high capacity digital channel, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This digital service is used by long distance carriers for central office connection and by some large corporate users to link multiple sites. It is also used for data services applications.

    TCG OmniRing SM This service provides a standard Optical Carrier ("OC") service for those customers requiring enhanced network survivability, advanced network architectures and centralized network monitoring and management capabilities. With TCG OmniRing customers enjoy the benefits of dedicated private local OC3 or OC12 synchronous optical network ("SONET") rings between various customer-designated sites and the Company's nodes.

  Data Services. The Company offers its customers a broad array of data services that enable customers to create their own internal computer networks and access external computer networks and the Internet. In 1992, TCG introduced its native speed LAN inter-networking data service which is used to connect workstations and personal computer users on one or more LANs. Called OmniLAN SM, this service provides users with transmission capacity for 10 mbps Ethernet, 4 and 16 mbps Token Ring and 100 mpbs FDDI LAN interconnections. Native speed services avoid the bottleneck problems that are frequently encountered with customary DS-1 connections by providing the customer with a circuit that matches the transmission speeds of its LAN. OmniLAN provides dedicated circuits, guaranteed transmission capacity and guaranteed bandwidth for virtually all LAN applications. Users can share files and databases as if they were all working on the same computer, or within the same LAN. In 1996 TCG introduced Fast Ethernet LAN Interconnect Service for business customers which have or plan to build Fast Ethernet networks and require native speed connections between geographically disparate LANs.

  As companies and communications become more sophisticated, there is an increased need for customer access to superior traffic management of sensitive data, video and voice transmission within a single metropolitan area or between various company operations. The Company's switched data services, called OmniStream SM, offer sophisticated switched data services over the Company's SONET/ATM backbone and provide high standards in reliability and flexibility while enabling users to reduce the costs associated with interconnecting various geographically dispersed and architecturally diverse information systems. The Company's ATM platform supports evolving high-speed applications, such as multimedia, desktop video conferencing and medical imaging. Additionally, the Company's services allow users to interconnect both high speed and low speed LAN environments. Customers also benefit from flexible billing, as well as detailed usage reports.

  Internet Services. The Company accommodates its customers' demand for Internet services directly through TCG CERFnet, a Tier I ISP, and indirectly by providing the connection between a customer and an ISP. CERFnet Services include a full range of Internet-related services for businesses and professionals. These services include basic Internet dial up access for professionals and small businesses, marketed as DIALn'CERF SM services, and dedicated Internet access for larger customers at speeds ranging from 56 kbps to DS-3, as well as LAN connections. CERFnet also provides World Wide Web hosting services; the customer may choose to locate its Internet server on its own premises with CERFn'WEB SM services or may colocate its server at a CERFnet facility connected directly to CERFnet's Internet backbone with WEB SuperSite SM services. CERFnet also offers Internet training and consulting including the design of World Wide Web sites. OmniOnLine SM Internet Services provide business customers with basic Internet access over TCG's SONET based ATM backbone network.

  Video Services. TCG provides analog video link services to its media industry customers, including all of the major television networks as well as to many cable services and independent programmers. The Company's video services include offering a broadcast quality, analog channel which can be provided on a point-to-point or point-to-multipoint basis.

  Wireless Services. OmniWave SM services, TCG's 38 GHZ digital milliwave private line service, supports capacities of 4 DS-1s, 8 DS-1s and 1 DS-3. These services can be multiplexed at either end of the circuit to provide lower levels of bandwidth. OmniWave services utilize a broadband milliwave transmission spectrum for quality and reliability that is comparable to that achieved by conventional fiber optic networks. BizTel is TCG's primary and preferred provider of these services.

  Residential Services. TCG currently offers residential telephony services on a retail basis in several multiple dwelling units and in a number of single family residences and continues to develop services for this market. TCG provides wholesale local exchange services that are suitable for reselling to residential consumers, including local and long distance toll usage, features and auxiliary functions such as network provisioning, installation, customer service, billing, operator services, and directory assistance. TCG's wholesale customers, which resell these services to individual users, include landlords, real estate development and management companies and the Cable Stockholders. With certain exceptions, TCG's ability to provide residential services is subject to the approval of its Class B stockholders. See "Description of Capital Stock."

  Calling Card Services. In August 1997 TCG commenced offering a full service long distance calling card with specialized features designed for business travelers, called PrimeCard SM service.

CUSTOMERS AND MARKETING

  The Company's customers are principally telecommunications-intensive businesses, hospitals, and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers and wireless communications and financial services companies. In 1985, the Company's customers were primarily long distance carriers. While the Company's carrier business has continued to grow, in 1996 all other customers (including resellers) accounted for approximately 62% of the Company's pro forma revenues. For the first six months of 1997, the Company's 10 largest customers accounted for approximately 43% of TCG's total revenues. During that period, no customer accounted for more than 10% of such revenues.

  The Company has sought to establish "TCG"(R) "Prime-" and "Omni-" as recognized brand names for its services and products. TCG is rebranding the Internet services of its CERFnet subsidiary as "TCG CERFnet" services. The Company's marketing emphasizes its state-of-the art digital networks, flexibly priced products and services, responsive customer service orientation and integrated operations, customer support and network monitoring and management systems. For large telecommunications-intensive businesses that depend on accurate and reliable telecommunications, the Company promotes the operational and strategic security achieved through vendor and facility diversity. The Company's centrally managed customer care and support operations are designed to facilitate the installation of new services and the processing of orders for changes and upgrades in TCG customer services. The Company seeks to be among the first to introduce new telecommunications products and service, thereby increasing usage among existing TCG customers and attracting new customers to the Company's networks.

  The Company generally offers its services in accordance with applicable tariffs filed with the FCC (for interstate services) and State PUCs (for intrastate services). As a non-dominant carrier, TCG does not have to cost-justify its rates and frequently enters into customer and service specific arrangements. The services offered by TCG are typically priced at a modest discount to the prices of the ILECs.

  With a direct sales force in each of its markets, TCG initially targets the large telecommunications-intensive businesses concentrated in the major metropolitan markets served by its networks. The Company's customers in these markets include financial services firms, media and health care companies and educational and governmental institutions. In addition, TCG markets its services through sales agents, landlords, advertisements, trade journals, media relations, direct mail and participation in trade conferences.

  The Company is increasing its marketing to small and medium-sized business customers. The Company's strategies for addressing this market include (i) hiring and training specialized account executives dedicated to developing this market; (ii) increased marketing to this class of customers in office buildings or multiple dwelling units already served by TCG's network; (iii) developing special services and packages of services attractive to this market segment; and (iv) employing 38 GHz wireless technology to reach these customers cost-effectively.

  TCG also targets long distance carriers and resellers, ISPs, disaster recovery service providers and wireless telephone companies through its national sales organization. The Company has master services agreements (which generally set forth technical standards, ordering processes, pricing methodologies and service grade requirements, but do not guarantee any specified level of business for TCG) with a significant number of long distance carriers. For example, AT&T considers TCG a preferred national supplier of dedicated and switched access services. By providing long distance companies a local connection to their customers, the Company enables these carriers to avoid complete dependence on the ILECs for access and to obtain a high quality, reliable local connection at savings over the ILECs' charges. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant service providers, cable television companies and long distance carriers, to resell TCG's services. TCG has engaged in technical trials pursuant to which certain long distance carriers have resold TCG local exchange service and intraLATA toll service bundled with their long distance service. These trials began in the second half of 1995, and as of September 30, 1997, all but one had been terminated. The Company is seeking to initiate trials with other carriers, but no new trials have commenced. Because of the limited scope and preliminary nature of these trials, the Company is unable to determine at this time whether these services will be expanded or become commercial offerings. The Company believes that it has been and will continue to be one of the largest providers of competitive local access services for long distance carriers.

THE NETWORKS

  The Company uses the latest technologies and network architectures to develop a highly reliable infrastructure for delivering high speed, quality digital transmission of voice, data and video telecommunications. The basic transmission platform consists primarily of optical fiber equipped with high capacity SONET equipment deployed in self-healing rings. These SONET rings give TCG the capability of routing customer traffic simultaneously in both directions around the ring thereby eliminating loss of service in the event of a cable cut. The Company extends SONET rings or point-to-point links from rings to each customer's premises over its own fiber optic cable, unbundled facilities obtained from ILECs, microwave (including 38 GHz milliwave) transmission facilities (primarily provided by BizTel) and other technologies. TCG also installs diverse building entry points where a customer's security needs require such redundancy. TCG then places necessary customer-dedicated or shared electronic equipment at a location near or in the customer's premises to terminate the link.

  TCG serves its customers from one or more nodes or hubs strategically positioned throughout its networks. The node houses the transmission and switching equipment needed to interconnect customers with each other, the IXCs and other local exchange networks. Redundant electronics, with automatic switching to the backup equipment in the event of failure, protect against signal deterioration or outages. Continuous monitoring of system components focuses on proactively avoiding problems rather than just reacting upon failure.

  TCG adds switched, dedicated, Internet and data services to its basic fiber optic transmission platform by installing sophisticated digital electronics at its network nodes and at customer locations. TCG's advanced ISDN- capable digital telephone switches are connected to multiple ILEC and long distance carrier switches to provide TCG's customers access to every telephone in the local market as well as across the country and around the world. Similarly, TCG provides ATM switched and LAN multiplexers at the customer's premises and in its nodes to provide high speed LAN interconnection and native ATM services.

  The Company's strategy for adding customers is designed to maximize the speed and impact of its marketing efforts while maintaining attractive rates of return on capital invested to connect customers directly to its networks. To initially serve a new customer, for example, TCG may use various transitional links, such as reselling a portion of the ILEC's network and, where appropriate, using alternative transmission technologies such as microwave transmission, including 38 GHz milliwave. Once the new customer's communications volume and product needs are identified, the Company may build its own fiber optic connection between the customer's premises and its networks to accommodate (i) the customer's current and future telecommunications needs and (ii) the Company's efforts to maximize return on network investment.

  In determining which new markets to enter, the Company carefully analyzes the potential customer base and competitive condition within the market. The Company is planning on building new facilities, entering into fiber leases, and other arrangements with cable television companies and other carriers, acquiring existing telecommunications providers and exploring new technologies that have potential to enhance network expansion (such as the use of microwave radio facilities). The Company also seeks to utilize relationships with the Cable Stockholders or other cable television operators who have an existing presence in the market and with which the Company may be able to develop a fiber optic network rapidly and efficiently. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, incumbent local exchange carriers, railways, subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. TCG plans to continue making selected acquisitions of existing local telecommunications networks in markets in which it has existing local telecommunications operations or which are geographically proximate to such markets, as well as in markets that are otherwise attractive to TCG. The Company's use of BizTel as its primary and preferred provider of 38 GHz services offers the Company the opportunity to market telecommunications facilities to customers in geographical areas where the Company has not yet constructed, and may not find it economical to construct, fiber optic facilities.

  The following chart sets forth information regarding each of the Company's local telecommunications networks that are active or in progress as of June 30, 1997:

        METROPOLITAN
            AREA                            METROPOLITAN MARKET(A)
        ------------                        ----------------------
New York/New Jersey.......... Bergen-Passaic, Jersey City, Middlesex-Somerset-
                              Hunterdon,
                              Nassau-Suffolk, New York, Newark, Trenton
Boston....................... Boston, Brockton, Lawrence, Worcester
San Francisco................ Oakland, San Francisco, San Jose
Chicago...................... Chicago, Gary
Philadelphia................. Philadelphia, Wilmington
Los Angeles.................. Los Angeles-Long Beach, Orange County
Houston...................... Houston
Dallas....................... Dallas, Fort Worth-Arlington
Omaha........................ Omaha
Seattle...................... Bellingham, Seattle-Bellevue-Everett, Tacoma
San Diego.................... San Diego
Milwaukee.................... Kenosha, Milwaukee-Waukesha, Racine
Detroit...................... Detroit
Miami/Ft. Lauderdale......... Fort Lauderdale, Miami, W. Palm Beach-Boca Raton
Phoenix...................... Phoenix-Mesa
Hartford..................... Bridgeport, Danbury, Hartford, New London-Norwich,
                              New Haven-Meriden, Waterbury
St. Louis.................... St. Louis
Indianapolis................. Indianapolis
Baltimore.................... Baltimore
Washington................... Washington, D.C.
Pittsburgh................... Pittsburgh
Denver....................... Boulder-Longmont, Denver
Providence................... Providence-Fall River-Warwick
Cleveland.................... Cleveland-Lorain-Elyria
Portland (Oregon)............ Portland-Vancouver
Salt Lake City............... Salt Lake City-Ogden
Birmingham................... Birmingham
Chattanooga.................. Chattanooga
Knoxville.................... Knoxville
Nashville.................... Nashville

               METROPOLITAN
                   AREA                                  METROPOLITAN MARKET(A)
               ------------                              ----------------------
Tampa Bay................................. Tampa Bay
Orlando................................... Orlando
Columbus (Ohio)........................... Columbus
Charlotte................................. Charlotte
Cincinnati................................ Cincinnati
Atlanta................................... Atlanta
Minneapolis-St. Paul...................... Minneapolis-St. Paul
Sacramento................................ Sacramento

--------
(a) Consists of primary metropolitan statistical areas, metropolitan statistical areas and New England consolidated metropolitan areas, as defined by the U.S. Census Bureau.

COMPETITION

  The Company faces substantial and increasing competition in each of the metropolitan areas it serves or plans to serve from entities that offer services similar to those offered by TCG, including ILECs such as Ameritech, Bell Atlantic, BellSouth, SBC Communications, U S WEST, Southern New England Telecommunications and GTE. The Company believes that ILECs generally benefit from their long-standing relations with customers, substantial technical and financial resources, established ubiquitous networks and federal and state regulations that could provide them with increased pricing flexibility as competition increases. In addition, in most of the metropolitan areas in which the Company currently operates, at least one, and sometimes several, other CLECs offer substantially similar services at substantially similar prices to those of the Company. Other CLECs, ILECs entering new geographic markets, cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end users may offer services similar to those offered by the Company. In addition, the current trend of actual and proposed business combinations and alliances in the telecommunications industry, which include mergers between ILECs, between IXCs and international carriers and between IXCs and CLECs, may create significant new competitors for the Company.

  The 1996 Act is intended to increase competition in the local telecommunications business. The 1996 Act requires all local exchange providers, including the Company and new entrants, to offer their services for resale and requires ILECs to offer their substantial network facilities on a discounted wholesale basis and on an unbundled basis. These requirements may facilitate entry by new competitors without substantial capital risk or investment. However, there can be no assurance that any rates or facilities offered by ILECs to TCG or other CLECs will be economically attractive or technically viable.

  The Company believes that the 1996 Act will provide it with increased business opportunities and potentially better margins by opening all local markets to competition and by requiring ILECs to provide improved direct interconnection at lower cost. However, under the 1996 Act, the FCC and some state regulatory authorities may provide ILECs with increased flexibility to reprice their service as competition develops and as ILECs allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to a particular customer or for a particular route below the prices charged by the Company for services to that customer or for that route, just as the Company may itself underprice those new entrants. If ILECs and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenues and margins of TCG. If regulatory decisions permit the ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on the Company. However, the Company believes that the negative effects of the 1996 Act may be more than offset by (i) increased revenues available as a result of being able to address the entire local exchange market, (ii) mutual reciprocal compensation with the ILEC that results in TCG terminating its local exchange traffic on the ILEC's network at little or no net cost to TCG, (iii) obtaining access to off-network customers through more reasonably priced expanded interconnection with ILEC networks and (iv) a shift by IXCs to purchase access services from CLECs instead of ILECs. There can be no assurance, however, that these anticipated results will offset completely the effects of increased competition as a result of the 1996 Act.

  Currently, TCG's services are predominantly local and regional, although TCG has begun to offer wholesale and other long distance services on a limited basis in order to provide a full range of telecommunications services to those customers who prefer to obtain most or all of their telecommunications services from one provider. However, TCG has examined from time to time, and will continue to examine, opportunities to expand its provisioning of other related telecommunications services. If the Company were to expand its provisioning of telecommunications or Internet services, it could incur certain additional risks in connection with such expansion, including technological compatibility risks, legal and regulatory risks and possible adverse reaction by some of its current customers.

  All of the Cable Stockholders are in the telecommunications business and may, now or in the future, provide services which are the same or similar to those provided by TCG. In addition, affiliates of TCI, Cox and Comcast, which collectively have designated a majority of the directors of the Company, together with an affiliate of Sprint, have formed Sprint PCS, a partnership created to provide certain wireless telecommunications services. Also, affiliates of TCI, Cox and Comcast are principal owners of At Home, a provider of Internet related services over the @Home(TM) Network. No assurance can be given that the Cable Stockholders will not compete with TCG in certain markets or in the provision of certain telecommunications services. Although directors of TCG who are also directors, officers or employees of the Cable Stockholders or any of their respective affiliates have certain fiduciary obligations to TCG under Delaware law, such directors and the Cable Stockholders, as the controlling stockholders of TCG, are in positions that may create conflicts of interest with respect to certain business opportunities available to and certain transactions involving the Company. The Cable Stockholders have not adopted any special voting procedures to deal with such conflicts of interest, and there can be no assurance that any such conflict will be resolved in favor of TCG. In this regard, TCG's Amended and Restated Certificate of Incorporation provides that TCG may not provide certain (i) wireless communications services (other than products and services delivered via point-to-point microwave and milliwave transmissions) or (ii) telecommunications services to residences until, in each case, the earlier of June 26, 2001, or the date on which the holders of Class B Common Stock no longer represent at least 50% of the voting power of the outstanding Common Stock of the Company, without the affirmative vote of the holders of a majority of the Class B Common Stock, subject to certain exceptions.

REGULATORY AND GOVERNMENTAL MATTERS

  Introduction. TCG is subject to extensive federal and state regulation. In most states, the Company is subject to certification and tariff filing requirements with respect to intrastate services. TCG is permitted to file tariffs for interstate access services with the FCC, although such tariff requirements are generally less restrictive than those imposed on ILECs which offer similar services. An FCC order that required domestic interstate, interexchange tariffs to be canceled has been temporarily stayed and a number of parties have filed petitions with the FCC seeking reconsideration of the FCC's decision. On June 19, 1997, the FCC adopted an Order that permits CLECs like the Company to voluntarily withdraw their FCC tariffs for most interstate services. The Company has not decided whether to withdraw its FCC tariff. On the same day, the FCC initiated a further inquiry to determine whether to require that competitive local exchange carriers like the Company withdraw their tariffs. While the Company cannot predict what the FCC will do with this further inquiry, were the FCC to require the withdrawal of the Company's tariffs and replacement of those tariffs with contractual arrangements, TCG could incur substantial legal and administrative expense.

  Under the 1996 Act, all local exchange carriers, including TCG, must interconnect with other carriers, make their services available for resale by other carriers, provide non-discriminatory access to rights of way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. See "--Competition". The Company, ILECs, other CLECs and long distance carriers, will also be required to contribute some portion of their gross revenues (subject to adjustments) to the support of universal service programs under the FCC's rules implementing the universal service provisions of the 1996 Act, which were adopted on May 7, 1997. TCG may also be eligible to receive funds from universal service programs if the Company provides services to schools and libraries. Several parties have sought judicial review of the FCC's universal service rules.

  Interconnection/Access Arrangements. Under the 1996 Act, ILECs are required to negotiate with TCG to provide for interconnection to the ILEC network. In the event that an interconnection agreement cannot be negotiated the 1996 Act provides for mandatory arbitration before state public utility commissions ("State PUCs"). TCG was able to reach negotiated agreements with NYNEX (now owned by Bell Atlantic) for New York, with Pacific Telesis (now owned by SBC Communications) for California and with BellSouth for its entire region. TCG was required to seek arbitration with ILECs to obtain interconnection agreements in other states where the Company operates. During this process TCG has generally been able to operate pursuant to pre-existing arrangements with ILECs. TCG has concluded its initial set of arbitrations and its interconnection agreements are either final or nearing final regulatory approval. However, some ILECs are seeking judicial review of the arbitrated decisions and certain of TCG's final interconnection agreements are subject to appeal to federal and state courts as permitted by the 1996 Act. In particular, TCG's agreements with U S WEST in Arizona, Colorado, Oregon and Washington have been appealed by U S WEST and its agreement with Southwestern Bell in Texas has been appealed by Southwestern Bell. TCG appealed its agreement with Ameritech in Wisconsin, and both TCG and Ameritech have appealed the arbitration decision of the Illinois Commerce Commission. On October 15, 1997, the United States District Court for the Western District of Wisconsin granted the summary judgment motions of Ameritech Wisconsin and the Public Service Commission of Wisconsin. TCG has not, at this time, determined what further steps, if any, it may take in connection with this Wisconsin appeal. In none of these surviving appeals has a preliminary injunction been sought or granted and accordingly the interconnection agreements as approved by the State PUCs remain valid and in effect.

  On August 8, 1996, the FCC released both a First Report and Order and a Second Report and Order and a Memorandum Opinion and Order (collectively, the "Interconnection Orders"). The Interconnection Orders established a framework of minimum national standards and procedures to enable State PUCs and the FCC to begin implementing many of the local competition provisions of the 1996 Act. On September 27, 1996, the FCC issued an Order on Reconsideration of the First Report and Order, in which it added a non-usage-sensitive charge to the rate for unbundled switching and clarified that, as a practical matter, an IXC could not lease unbundled switching for the provision of exchange access service only until July 1, 1997. The new rules were scheduled to become effective on September 30, 1996. On October 15, 1996, however, the U.S. Court of Appeals for the Eighth Circuit issued a stay of certain provisions of the rules pending its resolution of numerous petitions for review filed by ILECs and others. Specifically, the Court stayed the FCC's pricing rules and its "pick and choose" rule, which would have allowed CLECs to receive the benefit of the most favorable provisions contained in an ILEC's agreements with other carriers. On July 18, 1997, the Court of Appeals held that the pricing rules and the "pick and choose" rule exceeded the FCC's authority and were inconsistent with the terms of the 1996 Act. The Court of Appeals also invalidated the FCC's rule requiring that interconnection agreements negotiated prior to enactment of the 1996 Act be submitted to state commissions for approval, and it held that the FCC had no authority to review or enforce agreements approved by state regulators. The FCC has indicated that it may ask the United States Supreme Court to review the decision of the Court of Appeals. The Supreme Court previously rejected applications to vacate the stay that had been imposed by the Court of Appeals, and it is impossible to predict whether the Court will agree to review the decision or what the outcome of such review would be.

  As indicated above, an FCC rule temporarily precluded IXCs from leasing unbundled switching (and other unbundled network elements) from ILECs for the provision of exchange access only. The effect of this rule lapsed on June 30, 1997. Since that date, IXCs were free in principle to lease switching and other network elements from ILECs (through IXC-affiliated CLECs) and to use those facilities for exchange access, with or without any local facilities being provided by the IXCs themselves. On August 18, 1997, the FCC issued an order clarifying that IXCs would be permitted to lease access to ILEC switches and interoffice circuits on a per-minute basis. The July 18, 1997 Court of Appeals Order described above overturned an FCC rule that would have empowered CLECs, including CLECs affiliated with IXCs, to direct ILECs to recombine network elements obtained from ILECs on an unbundled basis, but the Court of Appeals let stand an FCC rule that empowered interconnectors to direct ILECs to refrain from separating such "unbundled" elements. On October 14, 1997, the Eighth Circuit ruled in favor of those ILECs and substantially modified its July 18, 1997 decision. The Court ruled that ILECs cannot be compelled to "combine" two or more unbundled elements into "platforms" or combinations, finding that IXCs must either combine the elements themselves, or purchase entire retail services at the applicable wholesale discounts if they wish to offer local services to their customers. The latter omission was the subject of petitions for reconsideration filed with the Court of Appeals by ILECs.

  On June 13, 1997 the FCC ordered certain ILECs to refund to certain CLECs, including the Company, various overcharges by the ILECs for colocation arrangements retroactive to December 1994. TCG is unable to estimate the probable amount of this refund but expects that the amount of any refund will not be material to the Company's financial condition.

  ILEC Provision of InterLATA Services. The 1996 Act requires the Bell Operating Companies (Ameritech, Bell Atlantic, BellSouth, SBC Communications and U S WEST) to satisfy certain conditions and obtain FCC approval before they are permitted to provide long distance services in their local telephone service areas. On June 27, 1997, in its first decision on an application by an ILEC for permission to provide long distance services, the FCC found that the ILEC (SBC) had not satisfied the statutory requirements, and it denied the application. The FCC rejected a similar petition by Ameritech on August 19, 1997, on the grounds that the technical quality of services that it provides to competitors is inadequate and its systems for receiving and responding to requests for service from competitors requires substantial improvement. BellSouth has since filed an application with the FCC for permission to provide long distance service in South Carolina, criticizing the criteria applied by the FCC to SBC and Ameritech. SBC has asked the United States Court of Appeals for the Tenth Circuit to review the FCC's denial of its application and has also filed a lawsuit in federal district court alleging that the provisions of the 1996 Act that impose unique requirements and conditions on the Bell Operating Companies are unconstitutional. In addition, four new commissioners have been nominated to the five-member FCC, and the ILECs have clearly indicated that they will seek to persuade the new majority to relax their standards for ILEC relationships with local competitors. The ability of Bell Operating Companies to provide long distance services will enable them to provide customers with a full range of local and long distance telecommunications services. The provision of long distance services by Bell Operating Companies may reduce the market share of the major long distance carriers, which are among TCG's largest customers, but TCG believes it may encourage these carriers to use TCG's and other CLECs' services instead of Bell Operating Companies services.

  Access Charge Reform. On December 24, 1996, the FCC adopted certain changes and proposed other changes in the interstate access charge system. The FCC relaxed certain restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on TCG's ability to compete in providing interstate access services. On May 7, 1997, the FCC issued an Order relating to access charge reform and other matters, certain aspects of which have been appealed by various parties. The FCC also proposed rules to reform the interstate access charge rate structure, including proposals that would either grant ILECs increased pricing flexibility based on increased levels of competition, or mandate lower rates regardless of the level of competition. Although the Company cannot predict the outcome of the upcoming access charge reform, TCG believes that it is likely that the planned reform of the FCC's access charge rules ultimately will result in a significant restructuring of the rates for ILEC interstate switched access services, and a significant increase in pricing flexibility for ILECs. The FCC has enacted a number of reforms of its switched access rates. It has adopted rules that will provide discounts to users of certain CLEC switched access transport services, such as those provided by the Company. On October 9, 1997, the FCC, in response to several petitions for reconsideration, modified its May 7, 1997 access charge decision. Additionally, certain of the FCC's proposed reforms are intended to gradually lead to more cost based rates for tandem switched access services offered by ILECs, eliminating below cost rates for tandem access services that prior FCC policies required. The Company believes that these policies will improve the Company's position in competing for the provision of such services. Other elements of the FCC's access reforms will lead to lower ILEC rates for certain switched access services, or a restructuring of ILEC switched access rates. These restructured rates could make ILEC exchange access services more attractive to certain high-volume IXCs while reducing the attractiveness of ILEC exchange access services for lower-volume IXCs. Because the FCC's rate structure reforms do not begin to take effect until January 1, 1998, and since the Company cannot predict the exact impact of the reforms on ILEC access rates or the Company's prices, the Company cannot determine whether the access reforms will have any impact on the Company.

  Treatment of Internet Calls. Various ILECs have taken the position that the historical exemption from access charges of certain enhanced service providers, which currently include ISPs, should be reversed. Although this position was rejected by the FCC in its May 7, 1997 access charge Order, certain ILECs have also taken the position that they will not pay reciprocal compensation to CLECs with respect to telephone services from the ILEC's customer to an ISP served by a CLEC. TCG believes these positions are contrary to the 1996 Act and those state commissions which have so far considered the issue have declared that ILECs should pay CLECs reciprocal compensation for the Internet traffic. However, no prediction can be made whether the ILECs ultimately will be successful in asserting their positions. However, if state commissions, the FCC or courts were to reach final decisions which found in favor of the ILECs, such decisions could result in a material adverse effect on TCG, both as an Internet service provider, itself and as a provider of TCG local exchange services to other Internet service providers.

  Pay Telephone Compensation. The United States Court of Appeals for the District of Columbia decided on July 1, 1997 to reject the system adopted by the FCC for the compensation of providers of pay telephone services by long distance companies. The Court remanded the matter to the FCC for further proceedings. The Company, as a provider of pay telephone services in a number of cities, is a recipient of such pay telephone compensation payments. On October 9, 1997, the FCC adopted new rules which reduce the compensation to providers of pay telephone services.

  Universal Service. In its implementation of the 1996 Act, the FCC established new federal universal service mechanisms. Under the new rules, CLECs gain access to universal service subsidies but are required to contribute to both federal and state universal service funds. The FCC on July 18, 1997, determined that the National Exchange Carrier Association ("NECA") will be the temporary administrator of the universal service program. All entities potentially contributing to the program filed a revenue worksheet with NECA on or before September 1, 1997, and NECA will calculate amounts owed for universal service support. The first of four quarterly payments will be due January 1, 1998. The extent of the Company's federal and state universal service payment obligations cannot be accurately predicted by the Company at this time, but may be substantial. A number of parties have challenged the FCC's universal service order and the cases have been consolidated in the U.S. Court of Appeals for the Fifth Circuit in New Orleans. Either the FCC's reconsideration of its rules or a judicial determination could result in a change in CLEC support payments required for federal universal service programs. Parties also have sought stays of the rules from both the FCC and the Fifth Circuit. On October 21, 1997, the Fifth Circuit denied such request.

  Other 1996 Act Provisions. The 1996 Act contains other provisions that potentially could affect TCG's business, which may be subject to FCC rulemaking and judicial interpretation, including a provision that limits the ability of a cable television operator and its affiliates to acquire more than a 10% financial interest or any management interest in a LEC which provides local exchange service in such cable operator's franchise area.

  Telephone Number Portability Issues. On July 2, 1996, the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The Number Portability Order was modified on March 6, 1997. As modified, the Number Portability Order requires all ILECs and CLECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998 for all MSAs in which another carrier has made a specific request for the provision of portability. After December 31, 1998, each ILEC and CLEC must make number portability available within specific time frames after receiving a specific request by another telecommunications carrier. Until long-term service portability is available, ILECs and CLECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the ability of the Company to offer service in competition with the ILECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order does not address how the costs of implementing long-term service portability, which could be substantial, will be recovered.

  State Regulation. Most State PUCs require carriers that wish to provide local and other jurisdictionally intrastate common carrier services to be authorized to provide such services. TCG's operating subsidiaries are authorized to provide local exchange services in Alabama, Arizona, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin. TCG expects to file for CLEC authority in a number of additional states, and to seek geographically broadened authority in states in which it already holds LEC authority for portions of the state.

  TCG typically is not subject to price regulation or to rate of return regulation for its intrastate services. In most states, TCG is required to file tariffs setting forth the terms, conditions and prices for its intrastate services. In some jurisdictions, the tariff can list a rate range for intrastate services. TCG may be subject to additional regulatory burdens in some states, such as quality of service requirements, the requirement to offer residential service and make universal service contributions. In New York and New Jersey, TCG has authority to borrow up to $4 billion in long term debt, which is sufficient to amortize all current long term indebtedness of the Company.

  The July 18, 1997 Court of Appeals Order overturned FCC pricing rules for unbundled network elements of ILEC exchanges and held that such prices were subject to regulation by the states. The FCC has appealed the Order to the Supreme Court. In the meantime, the terms and conditions under which TCG, its competitors, and IXC-affiliated CLECs obtain interconnection with ILEC networks will be heavily dependent on pricing decisions by state regulatory commissions. Most state commissions have adopted pricing methodologies that are similar in concept to the pricing methodologies proposed by the FCC.

  Local Government Authorizations. TCG may be required to obtain from municipal authorities in certain cities street opening and construction permits and other rights-of-way to install and expand its digital networks. In some cities, TCG's affiliates or subcontractors may already possess the requisite authorizations to construct or expand TCG networks.

  In some of the metropolitan areas where TCG provides network services, TCG may pay license or franchise fees. There can be no assurance that municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that following the expiration of existing authorizations, fees will remain at their current levels. Under the 1996 Act, such fees must be fair and reasonable, applied on a competitively neutral and non-discriminatory basis and be publicly disclosed by the relevant governmental entity. There can be no assurance, however, that municipalities that currently favor the ILECs will conform their practices in a timely manner or without legal challenges by TCG or another CLEC. In September 1996, TCG filed suit in federal district court alleging that the City of Dearborn, Michigan acted in an unlawful and discriminatory manner in imposing a fee equal to a percentage of gross revenues for its use of public rights-of-way, which fee is not imposed on the local ILEC (Ameritech Michigan) in violation of applicable state law and Section 253(c) of the 1996 Act. TCG's suit is currently pending in the U.S. District Court for the Eastern District of Michigan (Southern Division). A motion for summary judgment has been filed by TCG. In addition, in July 1996, a subsidiary of TCG, Teleport Communications (New York) ("TCNY") filed suit in United States District Court in Newark, New Jersey alleging that an ordinance adopted by the Township of Bloomfield, New Jersey imposing a fee per linear foot per year for the right to use a public right-of-way is unlawfully discriminatory, in violation of the United States Constitution and Section 253(c) of the 1996 Act. TCNY has filed a motion for summary judgment. The Township of Bloomfield has, however, agreed to change its ordinance and therefore the parties are in the process of negotiating a settlement agreement. In addition, in February 1997 the City of Chattanooga joined TCG in a pending action in the U.S. District Court for Eastern Tennessee seeking to interpret the nondiscriminatory and competitively neutral requirements of Section 253(c) of the 1996 Act. On October 24, 1997, the District Court granted the defendants' motion for summary judgment, ruling that the City's franchise requirements violated state law.

  TCNY and The City of New York entered into a Franchise Agreement, dated as of May 2, 1994 (the "New York Franchise") pursuant to which The City of New York granted TCNY the non-exclusive right for a term of fifteen years to provide Telecommunications Services (as defined in the New York Franchise) in The City of New York. In addition to other payments specifically required by the New York Franchise, the New York Franchise requires that TCNY pay to The City of New York as an annual franchise fee an amount based on a percentage of TCNY's gross revenues. TCG is restricted under the terms of the New York Franchise from providing cable service or mobile telecommunications services in The City of New York.

EMPLOYEES

  As of June 30, 1997, the Company employed 2,673 employees, none of whom was represented by a union or covered by a collective bargaining agreement. TCG believes that its relations with its employees are good. In connection with the construction and maintenance of its digital networks and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. TCG believes that its success will depend in part on its ability to attract and retain highly qualified employees.

PROPERTIES

  The Company leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it operates networks. During the years ended December 31, 1995 and 1996, rental expense for operating leases totaled $11.8 million and $18.0 million, respectively. On a pro forma basis, rental expense for operating leases totaled $16.4 million and $20.4 million for the years ended December 31, 1995 and 1996, respectively. The Company has no significant real estate holdings. Management believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for the Company's business operations. The Company currently leases approximately 200,000 square feet of space at The Teleport complex in Staten Island, New York, where it maintains its headquarters, approximately 120,000 square feet in Dayton, New Jersey, where its principal executive offices are located, and approximately 70,000 square feet in Englewood, Colorado where its National Customer Service Center is located.

LEGAL PROCEEDINGS

  The Company is a party to various claims and legal proceedings arising in the ordinary course of business. The Company does not believe that such claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS

  Robert Annunziata, age 49, has been Chairman of the Board since 1990 and a director since 1984. See "--Executive Officers" for a description of Mr. Annunziata's business experience.

  Brendan R. Clouston, age 44, has been a director since April 1996. Prior to that time, he was a director of TCG from November 1992 to October 1995. Mr. Clouston has served as a consultant to TCI since August 1997. Mr. Clouston served as an Executive Vice President of TCI from January 1994 to August 1997 and as Chief Financial Officer of TCI from March 1997 to April 1997. Mr. Clouston served as President and Chief Executive Officer of TCI Communications, Inc. ("TCIC"), the predecessor company and now a subsidiary of TCI from October 1994 to March 1997 and as Executive Vice President and Chief Operating Officer of TCIC from March 1992 to October 1994. From 1987 through 1991, Mr. Clouston served in various executive positions with United Artists Entertainment Company and its predecessor United Artists Communications, Inc., most recently as Executive Vice President and Chief Financial Officer.

  John R. Dillon, age 56, has been a director since December 1991. Mr. Dillon was Senior Vice President and Chief Financial Officer of Cox Enterprises, Inc. ("CEI") since 1990 and retired on December 31, 1996. He continues to serve as a consultant to CEI and joined Cravey, Green & Wahlen, a private equity firm, as Managing Director in February 1997. He is also a director of Cox Communications, Inc. ("CCI").

  Gerald W. Gaines, age 41, has been a director since November 1994. Mr. Gaines has been Senior Vice President of Telephony Services for TCI since 1994, and represents TCI in its joint venture with Sprint, Cox and Comcast. Prior to that, he had been founder and President of GCG Inc., a management services firm serving the telecommunications industry since 1991. From 1986 to 1991, Mr. Gaines held various executive positions with U S WEST, most recently serving as President and Chief Executive Officer for U S WEST Service Link, a service bureau providing operator and computerized validation services. He also serves on the Board of Directors of the Five Points Media Center.

  Jimmy W. Hayes, age 45, has been a director since August 1996. He joined CEI in 1980 as Accounting Manager. He was promoted in May 1981 to Assistant Controller in December of that year. He was named a corporate officer in December 1982, and promoted to Vice President of Finance of CCI in August 1989. He was promoted to Senior Vice President of Finance and Chief Financial Officer of CCI in January 1992. Prior to joining CCI, Mr. Hayes was an Audit Manager with Price Waterhouse & Company in Atlanta.

  James Bruce Llewellyn, age 70, has been a director since June 1996. He has been the Chairman of the Board and principal stockholder of the Philadelphia Coca-Cola Bottling Company since 1985. He was the principal stockholder and Chairman of the ABC television network affiliate in Buffalo, New York. He served as the Chairman of Garden State Cablevision, Inc. and has been a partner in the Washington, D.C. law firm of Dickstein, Shapiro & Morin. He serves on the Board of Directors of Coors Brewing Company and Essence Communications, Inc.

  James O. Robbins, age 55, has been a director since April 1996. Mr. Robbins has served as President and Chief Executive Officer of CCI since May 1994. Prior to that, Mr. Robbins had been President of CCI since 1985. Mr. Robbins has been a director of CCI since May 1994. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association. Mr. Robbins also serves as a director to TeleWest Communications plc and NCR Corporation and is a representative on the Partnership Board of Sprint Spectrum Holding Company, L.P., the general partner of Sprint Spectrum, L.P.

  Brian L. Roberts, age 38, has been a director since April 1996. Mr. Roberts has been President of Comcast since 1990 and a director of Comcast since 1987. He is also a director of Comcast UK Cable Partners Limited.

  C.B. Rogers, Jr., age 68, has been a director since June 1996. He has been Chairman of Equifax Inc. since 1992. He was Chief Executive Officer of Equifax Inc. from 1989 to December 1995. He is Chairman of the

Board of Directors and the Executive Committee of Equifax Inc. Mr. Rogers is a former Senior Vice President of International Business Machines Corporation where he was employed for 33 years before joining Equifax Inc. in 1987. He also serves on the Board of Directors of Sears, Roebuck & Co., Briggs & Stratton Corporation, Oxford Industries, Inc. and Morgan Stanley, Dean Witter, Discover & Co.

  Larry E. Romrell, age 57, has been a director since April 1996. Prior to that time, he was director of TCG from November 1992 to October 1995. Mr. Romrell has been Executive Vice President of TCI since January 1994 and President of TCI Technology Ventures since September 1994. Prior to that, he had been Senior Vice President of TCIC from 1991 to October 1994. Mr. Romrell previously held various executive positions with WestMarc Communications, Inc., a subsidiary of TCI.

  Lawrence S. Smith, age 50, has been a director since May 1993. Mr. Smith has been Executive Vice President of Comcast since January 1996. Prior to that, he had been Senior Vice President of Accounting and Administration for Comcast for more than five years. He joined Comcast in 1988 with responsibility for financial administration and corporate accounting. He previously served as Chief Financial Officer of Advanta Corp., a financial services firm, and was a tax partner in the Philadelphia office of Arthur Andersen & Co., with which he was affiliated for 18 years. Mr. Smith serves on several corporate boards including Comcast UK Cable Partners Limited, Sprint Spectrum Holding Company, L.P., E! Entertainment Television, Inc. and QVC, Inc.

  Bernard W. Schotters, age 52, has been a director since August 1996. He was appointed Senior Vice President--Finance and Treasurer of TCIC in October 1991. Previously he served as TCI's Vice President--Finance. Mr. Schotters is currently a member of the National Association of Securities Dealers 1994 Issuer Affairs Committee and functions in a consultative capacity to the National Cable Television Association. Prior to joining TCI in 1983, Mr. Schotters was Vice President of Wells Fargo Bank where he was involved in commercial lending activities.

  David M. Woodrow, age 51, has been a director since November 1992. Mr. Woodrow has been Senior Vice President of Broadband Services for CCI since 1994. Prior to that, he had been Senior Vice President of Operations for CCI since 1989. Mr. Woodrow is a director of the Cellular Telephone Industry Association and At Home.

EXECUTIVE OFFICERS

  Robert Annunziata, age 49, has been Chairman of the Board since 1990 and President and Chief Executive Officer since 1985. Prior to that, Mr. Annunziata had been Senior Vice President and Chief Operating Officer since 1983. He has been a director of the Company since 1984. He has 30 years of experience in the telecommunications industry, including 17 years in a variety of operations and marketing positions with AT&T. He has served as President of the World Teleport Association ("WTA") from 1987 to 1991 and remains a WTA director. He currently serves on the Board of Directors of the YMCA of Greater New York. Formerly, he served on the New York State Governor's Advisory Board on Telecommunications and the New York City Mayor's Alliance for International Business.

  Robert C. Atkinson, age 46, has been Senior Vice President--Legal, Regulatory and External Affairs since February 1990. Prior to that he had been Vice President--Regulatory and External Affairs since 1985. Prior to joining the Company, Mr. Atkinson held various business development, regulatory and government relations positions at ITT World Communications Inc., Satellite Business Systems, GTE Sprint and RCA Global Communications, Inc. He was a founder and first President of the Association for Local Telecommunications Services, the CLEC trade association.

  Marsha Gewirtzman, age 47, has been Senior Vice President--People Services since October 1997, having previously served as Vice President--People Services. She joined TCG as Vice President--Sales Operations in January 1996. Prior to joining TCG she held various senior management and executive positions over a period of 8 years with Tiffany & Co. She also spent 15 years with AT&T in a variety of marketing, sales, management and planning positions. Ms. Gewirtzman serves on the Board of Directors of the Business School of the College of William & Mary.

  Joel D. Gross, age 43, has been Senior Vice President--Corporate Development since February 1993. Prior to that, he had been Vice President and Senior Securities Analyst--Telecommunications for Donaldson, Lufkin & Jenrette Securities Corporation since 1987 and Vice President and Senior Securities Analyst-- Telecommunications for Dean Witter since 1985. Prior to that, Mr. Gross held a variety of management positions at AT&T spanning 8 years. Mr. Gross serves on the Board of Directors of BizTel Communications, Inc.

  Alf T. Hansen, age 54, was appointed Senior Vice President--Emerging Markets in October 1997. Prior to that, he had been Senior Vice President--National Operations since January 1993, and prior to that, he had been Vice President-- National Operations since March 1990 and Vice President--Engineering and Operations for TCG's New York/New Jersey metropolitan area since joining TCG in 1989. Prior to joining TCG, Mr. Hansen worked for AT&T where he had assignments in Operations, Engineering, Sales and Public Relations. From 1983 to 1988, he managed AT&T's Long Distance Switched Network in New England and New York. In 1988, he was AT&T's Project Manager responsible for the implementation of the Tariff 12 Networks.

  J. Curt Hockemeier, age 49, was appointed Senior Vice President--Network Operations in October 1997. Prior to that, he had been Senior Vice President-- Network Services. Mr. Hockemeier joined TCG in January 1993. Prior to that, he had been Vice President and General Manager of Cox Cable Oklahoma City since 1983. He joined Cox Cable in Atlanta in 1980 as Director of Corporate Advertising. Mr. Hockemeier was employed by General Electric Co. for 9 years in a variety of marketing communications assignments prior to joining Cox Cable.

  Marvin L. Lindsey, age 57, was appointed Senior Vice President--MIS in October 1997. Prior to that, he had been Senior Vice President--Engineering and MIS since December 1993. Prior to that, he had been an independent telecommunications consultant for various large international telecommunications companies since July 1991. Mr. Lindsey was Service Vice President of AT&T's Business Communications organization from April 1987 to July 1991 and worked more than 28 years in various technical and operations positions with AT&T.

  Stuart A. Mencher, age 58, was appointed Senior Vice President--Sales and Marketing in October 1997. Prior to that, he had been Senior Vice President-- National Sales and Marketing since February 1994. Prior to that, he had been Senior Vice President--New York Operations since February 1993 and Vice President and General Manager of TCNY since June 1992. From June 1991 until May 1992, Mr. Mencher worked as an independent consultant in the international telecommunications industry. From March 1987 to January 1990, Mr. Mencher served as a Senior Vice President of MCI Telecommunications Corp., primarily responsible for sales and marketing, and, from February 1990 to May 1991, he served as Senior Vice President of the U.S. Distribution Division of Motorola/Codex Corp. Prior to joining MCI, Mr. Mencher served in a variety of senior sales and marketing executive positions with AT&T Information Systems following almost sixteen years of sales, marketing and management experience with IBM's Data Processing Division.

  John A. Scarpati, age 46, has been Senior Vice President and Chief Financial Officer since March 1990. He has been the senior financial officer of TCG since its inception. Prior to joining TCG, he was Vice President and manager for Merrill Lynch & Co., primarily responsible for performing due diligence reviews for companies being considered for acquisition by Merrill Lynch & Co. or its subsidiaries. His assignments included Merrill Lynch & Co.'s investment in TCG and Merrill Lynch & Co.'s entry into the real estate brokerage and banking industries. Mr. Scarpati is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

  Kenneth A. Shulman, age 44, has been Senior Vice President--Technology since August 1995. Prior to that, he had been Vice President of Applied Research and Development since February 1994, Vice President of Technology and Network Planning since October 1991, Director, Engineering and Technology since June 1990 and Director, Research and Technology since November 1989. Prior to joining the Company in 1987, Mr. Shulman held positions as Director--Systems Engineering at MCI International, as District Manager--Integrated Network Evolution Planning at Bell Communications Research and as Supervisor-- Switching Systems

Engineering at Bell Laboratories. Mr. Shulman serves on the Board of Directors of WarpSpeed Communications, Inc. and the Alliance for Telecommunications Industry Solutions (ATIS) and is a member of the FCC's North American Numbering Council.

  Maria Terranova-Evans, age 42, has been Vice President and Controller since February 1992. Mrs. Evans has held various managerial and executive financial positions since joining TCG in September 1984 including accounting Manager, Controller, and accounting Director/Controller. She is also a Certified Public Accountant.

  Wayne G. Fox, age 41, has been Vice President and Treasurer since June 1995. Prior to that, he had been Vice President--Corporate Ventures since January 1993 and Managing Director of Corporate Ventures since November 1992. Mr. Fox was a director of the Company from April 1991 to November 1992. Prior to joining the Company, he had been a Vice President and Director in the Mergers & Acquisitions Group for Merrill Lynch Capital Markets.

  John W. Thomson, age 49, has been Vice President and Secretary since June 1984. Mr. Thomson also served as General Counsel of TCG from June 1984 until February 1996, and as Senior Counsel for Merrill Lynch & Co., Inc. from 1981 to 1988.

  W. Terrell Wingfield, Jr., age 44, has been Vice President and General Counsel since March 1996. From March 1994 to February 1996, Mr. Wingfield served as Regional Vice President--Central Region Operations, and from January 1993 to March 1994 as Counsel--Affiliate Services. Prior to that, Mr. Wingfield had been Senior Counsel of Cox Enterprises, Inc. since 1989.

                       SECURITY OWNERSHIP OF MANAGEMENT,
                PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

  The following table provides information, as of September 30, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, including the Selling Stockholder, and (ii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as the Company. Each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                                                                    PERCENT OF
                              CLASS A              CLASS B          VOTE OF ALL     CLASS A              CLASS B
                            COMMON STOCK         COMMON STOCK       CLASSES OF    COMMON STOCK         COMMON STOCK
                           OWNED PRIOR TO       OWNED PRIOR TO        COMMON      OWNED AFTER          OWNED AFTER
                            OFFERING AND         OFFERING AND       STOCK PRIOR   OFFERING AND         OFFERING AND
          NAME            PERCENT OF CLASS     PERCENT OF CLASS     TO OFFERING PERCENT OF CLASS     PERCENT OF CLASS
          ----            ----------------     ----------------     ----------- ----------------     ----------------
Cox(1)(2)...............           --             39,087,594(31.8%)    30.8              --             39,087,594(34.4%)
TCI(3)(2)...............     1,011,528(2.4%)      48,779,388(39.7%)    38.5        1,011,528(1.8%)      48,779,388(43.0%)
Comcast(4)(2)...........           --             25,622,058(20.9%)    20.2              --             25,622,058(22.6%)
Continental (the Selling
 Stockholder)(5)(2).....       660,000(1.5%)       9,285,592(7.6%)      7.4              --                    --
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated(6)........     2,764,083(6.5%)             --              **        2,764,083(4.8%)             --
The Equitable Companies
 Incorporated(7)........     8,967,700(20.9%)            --              **        8,967,700(15.7%)            --
Executive Officers and
 Directors, as
 group(8)...............       993,276(2.3%)             --              **          993,276(1.7%)             --
                          PERCENT OF
                          VOTE OF ALL
                          CLASSES OF
                            COMMON
                          STOCK AFTER
          NAME             OFFERING
          ----            -----------
Cox(1)(2)...............     32.8
TCI(3)(2)...............     41.0
Comcast(4)(2)...........     21.5
Continental (the Selling
 Stockholder)(5)(2).....      --
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated(6)........       **
The Equitable Companies
 Incorporated(7)........       **
Executive Officers and
 Directors, as
 group(8)...............       **

--------
** Represents less than one percent of the vote of all classes of Common
   Stock.
 (1) Owned by Cox Teleport Partners, Inc., a wholly-owned subsidiary of Cox, a subsidiary of CEI. The business address for Cox Teleport Partners, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319. The information contained in this table with respect to Cox is based on a joint filing on
     Schedule 13D reporting ownership as of July 17, 1996 by Cox, TCI, Comcast, Continental and certain control persons of such entities (the "Joint 13D").
 (2) Solely as a result of the agreement of the Cable Stockholders to vote in favor of the others' director nominees under the Amended Stockholders' Agreement, the Cable Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See "Certain Relationships and Related Transactions."
 (3) Owned by TCI Teleport, Inc., a wholly-owned subsidiary of TCI. The business address of TCI is 5619 DTC Parkway, Englewood, Colorado 80111-3000. The information contained in this table with respect to TCI is based on the Joint 13D.
 (4) Owned by a wholly-owned subsidiary of Comcast. The business address of Comcast is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The information contained in this table with respect to Comcast is based on a joint filing on the Joint 13D, as amended by Comcast on October 22, 1996, December 23, 1996 and May 12, 1997.
 (5) The business address of MediaOne, formerly Continental Cablevision Inc. ("Continental") is 7800 E. Orchard Road, Suite 480, Englewood, Colorado 80111. The information contained in this table with respect to Continental is based on the Joint 13D, as amended by Continental on February 28, 1997. In November 1996, U S WEST announced it had acquired Continental.
 (6) The business address for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is North Tower, World Financial Center, New York, New York 10281-1209.
 (7) The business address for The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104. The information contained in this table with respect to The Equitable Companies Incorporated is based on a joint filing on Schedule 13G reporting ownership as of February 14, 1997 by the Mutuelles AXA, AXA-UAP, The Equitable Companies Incorporated, and their subsidiaries, as amended on March 7, 1997 and on July 10, 1997. The Equitable Companies Incorporated directly or indirectly owns a majority of the outstanding common stock of Donaldson, Lufkin & Jenrette, Inc.

 (8) Includes 712,117 shares of Class A Common Stock subject to stock options exercisable within 60 days. Excludes all shares of Common Stock held by the Cable Stockholders including shares of Common Stock that may be deemed to be indirectly owned by a director of the Company who is also an executive officer or director of one of the Cable Stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE REORGANIZATION

  Prior to the 1996 Offerings, TCG was owned by subsidiaries of Cox (approximately 30%), TCI (approximately 30%), Comcast (approximately 20%) and Continental (approximately 20%). The business was operated through TCG, and beginning in 1992, TCG Partners, which is a New York general partnership owned prior to the Reorganization by the Cable Stockholders in the same percentages as TCG. TCG Partners was formed to invest, with TCG, the Cable Stockholders and other cable operators, in 14 partnerships (the "Local Market Partnerships") to develop and operate local telecommunications networks. The Local Market Partnerships were owned by TCG, and/or TCG Partners, and certain of the Cable Stockholders which have cable operations in the particular markets addressed by the Local Market Partnerships and, in some cases, other cable operators in such markets. To simplify this complex ownership structure, TCG and the Cable Stockholders agreed to consolidate the ownership of TCG Partners and the Local Market Partnerships as wholly-owned subsidiaries of TCG. As part of this process, certain of the other cable operators agreed to sell their interests in the Local Market Partnerships to TCG directly or through a Cable Stockholder.

  In connection with the 1996 Offerings, TCG and the Cable Stockholders entered into a reorganization agreement (the "Reorganization Agreement") pursuant to which TCG, TCG Partners and the Local Market Partnerships were reorganized (the "Reorganization"). The principal transactions comprising the Reorganization, all of which occurred during 1996, were:

 .  The acquisition by TCG of TCG Partners in exchange for shares of Class B
   Common Stock issued to the Cable Stockholders.

 .  The acquisition by TCG of all of the interests in 12 of the 14 Local Market
   Partnerships in exchange for shares of Class B Common Stock issued to the Cable Stockholders and shares of Class A Common Stock issued to other cable operators (which other cable operators received "piggy-back" registration rights with respect to such shares of Class A Common Stock).

 .  The acquisition by TCG of the partnership interest of Hyperion
   Telecommunications, Inc. of Florida in TCG South Florida for $11.6 million.

 . The contribution to TCG of $269.0 million in aggregate principal amount of indebtedness, plus accrued interest from May 1995, owed by TCG to the Cable Stockholders (except that TCI retained a $26 million subordinated note of TCG (the "TCI Note")) in exchange for shares of Class B Common Stock issued to the Cable Stockholders.

 . In connection with Continental's then pending merger with U S WEST, the purchase by TCG of 7,975,738 shares (out of 25,761,330 shares) of Class B Common Stock owned by Continental at a price per share equal to $16.00 per share of the Class A Common Stock offered in the 1996 Offerings, less the applicable underwriting discount and pro rata portion of the registration fees, representing an aggregate purchase price of $121 million.

  In consideration of the transfer by each of the Cable Stockholders of its respective interest in TCG Partners and the Local Market Partnerships and the contribution to TCG of the indebtedness described above, the Company issued immediately prior to the 1996 Offerings 69,250,230 additional shares of Class B Common Stock to the Cable Stockholders.

  On July 2, 1996, TCG issued 576,263 shares of Class A Common Stock to the unaffiliated minority partners in TCG Detroit in consideration for the transfer to TCG of the remaining partnership interests in TCG Detroit.

  On December 26, 1996, TCI transferred its interest in TCG Seattle and TCG San Francisco to the Company. In addition, having acquired the 22.9% and 22.2% minority partnership interests in TCG San Francisco and TCG Seattle, respectively, formerly held by Viacom Telecom, Inc., TCI transferred those partnership interests to TCG. (The issuance of shares of Class B Common Stock to TCI pursuant to the Reorganization assumed that, subsequent to the 1996 Offerings, TCI would so contribute its then current partnership interests in TCG Seattle and TCG San Francisco, and that TCI would so acquire and contribute to TCG the partnership interests of

Viacom Telecom, Inc. in TCG Seattle and TCG San Francisco.) In addition, on December 26, 1996, TCI was issued (i) 638,862 shares of Class A Common Stock in consideration for the transfer on such date to TCG of the partnership interest which TCI had acquired from MicroNet, Inc. in TCG San Francisco and
(ii) 372,666 shares of Class A Common Stock in consideration for the transfer on such date to TCG of the partnership interest which TCI had acquired from InterMedia Partners in TCG San Francisco. As a result, as of December 26, 1996, all of the Local Market Partnerships had become wholly owned subsidiaries of TCG.

  Amended Stockholders' Agreement. In connection with the Reorganization, TCG and the Cable Stockholders entered into the Amended Stockholders' Agreement. The following summary description of the Amended Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Stockholders' Agreement, which is filed as an exhibit to the Registration Statement on Form S-1 (Registration Nos. 333-3850 and 333-3984, as amended). Furthermore, there can be no assurance that the Cable Stockholders will not cause the Amended Stockholders' Agreement to be amended, modified or terminated or cause TCG to waive any provision of the Amended Stockholders' Agreement.

  The Amended Stockholders' Agreement provides that at each annual meeting of the Company's stockholders at which directors are elected, the holders of the Class B Common Stock will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of Class B Common Stock (other than Continental) will designate ten nominees (with the right of a holder of Class B Common Stock to designate one or more nominees depending on the percentage of the Class B Common Stock held by it), (ii) the Board of Directors of the Company will designate by unanimous consent the Chief Executive Officer of the Company as a nominee and (iii) the Board of Directors with the unanimous approval of the holders of Class B Common Stock that have the right to designate nominees for director shall designate two individuals as nominees for director who are neither employed by nor affiliated with TCG or any holder of Class B Common Stock. Under the Amended Stockholders' Agreement, a holder of Class B Common Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares (other than shares held by Continental) of Class B Common Stock held by it and its affiliates. Under the Company's Amended and Restated Certificate of Incorporation or the Amended Stockholders' Agreement, the holders of the Class A Common Stock will not have the right, as a class, to nominate any individuals for election to the Board of Directors. The Amended Stockholders' Agreement prohibits any transfer of Class B Common Stock held by the parties thereto, unless expressly permitted under the terms thereof. Parties to the Amended Stockholders' Agreement have certain rights of first offer and rights of first refusal thereunder with respect to proposed sales of the Class B Common Stock.

  Each holder of Class B Common Stock has the right to sell all or a part of its Class B Common Stock upon receiving a bona fide offer from an unaffiliated third party, subject to giving notice to the other holders of Class B Common Stock who have designated at least one director, which notice shall contain an offer to sell such stock to such other holders of Class B Common Stock on the terms and conditions set forth in the offer from the third party. Subject to certain limitations, the non-selling holders of Class B Common Stock have the right to purchase pro rata all, but not less than all, of the Class B Common Stock offered. If the non-selling holders of Class B Common Stock do not purchase all of the Class B Common Stock offered, the offering holder of Class B Common Stock may sell the Class B Common Stock to the third party on the terms contained in the offer made to the other holders of Class B Common Stock. However, unless the amount of Class B Common Stock is sufficient to entitle the transferee to designate a nominee for director under the Amended Stockholders' Agreement (i.e., the total percentage of Class B Common Stock that would be held by the transferee and certain of its affiliates is at least nine percent) and the transferee agrees to become a party to the Amended Stockholders' Agreement, any Class B Common Stock included in the stock being sold must be converted to Class A Common Stock.

  If any party desires to convert Class B Common Stock to Class A Common Stock, it must first offer that stock at a market price to the other holders of Class B Common Stock who have the right to designate at least one director. If such other holders do not elect to buy such stock, then such stock can be converted to Class A Common Stock and sold by the selling stockholder free of restrictions under the Amended Stockholders' Agreement.

  The parties to the Amended Stockholders' Agreement have demand registration rights on the following terms: (i) such parties collectively will have the right to make one demand per year (with any such party having the right to make such demand), (ii) the amount which can be sold pursuant to any demand may be limited if the managing underwriter selected by the Company with the approval of the party to the Amended Stockholders' Agreement that has included the largest number of shares in the registration advises the Company that marketing factors require a limitation of the number of shares to be underwritten and (iii) if the amount determined pursuant to clause (ii) is less than the aggregate amount which such parties want to sell in such offering, each such party will have the right to sell its pro rata portion of the maximum amount. On July 2, 1997, Continental delivered to the Company a request that the Company effect the registration of 10,285,592 shares of Common Stock. As required by the Amended Stockholders' Agreement, Continental gave notice to the remaining Cable Stockholders of its intention to convert 10,285,592 shares of Class B Common Stock into shares of Class A Common Stock, and gave the remaining Cable Stockholders the right, pursuant to the Amended Stockholders' Agreement, to purchase these shares in lieu of conversion. The remaining Cable Stockholders have chosen not to purchase such shares, and they have not exercised their right to include any of their shares of Common Stock in the Offering. The parties to the Amended Stockholders' Agreement participating in the registration must reimburse the Company for its out-of-pocket expenses incurred in connection with any such demand registration.

  The Amended Stockholders' Agreement will terminate when the aggregate voting power of the Class B Common Stock represents less than 30% of the aggregate voting power of all outstanding Common Stock.

  Eastern TeleLogic Corporation and Comcast. Effective March 1, 1997, TCG completed its previously announced acquisition of ETC for 2,757,083 shares of TCG's Class A Common Stock. ETC is the leading competitive local exchange carrier in Philadelphia, Pennsylvania and in the neighboring cities of Camden, New Jersey and Wilmington, Delaware. In the first of two steps, on October 25, 1996, ETC redeemed shares of its stock and employee stock options (approximately 47%) not held by Comcast CAP, a corporation owned 51% by Comcast Corporation and 49% by TCG. Comcast CAP borrowed at a market interest rate approximately $115 million from TCG as a short-term loan and, in turn, loaned this amount to ETC to effect the redemption. In the second step, TCG acquired Comcast's 51% stock interest in Comcast CAP in exchange for 2,757,083 shares of the Company's Class A Common Stock, resulting in ETC becoming a wholly-owned subsidiary of TCG. In May 1997 Comcast transferred the 2,757,083 shares of Class A Common Stock to a third party in a private transaction. TCG also assumed an aggregate of approximately $53 million of ETC debt and other obligations. The acquisition of ETC provides TCG with access to the Philadelphia market, the nation's fifth largest market, and allows TCG to establish a contiguous network between Boston and Washington, D.C. ETC operates a Class 5 digital telephone switch on its 525-mile fiber optic network which connects to more than 360 buildings. As part of the acquisition, the Company assumed the ETC Facility. This facility, which ETC entered into in October 1995, is a $60 million credit facility with certain banks. Initial borrowings under the ETC Facility of $37 million were principally used to repay existing long-term debt, leases and certain subordinated convertible demand promissory notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  At Home Corporation. In April 1997 the Company entered into a Master Communications Services Agreement with At Home, which is owned in part by certain of the owners of the Cable Stockholders. The Agreement provides for both promotional and standard pricing over a five year term and provides At Home with the option to colocate certain of its equipment in Company premises in which event At Home incurs certain obligations to use the Company's services. The Company believes that the Internet services being or to be offered by At Home may compete with services being or to be offered by the Company through its CERFnet subsidiary.

  Potential Acquisition. The Company is negotiating with a CLEC, a majority of the equity of which is owned by a Cable Stockholder, to purchase substantially all of its assets used in connection with its fiber optic communications system. If the parties sign a definitive purchase agreement relating to this acquisition and pending the closing of such transaction, the Company would provide certain services in connection with the operations of such communications system. The proposed purchase price is approximately $55 million and the Company would be required to assume certain obligations of the seller.

  Operator Managed Ventures Services Agreements with Cox. Pursuant to the terms of three Operator Managed Ventures Services Agreements between TCG and certain affiliates of Cox, TCG has options to acquire up to a 35% interest in the competitive access businesses conducted by such affiliates of Cox in New Orleans, Oklahoma City and the Hampton Roads, Virginia area, respectively. To the extent the Cox competitive access provider has derived revenue from any contract entered into by TCG as a result of sales efforts engaged in by TCG on behalf of such Cox operations, the purchase price shall be the ratio of the annual TCG generated revenue to total annual revenue of the Cox operation multiplied by the book value of the assets of the Cox operation. If such ratio is less than 35%, TCG may purchase the balance, up to 35%, of that Cox operation for the fair market value (as determined in accordance with the Operator Managed Ventures Services Agreements) of the operation. There is no cap or maximum purchase price under the terms of the Operator Managed Ventures Services Agreements. In November 1996 TCG notified Cox of its intention to exercise its option to purchase a 35% interest in Cox's Hampton Roads, Virginia operations (the Company's options to acquire 35% interests in Cox's New Orleans and Oklahoma City operations do not mature until 1999) Cox and TCG are currently engaged in discussions concerning the calculation of the purchase price formula for Hampton Roads, Virginia, and a possible renegotiation and restructuring of the respective rights and obligations of the parties under each of the Operator Managed Ventures Services Agreements.

  TCG also provides management services to certain affiliates of Cox under these agreements, including billing services, network monitoring and accounts receivable functions. Under the terms of the agreements, TCG retains 8% of the collected revenues from Cox customers as a royalty fee. Royalty fees recorded from Cox were approximately $318,000, $98,000 and $27,000 for the years ended 1996, 1995 and 1994, respectively, and are included in management and royalty fees from affiliates in the statements of operations. The amount due to Cox under these agreements was $1,079,000 and $295,000 as of December 31, 1996 and 1995, respectively. Included in accounts receivable-trade are approximately $436,000 and $262,000 at December 31, 1996 and 1995, respectively, for amounts owed by Cox customers. In the event of a purchase of an interest in any of the Cox operations by TCG, the royalty fee for such operation is reduced to 3%.

  Fidelity. In 1987, a subsidiary of TCG and a subsidiary of FMR Corp. created a joint venture, Teleport Communications Boston. Pursuant to a series of transactions consummated in October 1994, TCG acquired from a subsidiary of FMR Corp. the 50% partnership interest in Teleport Communications Boston that it did not own. As part of the transaction, TCG reimbursed the FMR Corp. subsidiary for approximately $7 million of capital contributions paid by that subsidiary to Teleport Communications Boston. The purchase price for the partnership interest was $30.5 million which was paid by TCG's purchase of stock of Continental valued at $30.5 million, and the delivery of that stock to the FMR Corp. subsidiary. The purchase price for the purchase of the Continental stock was paid by TCG's delivery to Continental of a promissory note in the amount of $30.5 million, bearing interest at the rate of 7 5/16% per annum. The entire principal amount of the promissory note, plus accrued interest in the amount of $105,320, was paid in November 1994. The promissory note was canceled upon such payment, and no amounts of principal or interest remain outstanding thereunder. As a result of those transactions, Teleport Communications Boston became a wholly owned subsidiary of TCG.

  Residential Telephony Agreements. In 1996 TCG entered into a preliminary, short-term agreement with TCI which provides for the provision of certain services by TCG to TCI in connection with the development by TCI of residential telephony service offerings in Hartford, Connecticut, Fremont, California and Arlington Heights, Illinois and possibly other locations. TCI has agreed to reimburse TCG for certain costs and cost of capital in connection with these services. TCI and TCG are in the process of negotiating a definitive agreement regarding the provision of these services. TCG is also negotiating an agreement with Comcast to support a Comcast residential service offering to be conducted in Baltimore, Maryland and Miami, Ft. Lauderdale and West Palm Beach, Florida. The total number of residential customers with respect to which TCG provided services to the Cable Stockholders as of September 30, 1997 was approximately 4,400. At December 31, 1996, the amount due to TCG for reimbursement by Cable Stockholders in respect of residential services was $1,057,000, and is included in related parties within the accounts receivable.

  Sales of Fiber Optic Cable. In 1994, TCG entered into agreements with providers of fiber optic cable that contained discounts for certain volumes of purchases. The agreements permitted TCG to purchase cable on behalf of affiliates, including minority partners in the Local Market Partnerships, and to apply those purchases toward the volume discounts. In 1995 and 1996, TCG purchased cable on behalf of certain of the Cable Stockholders which it then sold to them at cost. At December 31, 1996, the amount receivable from the Cable Stockholders was approximately $1,496,000. TCG has purchased cable on behalf of unaffiliated parties as well.

  CLEC Assets. In connection with the formation of the Local Market Partnerships in Chicago, Dallas, Pittsburgh and Seattle, TCI contributed to the capital of such Local Market Partnerships certain businesses it owned which provided local telecommunications services in the service area of such Local Market Partnerships, in exchange for partnership interests in such Local Market Partnerships. None of such businesses had a value in excess of $20.0 million, and each was valued based on the cost thereof. The agreed value of the assets TCI contributed to TCG Chicago was approximately $4 million, for which it received a 7.4% partnership interest (in addition to the 26.6% interest it received for cash). The agreed value of the assets TCI contributed to TCG Dallas was approximately $3.3 million, for which it received a 14.3% partnership interest (in addition to the 40.8% interest it received for cash). The agreed value of the assets TCI contributed to TCG Pittsburgh was approximately $19 million, for which it received a 60% partnership interest. The agreed value of the assets TCI contributed to TCG Seattle was approximately $3.3 million, for which it received a 10.8% partnership interest (in addition to the 32.0% interest it received for cash).

  Facilities Arrangements. Affiliates of the Cable Stockholders have entered into two types of arrangements with TCG pursuant to which fiber optic and cable transmission facilities are made available to it. Pursuant to the terms of one type of such arrangements, providing an indefeasible right of use, the compensation payable by TCG is based on the affiliate's cost of construction of such facilities, generally payable over five years. For the year ended December 31, 1996, payments, representing principal plus interest, made to TCI, Cox, Continental and Comcast pursuant to facilities lease arrangements with TCG were approximately $12.0 million, $4.8 million, $2.8 million and $2.4 million, respectively. Under the terms of the other type of such arrangements, TCG agrees to provide, install and maintain all customer premise and nodal electronics equipment and provide 24-hour electronics maintenance and monitoring with respect to the cable transmission service. The compensation payable by TCG is based on a percentage of the total monthly recurring amount which TCG bills to its customers which are served through such affiliate's cable transmission service. In connection with a preliminary agreement between TCG and TCI relating to the provision of residential telephony services, TCI has agreed to enter into additional facility agreements with TCG for certain additional metropolitan areas. The terms of these additional facilities arrangements have not yet been completely finalized. The Company believes that it will continue to be able to enter into additional facilities arrangements with TCI, Comcast and Cox which will be negotiated on an arm's-length basis but which are not expected to be as favorable to the Company as facilities arrangements negotiated prior to the Reorganization.

  Sprint PCS Service Arrangements. Sprint PCS, a partnership owned 60% by TCI, Comcast and Cox, has entered into preliminary agreements or letters of intent with a number of wholly-owned subsidiaries of TCG providing for the construction of special facilities and the provision of services to Sprint PCS by TCG. TCG and Sprint PCS are in the process of negotiating a national master services agreement. The amount receivable from Sprint PCS at December 31, 1996 was $345,000.

  Comcast Service Arrangements. TCG has agreed to provide Comcast, certain services on customary terms in the Philadelphia area, and Comcast has agreed to utilize exclusively TCG's wireline telecommunications services in the Philadelphia area, subject to certain qualifications.

  TCI Subordinated Note. As part of the Reorganization, TCG issued to TCI a subordinated note in the principal amount of $26 million, which bears interest at the rate of 7.5% per annum with principal and interest payable in one installment on June 26, 2001.

  The Company believes that the terms, taken as a whole, of the transactions under the headings "Eastern TeleLogic Corporation and Comcast," "At Home Corporation," "Potential Acquisition," "Operator Managed Ventures Services Agreements with Cox," "Fidelity," "Residential Telephony Agreements," "Sales of Fiber Optic Cable," "CLEC Assets", "Facilities Arrangements", "Sprint PCS Service Arrangements", "Comcast Service Arrangements" and "TCI Subordinated Note" were no less favorable to the Company than could have been obtained from unaffiliated parties.

          CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES
                        HOLDERS OF CLASS A COMMON STOCK

  The following is a general discussion of certain United States federal income and estate and gift tax consequences of the ownership and sale or other disposition of Class A Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for U.S. federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to United States federal income tax with respect to the Class A Common Stock as if they were United States citizens.

  THIS DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND THE ADMINISTRATIVE INTERPRETATIONS THEREOF AS OF THE DATE HEREOF, ALL OF WHICH MAY BE CHANGED EITHER RETROACTIVELY OR PROSPECTIVELY. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR NON-UNITED STATES HOLDER AND DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

DIVIDENDS

  Dividends, if any, paid to a Non-United States Holder will generally be subject to the withholding of United States federal income tax at the rate of 30%, unless the dividend is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, in which case the dividend will be subject to the rules described in the next paragraph. Non-United States Holders should consult any applicable income tax treaties, which may provide for a reduced withholding rate or other rules different from those described above. For purposes of determining whether tax will be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, current law permits the Company to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 1998, in order to obtain a reduced rate of withholding under an income tax treaty, a Non-United States Holder generally will be required to provide to the Company a valid Internal Revenue Service Form W-8 (or any successor form) certifying that such Non-United States Holder is entitled to benefits under an income tax treaty. The new regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction or both. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of these new U.S. Treasury regulations on an investment in the Class A Common Stock. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service (the "Service").

  The Company will not withhold federal income tax upon dividends paid to a Non-United States Holder if the Company receives the appropriate form of the Service (currently Form 4224) from that Non-United States

Holder, establishing that such income is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, unless the Company has knowledge to the contrary. Dividends paid to a Non-United States Holder of Class A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION

  Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of Class A Common Stock, unless (i) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary, or (ii) the Company has been, is or becomes a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-United States Holder's holding period for the Class A Common Stock.

  A corporation is generally considered to be a United States real property holding corporation if the fair market value of its "United States real property interests" within the meaning of Section 897(c)(1) of the Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. The Company believes that it has not been, is not currently and is not likely to become a United States real property holding corporation. Further, even if the Company were to become a United States real property holding corporation, any gain recognized by a Non-United States Holder still would not be subject to U.S. federal income tax if the Class A Common Stock were considered to be "regularly traded" (within the meaning of applicable U.S. Treasury regulations) on an established securities market (e.g., the Nasdaq National Market, on which the Company's
Class A Common Stock will be listed), and the Non-United States Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the Class A Common Stock.

  Gains realized by a Non-United States Holder of Class A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

  In addition to being subject to the rules described above, an individual Non-United States Holder who holds Class A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such stock if (i) such gain is not effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is not attributable to a "permanent establishment", as defined therein) within the United States of the Non-United States Holder, and (ii) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax), or
(B) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.

FEDERAL ESTATE AND GIFT TAXES

  Class A Common Stock owned or treated as owned by an individual (regardless of whether such an individual is a citizen or a resident of the United States) at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  A Non-United States Holder will not be subject to United States federal gift tax on a transfer of Class A Common Stock, unless such person is a domiciliary of the United States or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-United States Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

  Payments of dividends to Non-United States Holders may be subject to a 31% United States federal backup withholding tax. Backup withholding tax, however, will generally not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Generally, a Non-United States Holder will provide such certification on the Service's Form W-8 (or any successor form). Under newly issued U.S. Treasury Regulations, certain Non-United States Holders who are not currently subject to backup withholding on dividend payments will have to certify their status as Non-United States Holders to avoid backup withholding on dividends paid after December 31, 1998.

  The backup withholding and information reporting requirements will generally also apply to the gross proceeds paid to a Non-United States Holder upon the sale or other disposition of Class A Common Stock by or through a United States office of a United States or foreign broker, unless the Non-United States Holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a Non-United States Holder by filing the Service's Form W-8 with the broker, or unless the Non-United States Holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will generally apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States, or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the Non-United States Holder is a Non-United States Holder (and the broker has no knowledge to the contrary) and certain other conditions are met, or unless the Non-United States Holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of a foreign broker not subject to the preceding sentence. The newly issued U.S. Treasury Regulations, discussed above, have expanded the categories of foreign brokers who are responsible for backup withholding and information reporting. Therefore, these regulations may apply to certain payments made after December 31, 1998 by foreign brokers of proceeds from the sale or other disposition of Class A Common Stock that were previously exempt. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of these new U.S. Treasury regulations on an investment in the Class A Common Stock.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non- United States Holder's United States federal income tax liability, provided that the Non-United States Holder files an appropriate claim for a refund with the Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the completion of the Offering and assuming the Underwriters do not exercise their over-allotment options, there will be 58,825,012 shares of Class A Common Stock outstanding (172,314,052 shares assuming the conversion of all outstanding shares of Class B Common Stock), of which the 15,000,000 shares to be sold in the Offering will be tradeable without restriction by persons other than "affiliates" of TCG. Approximately 8,122,169 outstanding shares of Class A Common Stock and any additional shares of Class A Common Stock issued upon conversion of Class B Common Stock will be deemed "restricted" securities within the meaning of the Securities Act, and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average weekly trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale, provided that such issuer has been a reporting company for at least ninety days. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are required to be aggregated) who is not deemed an affiliate of an issuer and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Each of the Cable Stockholders other than Continental would be deemed "affiliates" of TCG under the Securities Act.

  The Company, certain of its officers and the holders of the Class B Common Stock (other than Continental) have agreed not to offer, sell, contract to sell, file a registration statement pursuant to the Securities Act (except for certain registration statements relating to the issuance of stock and stock options to employees) or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock (except for private transactions by the holders of Class B Common Stock where the transferee agrees to be bound by such restrictions), without the prior written consent of Merrill Lynch on behalf of the U.S. Representatives and the International Representatives, for a period of ninety days after the date of this Prospectus.

  Subject to the Amended Stockholders' Agreement, the shares of the Company's Class B Common Stock are convertible into shares of Class A Common Stock and, in the event of conversion of such shares and expiration of the ninety day lock-up period described above, all of such shares would be immediately eligible for sale subject to the provisions of Rule 144 under the Securities Act. After giving effect to the sale of the shares of Class A Common Stock being sold by Continental pursuant to the Offering, Continental will not own any Class A Common Stock or Class B Common Stock of TCG. No assurance can be given that other holders of the Class B Common Stock will not decide, based upon then prevailing market and other conditions, to convert their Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act or pursuant to the demand registration rights contained in the Amended Stockholders' Agreement. See "Certain Relationships and Related Transactions-- Amended Stockholders' Agreement."

  The parties to the Amended Stockholders' Agreement have demand registration rights on the following terms: (i) no demand may be made for twelve months after the effective date of the Registration Statement of which this Prospectus is a part, (ii) such parties collectively will have the right to make one demand per year (with any such party having the right to make such demand), (iii) the amount which can be sold pursuant to any demand may be limited if the managing underwriter selected by the Company with the approval of the party to the Amended Stockholders' Agreement that has included the largest number of shares in the registration advises the Company that marketing factors require a limitation of the number of shares to be underwritten and (iv) if the amount determined pursuant to clause (iii) is less than the aggregate amount which such parties want to sell in such offering, each such party will have the right to sell its pro rata portion of the maximum amount. The parties to the Amended Stockholders' Agreement participating in the registration must reimburse the Company for its out-of-pocket expenses incurred in connection with any such demand registration.

  In connection with the Reorganization and the acquisition of CERFnet and BizTel, TCG has issued unregistered shares of Class A Common Stock to certain sellers and granted to such sellers "piggy-back" registration rights with respect to such Class A Common Stock.

  No prediction can be made about the effect, if any, that market sales of shares of Class A Common Stock or the availability of such shares for sale would have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, may have an adverse impact on the market price for the shares of Class A Common Stock offered hereby or on the ability of the Company to raise capital through a public offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT AGREEMENT

  On July 28, 1997, TCG New York, Inc., a wholly owned subsidiary of the Company, entered into an Amended and Restated Loan Agreement (the "Revolving Credit Agreement") with Toronto Dominion (Texas), Inc., as administrative agent, The Chase Manhattan Bank, as documentation agent, and the Banks (as defined in the Revolving Credit Agreement) to finance capital expenditures and working capital needs of the Company and its subsidiaries. The Company is not liable for the obligations of TCGNY under the Revolving Credit Agreement; provided, however, that TCG is obligated to repay to TCGNY an amount equal to the portion of the proceeds of the loans under the Revolving Credit Agreement which are provided to TCG or its other subsidiaries, and notes evidencing such obligation must be collaterally assigned to the Banks as security for the obligations of TCGNY under the Revolving Credit Agreement.

  The initial maximum amount available to TCGNY under the Revolving Credit Agreement is $400 million; however, the available amount will be reduced according to a prearranged progressive schedule until maturity at March 31, 2006. As of August 31, 1997, no amount was outstanding under the Revolving Credit Agreement and TCGNY had $380.2 million in available capacity under the Revolving Credit Agreement.

  At the option of TCGNY, advances bear interest at a rate based on (i) the Base Rate, which is the higher of (a) the Prime Rate of The Toronto-Dominion Bank or (b) the Federal Funds Rate plus 0.5% or (ii) LIBOR. Interest on Base Rate advances is payable every calendar quarter. Interest on LIBOR advances is payable at least every three months, or more frequently, at the option of TCGNY. In addition, TCGNY must pay a commitment fee equal to 0.375% per annum on the unused commitment amount. Any advances will be guaranteed by the subsidiaries of TCGNY and secured by all the indebtedness of the subsidiaries of TCGNY to TCGNY, the capital stock of the subsidiaries of TCGNY and the partnership interests of two of the subsidiaries of TCGNY in Teleport Communications New York, itself a subsidiary of TCGNY, and by the collateral assignment of any notes evidencing loans made by TCGNY to TCG or other subsidiaries of TCG.

  The Revolving Credit Agreement contains a number of covenants that restrict TCGNY and its subsidiaries from, among other things and except as specifically provided in the Revolving Credit Agreement, incurring other indebtedness, creating liens on their assets, liquidating, entering into merger or consolidation transactions, disposing of assets outside the ordinary course of business, providing guarantees, making certain investments and acquisitions, entering into transactions with affiliates other than on an arms' length basis, having unfunded ERISA Affiliates (as defined in the Revolving Credit Agreement) and allowing the subsidiaries of TCGNY to enter into transactions limiting their ability to pay dividends to TCGNY. The Revolving Credit Agreement provides that TCGNY is not permitted to pay dividends to TCG at any time prior to July 1, 1999, and may pay dividends to TCG thereafter only if
(a) no default under the Revolving Credit Agreement exists, (b) the ratio of the debt of TCGNY to the product of two times its operating cash flow for the prior two quarters is less than 5.0 to 1.0 and (c) such dividend is not paid from the proceeds of any sale of assets. Amounts borrowed by TCGNY under the Revolving Credit Agreement may be lent to TCG for general corporate purposes, so long as such indebtedness is evidenced by promissory notes executed by TCG in favor of TCGNY, and such promissory notes are pledged to the lenders under the Revolving Credit Agreement. Finally, TCGNY and its subsidiaries are required to maintain certain levels of cash flow.

  The Revolving Credit Agreement also contains customary events of default, including, but not limited to, cross-default to other indebtedness of TCGNY or its subsidiaries, cross-acceleration to certain material indebtedness of TCG, certain decisions by the FCC, the loss of a Material License (as defined in the Revolving Credit Agreement) and a Change of Control of TCGNY (which is defined as a change in the ownership of the stock of TCGNY that results in less than 50.1% of all voting rights relating to TCGNY's capital stock being owned, directly or indirectly, by one or more of the Cable Stockholders, any of the Cable Stockholders and Sprint Corporation or any person owned by Sprint Corporation and any of the Cable Stockholders). The occurrence of a payment default under, or the acceleration of, any indebtedness for borrowed money of TCG in excess of $50 million would be an event of default under the Revolving Credit Agreement. The occurrence of an event of default would allow Toronto Dominion (Texas), Inc., The Chase Manhattan Bank and the Banks to accelerate the maturity of the outstanding advances, call the guarantee of the subsidiaries of TCGNY and foreclose on the collateral.

ETC FACILITY

  ETC, a wholly owned subsidiary of the Company, entered into the ETC Facility in October 1995 with CoreStates Bank, N.A. and certain other lenders. The ETC Facility is a $60 million credit facility. Initial borrowings under the ETC Facility of $37 million were principally used to repay existing long-term debt, leases and certain subordinated convertible demand promissory notes. The ETC Facility provides for interest based upon either the base rate, or LIBOR, adjusted as defined in the ETC Facility (7.4375% at June 30, 1997), which is payable quarterly. The balance outstanding is due on September 30, 1998. Borrowings under the ETC Facility are collateralized by substantially all of ETC's assets and outstanding common stock. In addition, the ETC Facility contains certain restrictive covenants which, among other things, require ETC to maintain certain debt service coverage ratios and limit the payment of dividends and capital expenditures. In addition, ETC is required to pay 3/8% per year on the available portion of the ETC Facility. The total outstanding balance at June 30, 1997, was $52.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

NOTES ISSUED PURSUANT TO 1996 OFFERINGS

  In July 1996 the Company sold $300 million aggregate principal amount of the 9 7/8% Senior Notes due 2006 and $1,073 million aggregate principal amount at maturity of the 11 1/8% Senior Discount Notes due 2007 (collectively, the "1996 Notes"). The Senior Notes were issued pursuant to an Indenture (the "1996 Senior Notes Indenture") between the Company and United States Trust Company of New York, as trustee, and the Senior Discount Notes were issued pursuant to an Indenture (the "1996 Senior Discount Notes Indenture" and, together with the 1996 Senior Notes Indenture, the "1996 Indentures") between the Company and United States Trust Company of New York, as trustee.

  The 1996 Notes are unsecured obligations of the Company, ranking pari passu in right of payment with all senior unsecured indebtedness of the Company. The Senior Notes bear interest at the rate of 9 7/8% per annum payable in cash semiannually on January 1 and July 1 in each year until the principal thereof is paid or duly provided for. The Senior Discount Notes were issued at a discount to their aggregate principal amount to generate gross proceeds of approximately $625 million. The Senior Discount Notes accrete at a rate of 11 1/8%, compounded semiannually, to an aggregate principal amount of $1,073 million by July 1, 2001. Thereafter, interest on the Senior Discount Notes will accrue at the rate of 11 1/8% per annum and will be payable semiannually on January 1 and July 1, commencing on January 1, 2002; provided that at any time prior to July 1, 2001, the Company may elect to commence the accrual of cash interest on the Senior Discount Notes, in which case the outstanding principal amount of such 1996 Notes will be reduced to their accreted value as of the date of such election and cash interest shall become payable thereafter. The 1996 Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after July 1, 2001, initially at 104.938% of their principal amount in the case of the Senior Notes, and 105.563% in the case of the Senior Discount Notes and declining to 100% of their principal amount on or after July 1, 2004 in the case of all of the 1996 Notes, in all cases plus accrued and unpaid interest thereon to the applicable redemption date. In addition, in the event of the first to occur prior to July 1, 1999 of a public equity offering with proceeds of $150 million or more or a sale or series of related sales by the Company of its capital stock to certain Strategic Equity Investors (as defined in the 1996 Indentures) for an aggregate purchase price of $150 million or more, the Company may, at its option, within 60 days thereof, use net proceeds of such equity offering to redeem up to one-third of the aggregate principal amount of the 1996 Notes originally issued at a redemption price of 110% of the accreted value as of the redemption date of the 1996 Notes so redeemed; provided that at least one-half of the aggregate principal amount of the 1996 Notes originally issued remains outstanding after such redemption. Upon the occurrence of a

Change of Control (as defined in the 1996 Indentures), each holder of 1996 Notes will have the right to require the Company to purchase all or any part of such holder's 1996 Notes at a purchase price equal to, in the case of the Senior Discount Notes, 101% of the accreted value thereof in the event of a Change of Control occurring prior to July 1, 2001, plus any accrued and unpaid interest not otherwise included in the accreted value or, in the case of the Senior Notes and, in the event of a Change of Control occurring on or after July 1, 2001, the Senior Discount Notes, 101% of the principal amount thereof plus accrued and unpaid interest.

  The 1996 Indentures contain certain restrictive covenants which impose limitations on the Company's and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions and investments, (iii) create liens, (iv) create dividend and other payment restrictions on subsidiaries, (v) incur certain guarantees, (vi) enter into certain asset sale transactions, (vii) enter into certain transactions with affiliates (including the Cable Stockholders) and (viii) merge, consolidate or transfer substantially all of the Company's assets.

                         DESCRIPTION OF CAPITAL STOCK

  TCG's Amended and Restated Certificate of Incorporation provides for an authorized capital stock of 900 million shares, including 450 million shares of Class A Common Stock, $.01 par value per share, 300 million shares of Class B Common Stock, $.01 par value per share, and 150 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). No preferred stock is outstanding, and the Cable Stockholders own, directly or indirectly, all of the outstanding shares of Class B Common Stock.

  The following summary description relating to the capital stock of the Company does not purport to be complete. The rights of the holders of TCG's capital stock are set forth in TCG's Amended and Restated Certificate of Incorporation, as well as the Amended Stockholders' Agreement, copies of which are available from the Company upon request. The summary set forth below is qualified by reference to such documents and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

COMMON STOCK

  The preferences and relative rights of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and conversion rights.

  Voting Rights. Each share of Class A Common Stock entitles the holder to one vote and each share of Class B Common Stock entitles the holder to 10 votes on each matter to be voted upon by the holders of the Common Stock. The holders of the shares of Class A Common Stock and Class B Common Stock vote as one class on all matters to be voted on by stockholders, including, without limitation, the election of directors and any proposed amendment to the Amended and Restated Certificate of Incorporation of TCG that would increase the authorized number of shares of Common Stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number thereof then outstanding), except as required by the DGCL and except that, for a period of five years from June 26, 1996, so long as the holders of Class B Common Stock represent at least 50% of the voting power of the outstanding Common Stock, the approval of the holders of a majority of the Class B Common Stock is required for the Company to provide (i) wireless communications services that use radio spectrum for cellular, personal communications service (PCS), enhanced specialized mobile radio (ESMR), paging, mobile telecommunications and any other voice or data wireless services whether fixed or mobile; provided, however, that the Company may provide and brand telecommunications products and services delivered via point-to-point microwave transmissions; and (ii) telecommunications services to residences; provided, however, that the Company may provide telecommunications services to residences to the extent required by a regulatory authority having jurisdiction over the Company's business, including requirements of the Company's local exchange carrier certificates and common carrier obligations, if any, or in any geographic area in which such services are offered as of July 1, 1996, but only to the extent of the services then so offered.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the disproportionate voting rights of the Class A Common Stock and Class B Common Stock, see "Risk Factors--Control by Principal Stockholders; Conflicts of Interest; Possible Competition."

  Dividends. Each share of Common Stock is entitled to receive dividends from funds legally available therefor if, as and when declared by the Board of Directors of TCG. Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any dividends declared by the Board of Directors. If at any time a distribution of the Class A Common Stock or Class B Common Stock is to be paid in shares of Class A Common Stock, Class B Common Stock or any other securities of the Company or any other person, such dividends may be declared and paid only as follows: (1) a share distribution consisting of Class A Common Stock to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or to holders of Class A Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B Common Stock consisting of shares of Class B Common Stock on an equal per share basis;

(2) a share distribution consisting of Class B Common Stock to holders of Class B Common Stock and Class A Common Stock, on an equal per share basis; or to holders of Class B Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A Common Stock consisting of shares of Class A Common Stock on an equal per share basis; and
(3) a share distribution of shares of any class of securities of the Company or any other person other than the Common Stock, either on the basis of a distribution of identical securities, on an equal per share basis to the holders of Class A Common Stock and Class B Common Stock, or on the basis of a distribution of one class of securities to the holders of Class A Common Stock and another class of securities to holders of Class B Common Stock, provided that the securities so distributed do not differ in any respect other than relative voting rights and related differences in designations, conversion and share distribution provisions, with the holders of Class B Common Stock receiving the class having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a subsidiary of the Company, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designations, conversion and distribution provisions between Class A Common Stock and Class B Common Stock. If the Company shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, that have been subdivided or combined.

  Conversion. Under the Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A Common Stock. The Class A Common Stock has no conversion rights.

  Other. Stockholders of TCG have no preemptive or other rights to subscribe for additional shares. All holders of Common Stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of TCG. No shares of the Common Stock are subject to redemption or a sinking fund. All outstanding shares are validly issued, fully paid and nonassessable. TCG may not subdivide or combine shares of Common Stock without at the same time proportionally subdividing or combining shares of the other classes.

PREFERRED STOCK

  The Company's Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation or (iii) on or after such date the business combination is approved by the board of directors of the corporation and approved at a meeting (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is broadly defined to include mergers, asset sales, other transfers, loans, guaranties and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Each of Cox Teleport Partners, Inc., TCI Teleport, Inc., Comcast Teleport, Inc. and Continental Holding Company, has been an "interested stockholder" of TCG for a period in excess of three years. Corporations, pursuant to a provision in their certificate of incorporation, may choose not to be governed by Section 203 of the DGCL. The Amended and Restated Certificate of Incorporation of TCG does not contain such a provision; thus, TCG is governed by Section 203 of the DGCL.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is The Bank of New
York.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholder and each of the underwriters named below (the "U.S. Underwriters"), the Company and the Selling Stockholder have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase from the Company and the Selling Stockholder, the aggregate number of shares of Class A Common Stock set forth opposite its name below (the "U.S. Offering").

                                                                        NUMBER
                                                                          OF
           U.S. UNDERWRITERS                                            SHARES
           -----------------                                          ----------
      Merrill Lynch, Pierce, Fenner & Smith..........................
           Incorporated
      Lehman Brothers Inc. ..........................................
      Donaldson, Lufkin & Jenrette Securities Corporation............
      Bear, Stearns & Co. Inc. ......................................
      Deutsche Morgan Grenfell Inc. .................................
                                                                      ----------
           Total..................................................... 11,250,000
                                                                      ==========

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Deutsche Morgan Grenfell Inc. are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

  The Company and the Selling Stockholder have also entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers"), for whom Merrill Lynch International, Lehman Brothers International (Europe), Cazenove & Co., Morgan Grenfell & Co. Limited and UBS Limited are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 3,750,000 shares of Class A Common Stock outside of the United States and Canada (the "International Offering"). The closings with respect to the U.S. Offering and the International Offering are conditioned upon one another.

  The U.S. Underwriters have advised the Company that they propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $    per share of
Class A Common Stock. The U.S. Underwriters may allow, and such dealers may
reallow, a discount not in excess of $    per share of Class A Common Stock on
sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The public offering price, concession and discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  The several U.S. Underwriters have agreed, subject to the terms and conditions set forth in the U.S. Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances the commitments of non-defaulting U.S. Underwriters may be increased.

  The U.S. Underwriters have advised the Company that they do not intend to confirm sales of shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The U.S. Underwriters and the International Managers have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to United States or Canadian persons, and the U.S.

Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to non-United States or non-Canadian persons or to persons they believe intend to resell to non-United States or non-Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 1,687,500 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, at the public offering price, less applicable underwriting discounts and concessions. To the extent that the U.S. Underwriters exercise this option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of shares of Class A Common Stock that the number of shares of Class A Common Stock to be purchased by each of them, as shown in the above table, bears to the total number of shares of Class A Common Stock initially offered hereby. The Company has granted to the International Managers an option to purchase up to an aggregate of 562,500 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters. All or a portion of an over-allotment option in either of the U.S. Offering or the International Offering may be allocated to cover an over-allotment in the other Offering, in each case in the sole discretion of the U.S. Representatives and the International Representatives.

  The Company and the Selling Stockholder have agreed to indemnify the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the U.S. Underwriters may be required to make in respect thereof. Under certain circumstances, the Company will reimburse the U.S. Underwriters for certain of their expenses.

  The Company, certain of its officers and the holders of the Class B Common Stock (other than Continental) have agreed not to offer, sell, contract to sell, file a registration statement pursuant to the Securities Act (except for certain registration statements relating to the issuance of stock and stock options to employees) or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock (except for private transactions by the holders of Class B Common Stock where the transferee agrees to be bound by such restrictions), without the prior written consent of Merrill Lynch on behalf of the U.S. Representatives and the International Representatives, for a period of ninety days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  In connection with the U.S. Offering and the International Offering, the U.S. Underwriters and the International Managers may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A Common Stock. Specifically, the U.S. Underwriters and the International Managers may over-allot the offering, creating a short position. In addition, the U.S. Underwriters and the International Managers may bid for and purchase shares of Class A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Class A Common Stock in the U.S. Offering and the International Offering if the syndicate repurchases previously distributed shares of Class A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A Common Stock above independent market levels. The U.S. Underwriters and the International Managers are not required to engage in these activities and may end any of these activities at any time.

  In connection with the U.S. Offering and the International Offering, the U.S. Underwriters and the International Managers or their respective affiliates and selling group members (if any) who are qualified market makers on Nasdaq may engage in "passive marketing making" in the Class A Common Stock on The Nasdaq

National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed (or a related security) to engage in limited market making transactions during the period when Regulation M under the Exchange Act would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on The Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed (or such related security).

  The Class A Common Stock is listed on The Nasdaq National Market under the symbol "TCGI."

  Certain of the U.S. Underwriters and their respective affiliates have provided from time to time, and expect to provide in the future, financial advisory and investment banking services for, and/or have normal banking relationships with, the Company and its affiliates, for which they receive customary compensation.

  Merrill Lynch & Co., Inc., an affiliate of one of the Underwriters, was the majority owner of the Company from its inception until November 23, 1992. Merrill Lynch & Co., Inc. was one of the Company's first customers and remains one of its 10 largest customers. From March 3, 1983 to November 23, 1992, the Company was included in the consolidated federal and combined income tax returns for Merrill Lynch & Co., Inc. A Stockholders' Agreement among Cox Teleport, Inc., Merrill Lynch Group, Inc. and TCG, dated December 11, 1991, includes provisions governing the allocation and payment of taxes by TCG and the Merrill Lynch affiliated group for the period from December 11, 1991, through November 23, 1992. In addition, Merrill Lynch/WFC/L, Inc., an affiliate of Merrill Lynch, has subleased portions of the Merrill Lynch Headquarters, World Financial Center, New York, to TC Systems, Inc., a subsidiary of TCG. In 1996, the Company paid approximately $210,300 under such sublease.

  During 1996 Merrill Lynch, Pierce, Fenner & Smith Group Employee Services assumed the responsibilities of Trustee and Plan Administrator for the Teleport Communications Group Retirement Savings Plan, for which the Company incurred an expense of $50,000. Additionally, Merrill Lynch, Pierce, Fenner & Smith Group Employee Services acts as Administrator for the Teleport Communications Group Inc. Employee Stock Purchase Plan. The Company did not incur a fee for these services during 1996.

  Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and Deutsche Morgan Grenfell Inc. are also customers of the Company. The Company's provision of telecommunications services to such U.S. Underwriters is on an arm's-length basis.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated owned 2,764,083 shares of the Class A Common Stock of TCG as of September 30, 1997. The Equitable Companies Incorporated, which directly or indirectly owns a majority of the outstanding common stock of Donaldson, Lufkin & Jenrette, Inc., owned 8,967,700 shares of the Class A Common Stock of TCG as of September 30, 1997.

                                 LEGAL MATTERS

  The legality of the Class A Common Stock offered hereby and certain other legal matters will be passed upon for TCG by Dow, Lohnes & Albertson, PLLC, Washington, D.C., and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Deloitte & Touche llp, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Class A Common Stock is listed on the Nasdaq National Market under the symbol "TCGI". Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, which is incorporated herein by reference, or which may be obtained from the Company upon request, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  TCG's file number for filings made with the Commission under the Exchange Act is 0-20913. The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

      (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended;
      (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

      (c) the Company's Current Reports on Form 8-K dated January 13, 1997, February 4, 1997, February 26, 1997, March 3, 1997, March 7, 1997,
    March 11, 1997, March 20, 1997 (as amended), April 29, 1997, July 29,
    1997 and October 10, 1997; and
      (d) the description of the Company's Class A Common Stock set forth in the registration statement on Form 8-A filed pursuant to the Exchange Act on June 21, 1996, including any amendments thereto.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the Registration Statement of which this Prospectus forms a part and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO TELEPORT COMMUNICATIONS GROUP INC., 437 RIDGE ROAD, EXECUTIVE BUILDING 3, DAYTON, NEW JERSEY 08810 (TELEPHONE 732-392-2154),
ATTENTION: INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in documents incorporated herein by reference and under the captions "Prospectus Summary--The Company," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus that are not historical facts, including, without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from those contemplated in such forward-looking statements. In addition to the specific matters referred to herein, including, without limitation, those noted under the caption "Risk Factors," important factors which may cause actual results to differ from those contemplated in such forward-looking statements include: (i) the results of the Company's efforts to implement its business strategy; (ii) the effect of economic conditions;
(iii) actions of the Company's competitors and the Company's ability to respond to such actions; (iv) the cost of the Company's capital, which may depend in part on the Company's portfolio quality, ratings, prospects and outlook; (v) changes in governmental regulation, tax rates and similar matters; and (vi) other risks detailed in the Company's other filings with the Commission.

                                   GLOSSARY

  Access charges--The fees paid by long distance carriers for the local connections between the long distance carriers' networks and the long distance carriers' customers.

  ATM (asynchronous transfer mode)--A commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video at varying rates. The ATM format can be used by many different information systems, including LANs.

  BOC (Bell Operating Company)--A telephone operating subsidiary of an RBOC; an incumbent local exchange carrier.

  Central offices--A telecommunications center where switches and other telecommunications facilities are housed. CLECs may connect with ILEC networks either at this location or through a remote location.

  Centrex--A switched service that offers dial tone and other features similar to those of Private Branch Exchange ("PBX"), except the switching equipment is located at the carrier's premises and not at the customer's premises. These features include direct dialing within a given telephone system, direct dialing of outgoing telephone calls and automatic identification of incoming telephone calls. This is a value-added service that carriers can provide to a wide range of business customers.

  Colocation--The ability of a telecommunications carrier to interconnect its network to the ILEC's network by extending its facilities to the ILEC's central office. Physical colocation occurs when the interconnecting carrier places its network equipment within the ILEC's central offices. Virtual colocation is an alternative to physical colocation under which the ILEC permits a carrier to interconnect its network to the ILEC's network in a manner which is technically, operationally and economically comparable to physical colocation, even though the interconnecting carrier's network connection equipment is not physically located within the central offices.

  CLEC (competitive local exchange carrier)--A company that provides local exchange services in competition with the incumbent local exchange carrier.

  Dedicated--Telecommunications lines dedicated to, or reserved for use by, a particular customer along predetermined routes (in contrast to links which are temporarily established).

  Digital--A means of storing, processing and transmitting information by using distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies use a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

  Diverse routing--A telecommunications network configuration in which signals are transmitted simultaneously along two different paths so that if one path is cut or impaired, traffic can continue in the other direction without interrupting service. The Company's networks generally provide diverse routing.

  DS-0, DS-1, DS-3--Standard North American telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 44.736 megabits per second. A DS- 0 can transmit a single uncompressed voice conversation.

  Fiber Miles--The number of route miles of fiber optic cable installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers in the cable. See the definition of "route mile" below.

  Fiber Optics--Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission.

  Hybrid fiber coaxial (HFC)--A technology consisting of fiber optic distribution facilities and coaxial cable deployed to the home or business. This technology enables the operator to offer a wide variety of two-way broadband services, including telecommunications and entertainment.

  ILECs (incumbent local exchange carriers)--The local phone companies, either a BOC or an independent carrier (such as GTE) which provides local exchange services.

  Internet--The name used to describe the global open network of computers that permits a person with access to the Internet to exchange information with any other computer connected to the network.

  ISDN (Integrated Services Digital Network)--ISDN is an internationally agreed standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video conferencing over a single line, for example, and also supports a multitude of value-added switched service applications such as Incoming Calling Line Identification. ISDN's combined voice and data networking capabilities reduce costs for end users and result in more efficient use of available facilities. ISDN combines standards for highly flexible customer to network signaling with both voice and data within a common facility.

  ISP--Internet service provider.

  IXC (interexchange carrier)--a long distance carrier.

  Kbps (kilobits)--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "thousands of bits per second."

  LANs (local area networks)--The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routers.

  LATA (local access and transport area)--The geographical areas within which a local telephone company may offer telecommunications services, as defined in the divestiture order known as the Modified Final Judgment ("MFJ") unless and until redefined by the FCC pursuant to the Telecommunications Act of 1996.

  Local exchange--A geographic area defined by the appropriate state regulatory authority in which telephone calls generally are transmitted without toll charges to the calling or called party.

  Local Exchange Service/Local Exchange Telephone Service--Basic local telephone service, including the provision of telephone numbers, dial tone and calling within the local exchange area.

  Long distance carriers (interexchange carriers or IXCs)--Long distance carriers providing services between LATAs, on an interstate or intrastate basis. A long distance carrier may be facilities-based or offer service by reselling the services of a facilities-based carrier.

  Local transport services--Dedicated lines between the ILEC's central offices and long distance carrier POPs used to carry switched traffic.

  Mbps (megabit)--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "millions of bits per second."

  Multiplexing--An electronic or optical process that combines a number of lower speed transmission signals into one higher speed signal. There are various techniques for multiplexing, including frequency division (splitting the total available frequency bandwidth into smaller frequency slices), time division (slicing a channel into time slots and placing each signal into its assigned time slot), and statistical (wherein multiplexed signals share the same channel and each transmits only when it has data to send).

  Nodes--An individual point of origination and termination or intersection on the network, usually where electronics are housed.

  PBX (private branch exchange)--A customer owned and operated switch on customer premises, typically used by large businesses with multiple telephone lines.

  PBX trunk--A transmission facility which connects a PBX to a CLEC's or ILEC's central office switching center.

  POPs (points of presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays telephone calls to, a network switching center of the same long distance carrier.

  Peering arrangements--arrangements between Internet service providers which allow them to establish mutual connections to the Internet on a preferred basis.

  Private line--A private, dedicated telecommunications link between different customer locations (excluding long distance carrier POPs).

  Public switched network--The switched network available to all users generally on a shared basis (i.e., not dedicated to a particular user). The local exchange telephone service networks operated by ILECs are the largest and often the only public switched networks in a given locality.

  PUC (public utility commission) or State PUC--A state regulatory body, established in most states, which regulates utilities, including telecommunications companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission ("PSC").

  RBOC (Regional Bell Operating Company)--The holding company which owns a BOC.

  Reciprocal compensation--An arrangement in which two local exchange carriers agree to terminate traffic originating on each other's networks in exchange for a negotiated level of compensation.

  Redundant electronics--A telecommunications facility that uses two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Route mile--The number of miles along which fiber optic cables are installed.

  SONET (synchronous optical network)--A set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

  Special access services--The lease of private, dedicated telecommunications lines or circuits on an ILEC's or a CLEC's network which run to or from the long distance carrier's POPs. Special access services do not require the use of switches. Examples of special access services are telecommunications circuits running between POPs of a single long distance carrier, from one long distance carrier's POP to another long distance carrier's POP or from an end user to its long distance carrier's POP.

  Switch--A mechanical or electronic device that opens or closes circuits or selects the paths or circuits to be used for the transmission of information. Switching is a process of linking different circuits to create a temporary transmission path between users. Within this document, switches generally refer to voice grade telecommunications switches unless specifically stated otherwise.

  Switched access services--The connection between a long distance carrier's POP and an end user's premises through the switching facilities of a local exchange carrier.

  Toll services--Otherwise known as Extended Area Service, EAS or intraLATA toll services are those calls that are beyond the free local calling area but originate and terminate within the same LATA; such calls are usually priced on a measured basis.

  Tier I Internet service provider--an Internet service provider which has peering arrangements with other leading Internet service providers.

  Voice grade equivalent circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth.

    [GRAPHIC DESCRIPTION OF TELEPORT'S SERVICES. SERVICES INCLUDE DEDICATED
        SERVICES, SWITCHED SERVICES, VIDEO SERVICES AND DATA SERVICES.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Dilution.................................................................  20
Price Range of Class A Common Stock......................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Selected Consolidated and Combined Financial Data........................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  36
Management...............................................................  53
Security Ownership of Management, Principal Stockholders and Selling
 Stockholder.............................................................  57
Certain Relationships and Related Transactions...........................  58
Certain United States Tax Consequences to Non-United States Holders of
 Class A Common Stock....................................................  63
Shares Eligible for Future Sale..........................................  67
Description of Certain Indebtedness......................................  69
Description of Capital Stock.............................................  72
Underwriting.............................................................  75
Legal Matters............................................................  78
Experts..................................................................  78
Available Information....................................................  78
Incorporation of Certain Documents by Reference..........................  78
Special Note Regarding Forward-Looking Statements........................  79
Glossary.................................................................  80

-------------------------------------------------------------------------------
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                               15,000,000 SHARES

                            [TCG LOGO APPEARS HERE]

                      TELEPORT COMMUNICATIONS GROUP INC.

                             CLASS A COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                           BEAR, STEARNS & CO. INC.

                           DEUTSCHE MORGAN GRENFELL

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  (ALTERNATE PAGE--INTERNATIONAL VERSION)

                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS, DATED NOVEMBER 3, 1997

PROSPECTUS
                               15,000,000 SHARES              [LOGO OF TELEPORT
                       TELEPORT COMMUNICATIONS GROUP INC.     COMMUNICATIONS
                              CLASS A COMMON STOCK            GROUP(R) APPEARS
                                                              HERE]
                                  ----------

  Of the 15,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") of Teleport Communications Group Inc., a Delaware corporation (the "Company" or "TCG"), offered hereby (the "Offering"), 9,945,592 shares are being sold by the Selling Stockholder, as defined herein, and the balance of 5,054,408 shares are being sold by the Company. Of the 15,000,000 shares of Class A Common Stock offered hereby, 3,750,000 shares are being offered outside the United States and Canada (the "International Offering") by the International Managers (as defined herein) and 11,250,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined herein), subject to transfers between the International Managers and the U.S. Underwriters (collectively, the "Underwriters"). The price to public and the aggregate underwriting discount per share are identical for the International Offering and the U.S. Offering. The Company will not receive any proceeds from the sale of shares by the Selling Stockholder.

  The Company has two classes of common stock: Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The shares of Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders and except that only the holders of Class B Common Stock, voting separately as a class, are entitled to vote on certain matters relating to the scope of the business of the Company. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. See "Description of Capital Stock." The Class A Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol "TCGI." On October 15, 1997, the last reported sale price of the Class A Common Stock on Nasdaq was $50 5/16 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PRICE TO UNDERWRITING PROCEEDS TO SELLING PROCEEDS TO
                            PUBLIC  DISCOUNT(1)    STOCKHOLDER(2)    COMPANY (3)
--------------------------------------------------------------------------------
Per Share................    $          $               $               $
--------------------------------------------------------------------------------
Total(4).................   $          $               $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $994,559 payable by the Selling Stockholder.

(3) Before deducting estimated expenses of $505,441 payable by the Company.

(4) The Company has granted the U.S. Underwriters and the International Managers options exercisable within 30 days after the date hereof to purchase up to 1,687,500 and 562,500 additional shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  ----------

  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued or delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will
be made in New York, New York on or about      , 1997.

                                  ----------
MERRILL LYNCH INTERNATIONAL                                      LEHMAN BROTHERS
             CAZENOVE & CO.
                           DEUTSCHE MORGAN GRENFELL
                                        UBS LIMITED

                                  ----------

                  The date of this Prospectus is      , 1997.

                 (ALTERNATE PAGE--INTERNATIONAL VERSION)

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") among the Company, the Selling Stockholder and each of the underwriters named below (the "International Managers"), the Company and the Selling Stockholder have agreed to sell to each of the International Managers, and each of the International Managers has severally agreed to purchase from the Company and the Selling Stockholder, the aggregate number of shares of Class A Common Stock set forth opposite its name below (the "International Offering").

                                                                       NUMBER OF
        INTERNATIONAL MANAGERS                                          SHARES
        ----------------------                                         ---------
   Merrill Lynch International........................................
   Lehman Brothers International (Europe).............................
   Cazenove & Co. ....................................................
   Morgan Grenfell & Co. Limited .....................................
   UBS Limited........................................................
                                                                       ---------
        Total......................................................... 3,750,000
                                                                       =========

  Merrill Lynch International, Lehman Brothers International (Europe), Cazenove & Co., Morgan Grenfell & Co. Limited and UBS Limited are acting as representatives (the "International Representatives") of the International Managers.

  The Company and the Selling Stockholder have also entered into a purchase agreement (the "U.S. Purchase Agreement") with certain United States underwriters (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Deutsche Morgan Grenfell Inc. are acting as representatives (the "U.S. Representatives"), providing for the concurrent offer and sale of 11,250,000 shares of Class A Common Stock in the United States and Canada (the "U.S. Offering"). The closings with respect to the International Offering and the U.S. Offering are conditioned upon one another.

  The International Managers have advised the Company that they propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share of Class A Common Stock. The International Managers may allow, and such
dealers may reallow, a discount not in excess of $    per share of Class A
Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The public offering price, concession and discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  The several International Managers have agreed, subject to the terms and conditions set forth in the International Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances the commitments of non-defaulting International Managers may be increased.

  The International Managers have advised the Company that they do not intend to confirm sales of shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The International Managers and the U.S. Underwriters have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to non-United States or non-Canadian persons or to persons

                  (ALTERNATE PAGE--INTERNATIONAL VERSION)

they believe intend to resell to non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Company has granted to the International Managers an option to purchase up to an aggregate of 562,500 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, at the public offering price, less applicable underwriting discounts and concessions. To the extent that the International Managers exercise this option, the International Managers have severally agreed, subject to certain conditions, to purchase approximately the same percentage of shares of Class A Common Stock that the number of shares of Class A Common Stock to be purchased by each of them, as shown in the above table, bears to the total number of shares of Class A Common Stock initially offered hereby. The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 1,687,500 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, on terms similar to those granted to the International Managers. All or a portion of an over-allotment option in either of the U.S. Offering or the International Offering may be allocated to cover an over-allotment in the other Offering, in each case in the sole discretion of the U.S. Representatives and the International Representatives.

  The Company and the Selling Stockholder have agreed to indemnify the International Managers against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the International Managers may be required to make in respect thereof. Under certain circumstances, the Company will reimburse the International Managers for certain of their expenses.

  The Company, certain of its officers and the holders of the Class B Common Stock (other than Continental) have agreed not to offer, sell, contract to sell, file a registration statement pursuant to the Securities Act (except for certain registration statements relating to the issuance of stock and stock options to employees) or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock (except for private transactions by the holders of Class B Common Stock where the transferee agrees to be bound by such restrictions), without the prior written consent of Merrill Lynch on behalf of the U.S. Representatives and the International Representatives, for a period of ninety days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  In connection with the U.S. Offering and the International Offering, the International Managers and the U.S. Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A Common Stock. Specifically, the International Managers and the U.S. Underwriters may over-allot the offering, creating a short position. In addition, the International Managers and the U.S. Underwriters may bid for and purchase shares of Class A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Class A Common Stock in the U.S. Offering and the International Offering if the syndicate repurchases previously distributed shares of Class A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A Common Stock above independent market levels. The International Managers and the U.S. Underwriters are not required to engage in these activities and may end any of these activities at any time.

  In connection with the International Offering and the U.S. Offering, the International Managers and the U.S. Underwriters or their respective affiliates and selling group members (if any) who are qualified market makers on Nasdaq may engage in "passive market making" in the Class A Common Stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended

                  (ALTERNATE PAGE--INTERNATIONAL VERSION)

(the "Exchange Act"). Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed (or a related security) to engage in limited market making transactions during the period when Regulation M under the Exchange Act would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on The Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed (or such related security).

  Each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date of the Offering, will not offer and sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock to a person who is of a kind described in
Article 11(3) of the Financial Services At 1986 (Investment Advertisements) (Exemptions) Order 1996, or to any person to whom the document may otherwise lawfully be issued or passed on.

  The Class A Common Stock is listed on The Nasdaq National Market under the symbol "TCGI."

  Certain of the International Managers and their respective affiliates have provided from time to time, and expect to provide in the future, financial advisory and investment banking services for, and/or have normal banking relationships with, the Company and its affiliates, for which they receive customary compensation.

  Merrill Lynch & Co., Inc., an affiliate of one of the International Managers, was the majority owner of the Company from its inception until November 23, 1992. Merrill Lynch & Co., Inc. was one of the Company's first customers and remains one of its 10 largest customers. From March 3, 1983 to November 23, 1992, the Company was included in the consolidated federal and combined income tax returns for Merrill Lynch & Co., Inc. A Stockholders' Agreement among Cox Teleport, Inc., Merrill Lynch Group, Inc. and TCG, dated December 11, 1991, includes provisions governing the allocation and payment of taxes by TCG and the Merrill Lynch affiliated group for the period from December 11, 1991, through November 23, 1992. In addition, Merrill Lynch/WFC/L, Inc., an affiliate of Merrill Lynch, has subleased portions of the Merrill Lynch Headquarters, World Financial Center, New York, to TC Systems, Inc., a subsidiary of TCG. In 1996, the Company paid approximately $210,300 under such sublease.

  During 1996 Merrill Lynch, Pierce, Fenner & Smith Group Employee Services assumed the responsibilities of Trustee and Plan Administrator for the Teleport Communications Group Retirement Savings Plan, for which the Company incurred an expense of $50,000. Additionally, Merrill Lynch, Pierce, Fenner & Smith Group Employee Services acts as Administrator for the Teleport Communications Group Inc. Employee Stock Purchase Plan. The Company did not incur a fee for these services during 1996.

  Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and Deutsche Morgan Grenfell Inc., are also customers of the Company. The Company's provision of telecommunications services to such U.S. Underwriters is on an arm's-length basis.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated owned 2,764,083 shares of the Class A Common Stock of TCG as of September 30, 1997. The Equitable Companies Incorporated, which directly or indirectly owns a majority of the outstanding common stock of Donaldson, Lufkin & Jenrette, Inc., owned 8,967,700 shares of the Class A Common Stock of TCG as of September 30, 1997.

                  (ALTERNATE PAGE--INTERNATIONAL VERSION)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Dilution.................................................................  20
Price Range of Class A Common Stock......................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Selected Consolidated and Combined Financial Data........................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  36
Management...............................................................  53
Security Ownership of Management, Principal Stockholders and Selling
 Stockholder.............................................................  57
Certain Relationships and Related Transactions...........................  58
Certain United States Tax Consequences to Non-United States Holders of
 Class A Common Stock....................................................  63
Shares Eligible for Future Sale..........................................  67
Description of Certain Indebtedness......................................  69
Description of Capital Stock.............................................  72
Underwriting.............................................................  75
Legal Matters............................................................  78
Experts..................................................................  78
Available Information....................................................  78
Incorporation of Certain Documents by Reference..........................  78
Special Note Regarding Forward-Looking Statements........................  79
Glossary.................................................................  80

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               15,000,000 SHARES

         [LOGO OF TELEPORT COMMUNICATIONS GROUP(R) INC. APPEARS HERE]

                      TELEPORT COMMUNICATIONS GROUP INC.

                             CLASS A COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                          MERRILL LYNCH INTERNATIONAL

                                LEHMAN BROTHERS

                                 CAZENOVE & CO.

                            DEUTSCHE MORGAN GRENFELL

                                  UBS LIMITED

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale of the Class A Common Stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. These fees are being paid by the Selling Stockholder and the Company based on the number of shares of Class A Common Stock each is selling in the Offering.

      Registration Fee.............................................. $  257,117
      NASD Filing Fee...............................................     30,500
      Blue Sky Fees and Expenses....................................     12,000
      Printing and Engraving Fees...................................    450,000
      Legal Fees and Expenses.......................................    275,000
      Accounting Fees and Expenses..................................    175,000
      Miscellaneous.................................................    300,383
                                                                     ----------
        Total....................................................... $1,500,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article V of the Amended and Restated Certificate of Incorporation of the Company, (the "Certificate of Incorporation"), provides that to the fullest extent of Section 102 of the General Corporation Law of the State of Delaware (the "DGCL"), a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Section 102(b)(7) of the DGCL, provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit.

  Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article VIII of the Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

ITEM 16 EXHIBITS

    1.1  Form of U.S. Purchase Agreement
    1.2  Form of International Purchase Agreement
   *3.6  Amended and Restated Certificate of Incorporation of TCG, as revised
   *3.7  Amended and Restated By-laws of TCG, as revised
   *4.2  Form of Amended and Restated Stockholders' Agreement
   *4.3  Form of Indenture between the Company and United States Trust Company of New York, as Trustee, relating to the 11 1/8% Senior Discount Notes due 2007 of the Company
   *4.4  Form of Indenture between the Company and United States Trust Company of New York, as Trustee, relating to 9 7/8% Senior Notes due 2006 of the Company
    5    Opinion of Dow, Lohnes & Albertson, PLLC
   10.11 Amended and Restated Loan Agreement, dated July 28, 1997.
   23.1  Consent of Deloitte & Touche LLP
   23.2  Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion in Exhibit 5)
 **24    Power of Attorney

--------
 * Incorporated by reference to the corresponding exhibit of TCG's Registration Statements on Form S-1 (File Nos. 333-3850 and 333-3984)

** Previously filed


ITEM 17. UNDERTAKINGS

  a. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  c. The undersigned Registrant hereby undertakes that:

    i. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this registration statement as of the time it was declared effective.

    ii. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DAYTON, STATE OF NEW JERSEY ON THE 3RD DAY OF NOVEMBER, 1997.

                                          TELEPORT COMMUNICATIONS GROUP INC.

                                                /s/ Robert Annunziata
                                          By: _________________________________
                                               CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



              SIGNATURE                      CAPACITY                DATE
              ---------                      --------                ----
                                       Chairman of the
     /s/ Robert Annunziata              Board of Directors,    November 3, 1997
-------------------------------------   President and Chief
          ROBERT ANNUNZIATA             Executive Officer

                                       Senior Vice
      /s/ John A. Scarpati              President and Chief    November 3, 1997
-------------------------------------   Financial Officer
          JOHN A. SCARPATI              (Principal
                                        Financial Officer)

                                       Vice President and
   /s/ Maria Terranova-Evans            Controller             November 3, 1997
-------------------------------------   (Principal
        MARIA TERRANOVA-EVANS           Accounting Officer)

                  *                    Director
-------------------------------------                          November 3, 1997
          JAMES O. ROBBINS

                  *                    Director
-------------------------------------                          November 3, 1997
          BRIAN L. ROBERTS

                                       Director
-------------------------------------
         BRENDAN R. CLOUSTON




              SIGNATURE                      CAPACITY                DATE
              ---------                      ---------               ----
                  *                    Director
-------------------------------------                          November 3, 1997
           JOHN R. DILLON

                  *                    Director
-------------------------------------                          November 3, 1997
          GERALD W. GAINES

                  *                    Director
-------------------------------------                          November 3, 1997
          LAWRENCE S. SMITH

                  *                    Director
-------------------------------------                          November 3, 1997
          LARRY E. ROMRELL

                  *                    Director
-------------------------------------                          November 3, 1997
          DAVID M. WOODROW

                  *                    Director
-------------------------------------                          November 3, 1997
        JAMES BRUCE LLEWELYN

                  *                    Director
-------------------------------------                          November 3, 1997
          C.B. ROGERS, JR.

                  *                    Director
-------------------------------------                          November 3, 1997
           JIMMY W. HAYES

                  *                    Director
-------------------------------------                          November 3, 1997
        BERNARD W. SCHOTTERS


* Robert Annunziata, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is the attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

      /s/ Robert Annunziata
By: _________________________________
Robert Annunziata
Attorney-in-Fact


                                                                           SEQUENTIALLY
                                                                             NUMBERED
 EXHIBIT NO.                   DESCRIPTION                                 PAGE NUMBER
 -----------                   -----------                                 ------------
    1.1  Form of U.S. Purchase Agreement
    1.2  Form of International Purchase Agreement
   *3.6  Amended and Restated Certificate of Incorporation of TCG, as
         revised
   *3.7  Amended and Restated By-laws of TCG, as revised
   *4.2  Form of Amended and Restated Stockholders' Agreement
   *4.3  Form of Indenture between the Company and United States Trust
         Company of New York, as Trustee, relating to the 11 1/8% Senior
         Discount Notes due 2007 of the Company
   *4.4  Form of Indenture between the Company and United States Trust
         Company of New York, as Trustee, relating to 9 7/8% Senior Notes due 2006 of the Company
    5    Opinion of Dow, Lohnes & Albertson, PLLC
   10.11 Amended and Restated Loan Agreement, dated July 28, 1997.
   23.1  Consent of Deloitte & Touche LLP
   23.2  Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion in Exhibit 5)
 **24    Power of Attorney

--------
  * Incorporated by reference to the corresponding exhibit of TCG's Registration Statements on Form S-1 (File Nos. 333-3850 and 333-3984)

 ** Previously filed